MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
Vocera Communications, Inc.
as Buyer,
The Persons Listed on Schedule A to this Agreement
as Sellers
and
Jon Jensen
as Sellers Representative
October 27, 2016

TABLE OF CONTENTS
Page

ARTICLE I PURCHASE AND SALE OF MEMBERSHIP INTERESTS		1
1.1	Purchase and Sale of Membership Interests of the Company	1
1.2	Purchase Price	2
1.3	Escrow Deposit	2
1.4	Purchase Price Adjustments	2
1.5	Time and Place of Closing	4
1.6	Execution and Delivery of Assignment Documents; Further Assurances	5
1.7	Purchase Price Allocation	5
1.8	Cash Retention Bonus Plan	6
1.9	Withholding Rights	6
ARTICLE II REPRESENTATIONS OF THE SELLERS		6
2.1	Capacity and Authorization of each Seller; Execution and Delivery	6
2.2	Membership Interests; United States Person	7
2.3	No Conflicts	7
2.4	Litigation	8
2.5	Governmental Approvals and Filings	8
2.6	Tax Withholding Information	8
ARTICLE III REPRESENTATIONS OF THE PRINCIPAL SELLERS		9
3.1	Organization and Authority of the Company; Equity Interests in the Company; Subsidiaries	9
3.2	No Conflicts	10
3.3	Government Approvals and Filings	10
3.4	Books and Records	10
3.5	Financial Statements	11
3.6	Absence of Changes	11
3.7	Taxes	13
3.8	Legal Proceedings	14
3.9	Compliance With Laws and Orders	15
3.1	Benefit Plans/ERISA	15
3.11	Real Property	16
3.12	Tangible Assets and Properties; Investment Assets	16
3.13	Intellectual Property Rights	17
3.14	Contracts	29
3.15	Licenses	31
3.16	Insurance	31
3.17	Affiliate Transactions	32
3.18	Employees; Labor Relations	32
3.19	Environmental Matters	34
3.2	Healthcare Compliance	34
3.21	Health Information Compliance	34
3.22	FDA and Related Matters	35
3.23	Substantial Customers	35
3.24	Substantial Suppliers	35
3.25	No Powers of Attorney	36
3.26	Accounts Receivable	36
3.27	Disclosure	36
3.28	No Other Representations and Warranties	36
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		36
4.1	Organization	36
4.2	Execution and Delivery	36
4.3	Authority	37
4.4	No Conflicts	37
4.5	Governmental Approvals and Filings	37
4.6	Litigation	37
4.7	Knowledge and Access to Information	38
4.8	Securities Law Matters	38
ARTICLE V CONDITIONS TO CLOSING		38
5.1	Conditions to Obligation of the Buyer to Close	38
5.2	Conditions to Obligations of the Sellers to Close	41
ARTICLE VI COVENANTS		42
6.1	Conduct of the Company, the Business, and the Assets and Properties Pending the Acquisition	42
6.2	Books and Records; Access and Information	43
6.3	Notification of Certain Matters	43
6.4	Updated Disclosure Schedules	44
6.5	Confidentiality	44
6.6	Cooperation by the Parties	44
6.7	Termination of Plans	45
6.8	Operating Agreement	45
6.9	Spreadsheet, Purchase Price Adjustment Certificate and Closing Balance Sheet	45
6.1	Cash Retention Bonus Plan	46
6.11	Licensing Matter	46
6.12	Registered IP	46
ARTICLE VII INDEMNIFICATION		46
7.1	Escrow Fund	46
7.2	Indemnification by the Sellers	46
7.3	Indemnification by the Principal Sellers	46
7.4	Indemnification by the Buyer	47
7.5	Procedures for Indemnification	48
7.6	Survival	50
7.7	Limitations on Indemnification	51
7.8	Order of Recovery	52
7.9	Escrow Release	52
7.1	Materiality and Knowledge Determinations	52
7.11	Treatment of Indemnification Payments	53
7.12	Inconsistent Provisions	53
ARTICLE VIII TAX MATTERS		53
8.1	Retention of Records	53
8.2	Cooperation	53
8.3	Transfer Taxes	53
8.4	Tax Returns	54
8.5	Allocation of Taxes	55
8.6	Contests	56
8.7	Miscellaneous	57
ARTICLE IX TERMINATION		57
9.1	Termination	57
9.2	Effect of Termination	58
ARTICLE X MISCELLANEOUS		58
10.1	Expenses	58
10.2	Notices	58
10.3	Amendments	59
10.4	Waiver	59
10.5	Public Announcements	60
10.6	Headings	60
10.7	Nonassignability	60
10.8	Parties in Interest	60
10.9	Counterparts	60
10.1	Governing Law; Consent to Jurisdiction	60
10.11	Severability	61
10.12	Entire Agreement	61
10.13	English Language	61
10.14	Sellers Representative	61
10.15	Arbitration	65
10.16	WAIVER OF JURY TRIAL	67
10.17	Conflicts; Privileges	67
10.18	Remedies Cumulative	68
ARTICLE XI DEFINITIONS		68
11.1	Definitions	68
11.2	Other Terms	79
11.3	Other Definitional and Interpretational Provisions	79

i

SCHEDULES
Schedule A – Sellers
Schedule B – Liens
Schedule C – Third Party Consents
Schedule 6.1 – Conduct of Business Exceptions
EXHIBITS
Exhibit A – Form of Offer Letter
Exhibit B – Form of Assignment of Membership Interests
Exhibit C – Form of Noncompetition Agreement
Exhibit D – Form of Escrow Agreement
Exhibit E – Extension Holdings Indebtedness
Exhibit F – Form of Cash Retention Bonus Plan
Exhibit G – Form of Cash Retention Bonus Agreement

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of October 27, 2016, is entered into by and among Vocera Communications, Inc., a Delaware corporation (the “Buyer”), the Persons listed on Schedule A hereto as sellers (collectively the “Sellers” and each a “Seller”), and Jon Jensen as Sellers Representative.
RECITALS
WHEREAS, the Sellers are, and will be immediately prior to the Closing, collectively the legal and beneficial owners of all the issued and outstanding Membership Interests;
WHEREAS, Extension, LLC, an Indiana limited liability company (the “Company”) is in the business of licensing secondary alarming, collaboration and messaging software and selling related hardware to the healthcare industry (the “Business”);
WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the issued and outstanding Membership Interests on the terms and conditions contained in this Agreement (the “Acquisition”);
WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition; and
WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of the Buyer to enter into this Agreement, (i) each of the Key Employees is executing and delivering (A) an employment offer letter, including the Buyer’s standard, proprietary information, invention assignment agreement, and related matters, substantially in the form attached hereto as Exhibit A (each an “Offer Letter”) and (B) a Noncompetition Agreement in the form attached hereto as Exhibit C (each a “Noncompetition Agreement”) and (ii) each of the employees set forth on Section 5.1(m) of the Disclosure Schedule (each, a “Critical Employee”) is executing an Offer Letter.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF MEMBERSHIP INTERESTS
1.1    Purchase and Sale of Membership Interests of the Company. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as hereinafter defined) each Seller shall sell, assign and transfer to the Buyer, and the Buyer shall purchase from each Seller, all of the Membership Interests, free and clear of all Liens.
The equity interests referenced in the preceding sentence shall include all capital accounts and all other financial and governance rights of the Sellers as members and/or interest holders of the Company and are collectively referred to as the “Membership Interests”. The Membership Interests shall constitute all of the issued and outstanding equity interests of the Company at Closing.
1.2    Purchase Price.
(a)    Subject to the terms and conditions of this Agreement and as full consideration for the Membership Interests (and the representations, warranties, covenants and agreements set forth in this Agreement and the Related Agreements), at Closing the Buyer shall pay an aggregate amount equal to $55,000,000, plus (i) the amount of Closing Date Cash, less (ii) any unpaid Transaction Expenses, less (iii) any Pre-Closing Taxes and less (iv) any accounts payable that are due or past due as of the Closing Date (items (i)-(iv) collectively, the “Purchase Price Adjustments”). The aggregate amount payable by the Buyer pursuant to the preceding sentence is referred to as the “Purchase Price”.
(b)    The Purchase Price shall be paid in the following order of priority to the extent funds are available: (A) an amount equal to the Company Debt (excluding the Extension Holdings Indebtedness) shall be paid to the Persons entitled thereto; (B) the Extension Holdings Indebtedness as of the Closing Date (as hereinafter defined) shall be paid to Extension Holdings, LLC, a Nevada limited liability company (“Extension Holdings”); (C) the Extension Holdings Initial Contribution Amount shall be paid to Extension Holdings; (D) an amount equal to the First Preferential Distribution as of the Closing Date shall be paid to Extension Holdings; (E) an amount equal to the Second Preferential Distribution, if any, shall be paid to the Sellers other than Extension Holdings (the “Other Sellers”) pro rata based on each Other Seller’s relative Pro Rata Ownership (excluding Extension Holdings), as set forth in the Spreadsheet; and (F) the balance of the Purchase Price, if any, shall be paid to and allocated among the Sellers in accordance with each Seller’s Pro Rata Ownership as set forth in the Spreadsheet, provided that in no event shall the aggregate payments by the Buyer under this Section 1.2 exceed the Purchase Price (provided, however, that this limitation shall not apply with respect to earnings on the Escrow Amount). All payments due under this Section 1.2 at the Closing shall be made by the Buyer in cash by wire transfer of immediately available funds to the accounts specified in the Spreadsheet.
1.3    Escrow Deposit. At the Closing, the Buyer shall withhold the Escrow Amount (i.e. $6,875,000) from the cash amount that would otherwise be payable to the Sellers pursuant to Section 1.2(b), with such amounts to be contributed based on each Seller’s Escrow Contribution Amount, as provided in the Spreadsheet. At or promptly after the Closing, the Buyer will deposit the Escrow Amount with U.S. Bank (the “Escrow Agent”), as escrow agent pursuant to an escrow agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”). The Escrow Amount, together with any interest earned therefor, if any, will be further referred to as the “Escrow Fund”. The Escrow Fund will constitute partial security for the indemnification obligations of the Sellers pursuant to Article VII, and shall be held and distributed in accordance with this Section 1.3, Article VII and the provisions of the Escrow Agreement.
1.4    Purchase Price Adjustments.
(a)    Purchase Price Adjustments. At least three Business Days prior to Closing, the Sellers Representative shall submit in writing to the Buyer a preliminary estimate of the Purchase Price (including each Purchase Price Adjustment, calculated in good faith, and in accordance with GAAP, to the extent applicable), which shall be subject to Buyer’s reasonable review and approval. On the date prior to the Closing Date, the Sellers Representative shall submit in writing to the Buyer its final calculation of the Purchase Price (including each Purchase Price Adjustment, calculated in good faith, and in accordance with GAAP, to the extent applicable), and a certificate executed by the Sellers Representative certifying the Purchase Price and each Purchase Price Adjustment (the “Purchase Price Adjustment Certificate”).
(b)    Final Purchase Price. Within 60 calendar days after the Closing Date, the Buyer may object to the calculation of the Purchase Price set forth in the Purchase Price Adjustment Certificate (the “Closing Purchase Price”) by submitting to the Sellers Representative a statement containing Buyer’s written calculation of the Purchase Price (including each Purchase Price Adjustment, calculated in good faith, and in accordance with GAAP, to the extent applicable) (the “Final Purchase Price” and such statement, the “Statement”). The Buyer shall provide the Sellers Representative reasonable access to all supporting books and records reasonably necessary for the Sellers Representative to verify the Final Purchase Price including each Purchase Price Adjustment. The calculation of the Final Purchase Price submitted by the Buyer to the Sellers Representative in the Statement shall become final and binding upon the Sellers 30 calendar days after the Statement is delivered to the Sellers Representative (the “Review Period”); provided, however, that if the Sellers Representative, during the Review Period, provides written notice to the Buyer disputing the amount of the Final Purchase Price set forth in the Statement (the “Protest Letter”), then the Final Purchase Price shall not be binding upon the Sellers and such dispute shall be resolved pursuant to Section 1.4(c). The Protest Letter shall specify in reasonable detail the nature and amount of any dispute so asserted; provided that any items that are not so disputed shall become final and binding on the parties 30 calendar days following the Sellers Representative’s receipt of the Statement.
(c)    Disputes. After the receipt of the Protest Letter by the Buyer, the Buyer and the Sellers Representative shall attempt in good faith to reconcile the specific disputes set forth in the Protest Letter with respect to the amount of the Final Purchase Price and the disputed Purchase Price Adjustments, as applicable (the “Challenged Amount”). If the parties are unable to mutually resolve the dispute within 15 days after receipt of the Protest Letter by the Buyer, then KPMG LLP will be engaged to resolve the Challenged Amount (the “Arbiter”). The Arbiter shall: (i) be jointly engaged by the Buyer and the Sellers Representative; (ii) have its fees paid equally by the Buyer and the Sellers; (iii) be provided, within 15 business days of accepting the engagement, with a definitive written statement from the parties of their respective positions; (iv) be advised in the engagement letter that the parties accept the Arbiter as the appropriate person to interpret this Agreement for all purposes relevant to the resolution of the Challenged Amount; (v) be granted access to all supporting books and records; and (vi) have 30 days to carry out a review and prepare a written statement of its decision regarding the Challenged Amount, which shall be binding and final upon the Buyer and the Sellers absent manifest error. Each party shall be afforded the opportunity to present to the Arbiter any material such party deems relevant to the determination and shall have a continuing opportunity to discuss the matter and its position with the Arbiter. In making its determination regarding the Challenged Amount, the Arbiter shall select, with respect to each item in dispute, an amount between or equal to the Buyer’s position as set forth in the Statement and the Sellers Representative’s position as set forth in the Protest Letter. The decision of the Arbiter shall be final and binding upon the parties and shall be in substitution for and preclude the bringing of any actions or proceedings in any court or arbitration tribunal in connection with any dispute under this Section 1.4.
(d)    Final Adjustment. The amount determined in respect of the Challenged Amount pursuant to Section 1.4(c) shall be included in the calculation of the Final Purchase Price, along with other elements of the calculation of such amount as deemed final pursuant to Section 1.4(b). Within five Business Days after the final resolution of all disputes under Section 1.4(c), (i) if the Final Purchase Price is less than the Closing Purchase Price, then the absolute value of such difference (the “Sellers Adjustment Payment”) shall be paid as follows: (A) if the Sellers Adjustment Payment is equal to or less than $100,000, the entire amount of the Sellers Adjustment Payment shall be paid from the Escrow Fund, and the Buyer and the Sellers Representative shall instruct the Escrow Agent to release such amount to the Buyer from the Escrow Fund, as an adjustment to the Purchase Price and by wire transfer of immediately available funds to an account specified by the Buyer and (B) if the Sellers Adjustment Payment is more than $100,000, the first $100,000 shall be paid from the Escrow Fund as provided in clause (A) above and the balance shall be paid by Extension Holdings, as agent for the Sellers, to the Buyer (or in Buyer’s sole discretion from the Escrow Fund), as an adjustment to the Purchase Price and by wire transfer of immediately available funds to an account specified by the Buyer; and (ii) if the amount of the Final Purchase Price is greater than the Closing Purchase Price, then the Buyer shall pay to Extension Holdings, as agent for the Sellers, the amount of the difference in immediately available funds, in each case together with interest thereon at the rate of 5% per annum (based on a 365 day year) but prorated for the actual number of days from the Closing Date to the date of payment.
(e)    Adjustments Not Subject to Limitation. Any amounts paid as a result of adjustments under this Section 1.4 shall not be subject to, limited by or applied against any deductible, basket or cap, contained in this Agreement. The Purchase Price shall be deemed increased or decreased, as the case may be, by the amounts, if any, remitted by the Buyer or the Sellers under this Section 1.4.
1.5    Time and Place of Closing. Subject to Article IX, the closing of the transactions described in this Article I (the “Closing”) shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. (Los Angeles time) on the date hereof and following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement, or at such other time and place as the Buyer and the Sellers Representative shall mutually agree. The date upon which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
1.6    Execution and Delivery of Assignment Documents; Further Assurances. At the Closing, each Seller shall execute and deliver to the Buyer an Assignment of Membership Interests substantially in the form attached hereto as Exhibit B (the “Assignment of Membership Interests”), which shall include releases and waivers of all claims against the Company in forms reasonably acceptable to the Buyer. In addition, the Sellers shall execute and deliver to the Buyer such assignments, assurances and other instruments and documents as the Buyer may reasonably request in order to effect the sale, conveyance and transfer of the Membership Interests from the Sellers to the Buyer. Such instruments and documents shall be sufficient to convey to the Buyer good and marketable title in all of the Membership Interests, free and clear of any Liens. From time to time after the Closing Date, the Sellers shall take such additional actions and execute and deliver such further documents as the Buyer may reasonably request in order to more effectively to sell, transfer and convey the Membership Interests to the Buyer and consummate the transactions as contemplated by this Agreement and the Related Agreements.
1.7    Purchase Price Allocation.
(a)    The parties hereby agree and acknowledge that pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432, the purchase of the Membership Interests hereunder will be treated for federal income Tax purposes by the Buyer as a purchase of the assets of the Company, and by the Sellers as a sale of their respective Membership Interests in the Company.
(b)    For purposes of Section 751 of the Code and the statement required to be filed under Treasury Regulations Section 1.751-1(a)(3) and for purposes of the purchase of undivided interests in the assets of the Company pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432, and Section 1060 of the Code and the Treasury Regulations thereunder, each as the case may be, the parties agree that the Purchase Price, as adjusted, and the Liabilities of the Company (plus other relevant items), will be allocated to the underlying assets of the Company in accordance with this Section 1.7(b). As soon as practicable after the Closing, and in any event, within 60 days of the Closing Date, Buyer shall provide to the Sellers Representative a draft of such allocation (the “Allocation Schedule”) which Allocation Schedule shall reflect any adjustments to the Purchase Price. Within 15 days of the receipt of the draft Allocation Schedule, the Sellers Representative shall provide any comments to the draft Allocation Schedule to the Buyer and the parties shall cooperate in good faith to reach agreement on a final Allocation Schedule. In the event that, within 90 days of the Closing Date, the Buyer and the Sellers Representative are unable to agree on a final

Allocation Schedule, the matter shall be submitted to an independent, nationally recognized accounting firm (the “Accounting Firm”), mutually agreeable to the parties, which will determine within 30 days the extent to which Sellers Representative’s comments to the draft Allocation Schedule PPA should be accepted. Any fees or expenses of such Accounting Firm shall be borne by equally by the Buyer and Sellers. The parties shall file all Tax Returns, including IRS Form 8594 (with respect to Buyer), in a manner consistent with such values and the tax treatment in Section 1.7(b), and no party shall take any position in any Tax Return that is inconsistent with the Allocation Schedule, as adjusted, unless required to do so by a final determination as defined in Section 1313 of the Code. The parties agree to promptly advise each other regarding the existence of any Tax Audit, controversy or litigation related to the tax treatment of this transaction or the Allocation Schedule.
1.8    Cash Retention Bonus Plan. Provided the applicable Cash Retention Bonus Plan Participant has timely executed and delivered a Cash Retention Bonus Agreement to the Company and remained employed with the Company through the applicable vesting date, the Buyer shall cause the applicable portion of the Cash Retention Bonuses due to the Cash Retention Bonus Plan Participants to be paid to such Cash Retention Bonus Plan Participants (through the Buyer’s or the Company’s payroll system and subject to any applicable withholdings taxes), within the time period set forth in the Cash Retention Bonus Plan and applicable Cash Retention Bonus Agreement, subject to and in accordance with the terms and conditions of the Cash Retention Bonus Plan and applicable Cash Retention Bonus Agreement.
1.9    Withholding Rights. Each of the Buyer and the Company shall be entitled to deduct and withhold from any payments of cash pursuant to this Agreement such amounts as the Buyer or the Company is required to deduct and withhold with respect to any such payments under the Code or any other provision of applicable Tax law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.
ARTICLE II
REPRESENTATIONS OF THE SELLERS
In order to induce the Buyer to enter into this Agreement, each Seller, severally and not jointly, makes the representations and warranties set forth below with respect to such Seller, which are true, correct and complete on the date hereof and shall be true, correct and complete as of the Closing (unless specified in such representation or warranty to be true, correct and complete only as of a specified date). The Sellers have delivered the Article II Disclosure Schedule to the Buyer on the date hereof. The disclosures in the Article II Disclosure Schedule relate only to the representations and warranties in the Section of this Article II to which they expressly relate and to those other representations and warranties in this Article to the extent that the relevance of such disclosures to such other representations and warranties is readily apparent from the information disclosed.

2.1    Capacity and Authorization of each Seller; Execution and Delivery.
(a)    Each such Seller that is not a natural person is a business entity duly formed, organized or incorporated, validly existing and in good standing under the laws of its state of formation, organization or incorporation. Each such Seller has full power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each such Seller that is a natural person has the legal capacity to execute and deliver this Agreement and the Related Agreements to which he or she is a party and to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
(b)    The execution, delivery and performance of this Agreement and the Related Agreements by each Seller that is not a natural person, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the managers, Board of Directors or other governing body of each such Seller, and no other action on the part of the members, stockholders or other equity holders of such Seller, or of such Seller, is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by such Seller and the consummation of the transactions contemplated hereby and thereby.
(c)    This Agreement has been duly and validly executed and delivered by such Seller, and constitutes, and upon the execution and delivery by such Seller of the Related Agreements, as applicable, the Related Agreements will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the Buyer and each other Seller, and except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally.
(d)    Such Seller acknowledges that such Seller has received a copy of the Agreement and familiarized himself, herself or itself with the terms and conditions contained herein, including provisions relating to payment to such Seller pursuant to Section 1.2 and the indemnification obligations of the Indemnifying Parties pursuant to Article VII.
2.2    Membership Interests; United States Person.
(a)    Such Seller is and will be as of immediately prior to the Closing the legal and beneficial owner of, and holds good and valid title to, the Membership Interests listed on Section 2.2 of the Article II Disclosure Schedule opposite such Seller’s name, free and clear, except as set forth in Section 2.2 of the Article II Disclosure Schedule, of any Lien. Except as set forth in Section 2.2 of the Article II Disclosure Schedule, there are no restrictions on or agreements with respect to the voting rights of the Membership Interests held by such Seller, including, without limitation, any proxies or voting trusts. Upon the delivery of and payment for the Membership Interests held by such Seller at the Closing as provided for in this Agreement, the Buyer will receive good and valid title to such Membership Interests, free and clear of all Liens.
(b)    Except as set forth in Section 2.2 of the Article II Disclosure Schedule, such Seller does not presently own, of record or beneficially, or control, directly or indirectly, any membership interest, securities convertible into or exchangeable for membership interests, any Option or any other equity interest in the Company.
(c)    Such Seller is a United States person within the meaning of the Code.
2.3    No Conflicts. The execution and delivery by such Seller of this Agreement and the Related Agreements to which such Seller is a party, the performance of such Seller’s obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Company or, with respect to each Seller that is not a natural person, of any of Organizational Documents of such Seller;
(b)    subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.3 of the Article II Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Seller; or
(c)    except as disclosed in Section 2.3 of the Article II Disclosure Schedule, (i) conflict with or result in a violation or breach of, or constitute a default under, (in either case, with or without notice or lapse of time or both), (ii) require such Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iii) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (iv) other than under Section 4.2 of the Company Operating Agreement of the Company, as amended, result in or give to any Person any additional rights or entitlement to increased, additional accelerated or guaranteed payments under, or (v) result in the creation or imposition of any Lien upon the Membership Interests of such Seller under any Contract to which such Seller is a party.
2.4    Litigation. There is no private or governmental action, suit, claim, mediation, arbitration or investigation pending before any Governmental or Regulatory Authority, or, to such Seller’s Knowledge, threatened against such Seller or any of its assets or properties (in such Seller’s capacity as a Seller or relating to such Seller’s Membership Interests). There is no judgment, decree, injunction or order against such Seller or any of its assets or properties (in such Seller’s capacity as a Seller or relating to such Seller’s Membership Interests).
2.5    Governmental Approvals and Filings. Except as set forth in Section 2.5 of the Article II Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of such Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.
2.6    Tax Withholding Information. Any and all information provided to Buyer by or on behalf of such Seller for purposes of enabling Buyer to determine the amount to be deducted and withheld from the consideration payable to such Seller pursuant to this Agreement under applicable Law is true, correct and complete.
ARTICLE III
REPRESENTATIONS OF THE PRINCIPAL SELLERS
In order to induce the Buyer to enter into this Agreement, the Principal Sellers, jointly and severally, make the representations and warranties set forth below, which are true, correct and complete on the date hereof and shall be true, correct and complete as of the Closing (unless specified in such representation or warranty to be true, correct and complete only as of a specified date). The Principal Sellers have delivered the Disclosure Schedule to the Buyer on the date hereof. The disclosures in the Disclosure Schedule relate only to the representations and warranties in the Section of this Article III to which they expressly relate and to those other representations and warranties in this Article III to the extent that the relevance of such disclosures to such other representations and warranties is readily apparent from the information disclosed.
3.1    Organization and Authority of the Company; Equity Interests in the Company; Subsidiaries.
(a)    The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Indiana. The Company has full power and authority to conduct the operations of its Business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified to do business and is in good standing in those jurisdictions specified in Section 3.1 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties or the conduct or nature of its Business makes such qualification necessary, except to the extent the failure to be so qualified would not have a Material Adverse Effect. The name of each manager and officer of the Company on the date hereof, and the position held by each, are listed in Section 3.1 of the Disclosure Schedule. The Principal Sellers have, prior to the execution of this Agreement, delivered or made available to the Buyer true and complete copies of the Organizational Documents of the Company, and such Organizational Documents have not been amended and remain in full force and effect. The Company is not party to any Contract other than its Organizational Documents and the Phantom Unit Plan that sets forth or purports to set forth any terms for the ownership, or rights and obligations of owners, of Membership Interests in their capacity as owners of Membership Interests.
(b)    Other than the Membership Interests of the Sellers listed in Section 2.2 of the Article II Disclosure Schedule and the rights of Phantom Unit Plan Participants under the Phantom Unit Plan, no Person owns, of record or beneficially, or has the right to acquire, any membership interest, securities convertible into or exchangeable for any membership interest, or any Option or other equity interests in the Company. Except as set forth in Section 3.1(b)(i) of the Disclosure Schedule, the Company has no obligation under any Contract or otherwise to purchase or redeem any Membership Interest or interest under the Phantom Unit Plan, other than payment of the Purchase Price in the manner provided for in this Agreement. All Membership Interests and all interests under the Phantom Unit Plan were issued in compliance with all applicable Laws. No payments are due to any Phantom Unit Plan Participant per the terms of the Acquisition. At the Closing, each of the Phantom Units will be cancelled in its entirety for no consideration pursuant to the terms of the Phantom Unit Plan and the award agreements thereunder and the Phantom Unit Plan Participants shall have no rights or claims to rights with respect to any Phantom Units or any payments in respect of Phantom Units after the Closing Date. Schedule 3.1(b)(ii) of the Disclosure Schedule sets forth the names of all of the Phantom Unit Plan Participants and the number of Phantom Units held by such Phantom Unit Plan Participant.
(c)    Except as set forth in Section 3.1 of the Disclosure Schedule, the Company does not have any interest in any other corporation, partnership, limited liability company, trust or other business organization.
(d)    The Company has no Subsidiaries.
3.2    No Conflicts. The execution and delivery by the Sellers of this Agreement and the Related Agreements, the performance of their respective obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a)    subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.2 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company or any of the Assets and Properties of the Company; or
(b)    except as disclosed in Section 3.2 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, or constitute a default under (in either case, with or without notice or lapse of time or both), (ii) require any Seller or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iii) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (iv) other than under the Phantom Unit Plan and Section 4.2 of the Company Operating Agreement, result in or give to any Person any additional rights or entitlement to increased, additional accelerated or guaranteed payments under, or (v) result in the creation or imposition of any Lien upon the Membership Interests, the Organizational Documents of the Company or any of the Company’s Assets and Properties under any Contract to which the Company is a party or by which any of the Company’s Assets and Properties are bound.
3.3    Government Approvals and Filings. Except as set forth in Section 3.3 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
3.4    Books and Records. The Books and Records of the Company as provided or made available to the Buyer prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings, and by written consent, of the managers and Members of the Company.
3.5    Financial Statements.
(a)    Section 3.5(a) of the Disclosure Schedule contains true and complete copies of the following financial statements of the Company: (i) unaudited balance sheets as of, and unaudited statements of income, cash flow and members’ equity for the 12-month periods ending on, December 31, 2014 and 2015; and (ii) an unaudited balance sheet as of, and unaudited statements of income, cash flow and members’ equity for the nine months ending on, September 30, 2016 (collectively, the “Financial Statements”).
(b)    Except as set forth in Section 3.5(b) of the Disclosure Schedule, the Financial Statements (i) are accurate and complete and in accordance with the Books and Records of the Company in all material respects and (ii) have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject in the case of the unaudited Financial Statements to year-end adjustments made in the ordinary course of business.
(c)    The Company does not have any Liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, other than (i) those set forth or adequately provided for in the Financial Statements as of September 30, 2016, (ii) those incurred in the conduct of the Company’s business since September 30, 2016 in the ordinary course, consistent with past practice, which are not, individually or in the aggregate, material in nature or amount, (iii) Transaction Expenses, and (iv)  Liabilities that are listed on Section 3.5(c) of the Disclosure Schedule. Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet liability of any nature to, or any financial interest in, any third party or entity, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.
3.6    Absence of Changes. Since December 31, 2015 there has not been any Material Adverse Effect or any change, event or development that, individually or together with other such events, could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, except as set forth in Section 3.6 of the Disclosure Schedule, there has not occurred between December 31, 2015 (the “Financial Statement Date”) and the date hereof:
(a)    any declaration, setting aside or payment of any dividend or other distribution in respect of the Membership Interests of the Company, or any direct or indirect redemption,

purchase or other acquisition by the Company of any equity interests of, or any Option with respect to the Company;
(b)    any authorization, issuance, sale or other disposition by the Company of any Membership Interest of, or Option with respect to, the Company, or any modification or amendment of any right of any holder of any outstanding Membership Interest of, or Option with respect to, the Company;
(c)    any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets and Properties of the Company in an amount exceeding $25,000 individually or $50,000 in the aggregate;
(d)    any write-off or write-down, or any determination to write off or write down, any of the Assets and Properties of the Company in an amount exceeding $25,000 individually or $50,000 in the aggregate;
(e)    any indebtedness for money borrowed or incurred any other liabilities in an amount exceeding $25,000 individually or $50,000 in the aggregate (other than indebtedness owed to Extension Holdings, LLC);
(f)    any loans, guarantees or advances to any Person, other than ordinary advances for expenses;
(g)    any sale, exchange or disposition of any material assets or rights other than non-exclusive licenses in the ordinary course of business;
(h)    any transactions between the Company and any of its officers, managers or employees or any entity controlled by any of such individuals;
(i)    any waiver by the Company of a valuable right or of a material debt owed to it;
(j)    any material change in any compensation or benefits arrangement or agreement with any employee, officer, manager or Member;
(k)    any resignation or termination of employment of any officer or key employee;
(l)    any change in any Tax election or method of Tax accounting, or any settlement or final determination of any tax audit, claim, investigation, litigation or other proceeding or assessment;
(m)    any incurrence of a Lien on any of the Assets and Properties of the Company;
(n)    any (i) amendment of the Organizational Documents of the Company, (ii) recapitalization, reorganization, liquidation or dissolution of the Company or (iii) merger or other business combination involving the Company;

(o)    any entering into, or material amendment, modification, termination or granting of a waiver under or giving any consent with respect to any Material Contract;
(p)    any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in an amount exceeding $25,000 individually or $50,000 in the aggregate;
(q)    excluding sales activities undertaken by the Company’s sales force in the ordinary course of business consistent with past practice, engaged in (A) any practices, promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods any sales to the trade or otherwise that would be expected (based on past practice) to occur in post-Closing periods, (B) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (C) any practice which would have the effect of postponing to post-Closing periods payments by the Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods, or (D) any other promotional sales, discount activity or deferred revenue activity, in each case in this clause (D), in a manner outside the ordinary course of business consistent with past practice; or
(r)    any other material transaction involving the Company outside the ordinary course of business consistent with past practice.
3.7    Taxes.
(a)    Except as set forth in Section 3.7(a) of the Disclosure Schedule, the Company has (giving effect to extensions) (x) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental or Regulatory Authority all Tax Returns required to be filed by it, and all such Tax Returns are true, accurate and complete in all material respects and (y) timely paid all Taxes due and payable (whether or not shown on any Tax Return).
(b)    The Principal Sellers have made available to Buyer true, correct and complete copies of all income and other material Tax Returns for taxable periods since January 1, 2013, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company.
(c)    The Company has complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, and 1446 of the Code), withheld from employee wages or compensation all Taxes required to be withheld and paid over such amounts to the appropriate Governmental Entities, and timely filed all withholding Tax Returns.
(d)    There are no Liens that arose in connection with Taxes upon the Assets and Properties of the Company.

(e)    The Company has not requested (nor has any request been made by any Person on behalf of the Company) in writing any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding written waivers or comparable written consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company.
(f)    To the Knowledge of the Principal Sellers, no U.S. federal, state, local or foreign audits, reviews or other administrative proceedings or court proceedings (“Audits”) are ongoing or have been initiated with regard to any Taxes or Tax Returns of the Company and the Company has not received any written notice of any such Audits.
(g)    The Company has not agreed nor is required to make any adjustment by reason of a change in accounting method that would affect any taxable year ending after the Closing Date, and no Tax Authority has proposed any such adjustment or change in accounting method that would affect any taxable year ending after the Closing Date. The Company does not have an application pending with any Tax Authority requesting permission for any change in accounting method that relates to its business or operations and that would affect any taxable year ending after the Closing Date.
(h)    The Company is currently classified (and has been classified since its organization) as a partnership for U.S. federal and all applicable state and local income tax purposes.
(i)    The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (other than any customary Tax indemnification provisions contained in any credit or other commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes) and the Company does not have any Liability to another party under any such agreement.
(j)    Neither the Company nor any predecessor of the Company is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.
(k)    Except as set forth in Section 3.7(k) of the Disclosure Schedule, the Company is not subject to, and has not paid any, Tax in any jurisdiction outside of its country of organization by virtue of having employees, a permanent establishment or any other place of business in any such jurisdiction.
(l)    No written claim has been made, and to the Knowledge of the Principal Sellers there has been no oral or threatened claim, by any Tax Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to Tax in that jurisdiction.
(m)    The unpaid Taxes of the Company (A) did not, as of the Financial Statement Date, exceed the reserves established on the Financial Statements, and (B) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns.
3.8    Legal Proceedings. Except as disclosed in Section 3.8 of the Disclosure Schedule:
(a)    there are no Actions or Proceedings pending or, to the Knowledge of the Principal Sellers, threatened, against or by the Company;
(b)    to the Knowledge of the Principal Sellers there are no claims or facts, conditions or circumstances that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and
(c)    there are no Orders outstanding against the Company that provide for injunctive relief or, with respect to monetary damages, exceed $25,000.
3.9    Compliance With Laws and Orders. The Company is not, and the Company has not at any time within the last five years been, in material violation of or in default under any Law, License or Order. The Company has not received any notice that it is, or has at any time within the last five years been, in violation of or in default under any Law, License or Order.
3.10    Benefit Plans/ERISA.
(a)    Each pension, profit sharing, 401(k), disability, medical, dental, severance pay, vacation pay, sick pay, stock purchase, stock option, deferred compensation, incentive compensation, fringe benefit, stay-with-bonus, change of control agreement or other employee benefit plan, program or agreement, including, without limitation, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is, or has at any time been, maintained or contributed to by the Company or any organization that is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which the Company is a member (the “Controlled Group”) or under which the Company or any member of the Controlled Group has any Liability shall hereinafter be known as the “Plans”, and are listed on Section 3.10 of the Disclosure Schedule.
(b)    Any Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. There are no Liabilities, breaches, violations or defaults under any Plans that would subject the Assets and Properties of the Company, the Buyer or any of their employee benefit plans to any Taxes, penalties or other Liabilities.

(c)    None of the Plans provides retiree benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. Except as disclosed in Section 3.10 of the Disclosure Schedule, none of the Plans is or has been subject to Title IV of ERISA. Except as disclosed in Section 3.10 of the Disclosure Schedule, the Company has not, nor has any entity required to be aggregated with the Company for purposes of Section 414 of the Code or Section 4001 of ERISA, ever maintained, contributed to or had any Liability for any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or has been subject to Title IV of ERISA. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer or the Company (other than ordinary administrative expenses typically incurred in a termination event). There are no other entities that are or should be part of a controlled group that includes the Company pursuant to Code Sections 414(b), (c), (m), or (o).
3.11    Real Property.
(a)    The Company does not own any real property.
(b)    Section 3.11(b) of the Disclosure Schedule sets forth the address of each property or premises currently leased, subleased, licensed or otherwise used or occupied by the Company and the lessor thereof (each, a “Leased Real Property”). Section 3.11(b) of the Disclosure Schedule also lists all leases of the Leased Real Property (the “Real Property Leases”). The Principal Sellers have delivered or made available to the Buyer a complete and accurate copy of each of the Real Property Leases. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Real Property Leases. To the Knowledge of the Principal Sellers, the Company has adequate rights of ingress and egress with respect to the Leased Real Property and all buildings, structures, facilities, fixtures and other improvements thereon. To the Knowledge of the Principal Sellers, none of such Leased Real Property, buildings, structures, facilities, fixtures or other improvements, or the current use thereof, contravenes or violates any building or zoning Law, or any administrative, occupational safety and health or other applicable Law, in each case, in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).
(c)    The Company has a valid leasehold interest in and the right to quiet enjoyment of each portion of the Leased Real Property for the full term of the lease thereof, as amended. Each Real Property Lease is a legal, valid and binding agreement enforceable in accordance with its terms against the Company and, to the Knowledge of the Principal Sellers, each other Person that is a party thereto. Neither the Company nor, to the Knowledge of the Principal Sellers, any other party to any Real Property Lease is in material breach or default, and no event has occurred that, with notice or lapse of time, could reasonably be expected to constitute such a material breach or default or permit termination, modification or acceleration under such Real Property Lease.
(d)    Except as set forth in Section 3.11(d) of the Disclosure Schedule, the improvements on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.
3.12    Tangible Assets and Properties; Investment Assets.
(a)    The Tangible Assets and Properties of the Company are sufficient to conduct the Business of the Company as conducted in the ordinary course consistent with past practices. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Assets and Properties reflected as owned or leased on the balance sheets included in the Financial Statements and all Tangible Assets and Properties acquired by the Company since the Financial Statement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such Tangible Assets and Properties are owned free and clear of all Liens, other than Liens disclosed in Section 3.12(a) of the Disclosure Schedule, and except as disclosed in Section 3.12(a) of the Disclosure Schedule all such Tangible Assets and Properties are in good working condition, ordinary wear and tear excepted, and are suitable for the purposes for which they are now being used.
(b)    Section 3.12(b) of the Disclosure Schedule lists and describes all Investment Assets owned by the Company. Except as disclosed in Section 3.12(b) of the Disclosure Schedule, all Investment Assets reflected on Section 3.12(b) of the Disclosure Schedule are owned by the Company free and clear of all Liens other than Liens disclosed in Section 3.12(b) of the Disclosure Schedule.
(c)    Section 3.12(c) of the Disclosure Schedule lists all of the Company’s bank accounts.
3.13    Intellectual Property Rights.
(a)    As used in this Agreement, the following terms shall have the meanings indicated below:
(i)    “Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.
(ii)    “Company Data Agreement” means any Contract involving Company Data to which the Company is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been made available to the Buyer).
(iii)    “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company.

(iv)    “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company is a party or bound by, except for Contracts for Third-Party Intellectual Property that is generally, commercially available software and (A) is not material to the Company, (B) has not been modified or customized for the Company and (C) is licensed for an annual fee under $1,000.
(v)    “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company (including but not limited to any and all Intellectual Property Rights included in the Software, the Technical Documentation and the Seller Registered Intellectual Property Rights).
(vi)    “Company Privacy Policies” means, collectively, any and all (A) of the Company’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company to any Person, (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company.
(vii)    “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.
(viii)    “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Company.
(ix)    “Company Software” means, collectively, all past and current forms, versions and releases of software, applications and widgets developed by Company (or for or on behalf of Company by any employee, consultant, contractor or other third party) for use or employment, in any way, whether actively or passively, by Company, including, but not limited to, software programs, objects, modules, routines, algorithms and code in both source code and object code form (including completed commented source code), all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.
(x)    “Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Software.
(xi)    “Company Websites” means all web sites owned, operated or hosted by the Company or through which the Company conducts the Business (including those web sites operated using the domain names listed in Section 3.13(c) of the Disclosure Schedule), and the underlying platforms for such web sites.
(xii)    “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.
(xiii)    “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.
(xiv)    “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
(xv)    “Personal Data” means a natural Person’s (including an end user’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or user or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under Applicable Law.
(xvi)    “Privacy Laws” means (A) each Applicable Law applicable to the protection or Processing or both of Personal Data, and includes rules relating to the

U.S.-EU/Switzerland Safe Harbor, Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, (B) guidance issued by a Governmental or Regulatory Authority that pertains to one of the laws, rules or standards outlined in clause (A) and (C) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, e-mails, text messages or telemarketing.
(xvii)    “Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.
(xviii)    “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.
(xix)    “Technical Documentation” means, collectively, all past and current versions and releases of engineering information, specifications, technical or programmers’ notes and logs, source code annotations, user guides or documentation, installation and implementation documentation, manuals, files, instructions, software architecture designs, designs, listings, flowcharts, plans, drawings, diagrams, training, testing, sales, marketing, maintenance, support and test case databases and literature, in each case, to the extent owned (or purported to be owned) by the Company.
(b)    Status. The Company has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business, free and clear of any Liens. The Company Intellectual Property collectively constitute all of the intangible assets, intangible properties, rights and Intellectual Property necessary for the Company’s conduct, after the Closing, of, or that are used in or held for use for, the Business without: (i) the need for the Company to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach or violation of any Contract. The Company has not transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property or Company-Owned Data.
(c)    Company Registered Intellectual Property. Section 3.13(c) of the Disclosure Schedule lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company within 120 days following the date of this Agreement in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) and subsisting, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company has made available to the Buyer copies of all of the Company’s pending patent applications.
(d)    Company Products. Section 3.13(d) of the Disclosure Schedule lists all Company Products that have been made available for use or purchase by the Company, including any product or service currently under development and scheduled for commercial release within 90 days following the date of this Agreement, for each such Company Product (and each version thereof) identifying its release date.
(e)    No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company or any developer, inventor or other contributor to such Company-Owned Intellectual Property operating under any grants from any Governmental or Regulatory Authority or agency or private source, performing research sponsored by any Governmental or Regulatory Authority or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in such Company-Owned Intellectual Property.
(f)    Founders. All rights in, to and under all Intellectual Property created by the Company Founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide the Buyer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.
(g)    Invention Assignment and Confidentiality Agreement. The Company has secured from all (i) consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company has obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company (other than statutory rights granted to Authors under applicable Law that cannot be waived and cannot be assigned). Without limiting the foregoing, the Company has obtained written proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has made available to the Buyer copies of all forms of such disclosure and assignment documents currently and historically used by the Company and, in the case of patents and patent applications, the Company has provided to the Buyer copies of all such assignments.
(h)    No Violation. Except as set forth in Section 3.13(h) of the Disclosure Schedule, to the Knowledge of the Principal Sellers, no current or former employee, consultant, advisor or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).
(i)    Confidential Information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company (“Confidential Information”). Except as set forth in Section 3.13(i) of the Disclosure Schedule, all current and former employees and contractors of the Company and any third party having access to Confidential Information have executed and delivered to the Company a written agreement regarding the protection of such Confidential Information. The Company has implemented and maintains reasonable security and disaster recovery plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and has tested such plans on a periodic basis, and such plans have proven effective upon testing. To the Knowledge of the Principal Sellers, the Company has

not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personal Data in the Company’s possession, custody or control. To the Knowledge of the Principal Sellers, there has not been any failure with respect to any of the computer systems, including software, used by the Company in the conduct of the Business that was not cured in the ordinary course of business. To the Knowledge of the Principal Sellers, there has been no Company or third-party breach of confidentiality.
(j)    Non-Infringement. To the Knowledge of the Principal Sellers, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. The Company has not brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property. To the Knowledge of the Principal Sellers, the Company has no Liability for infringement or misappropriation of any Third-Party Intellectual Property. To the Knowledge of the Principal Sellers, the operation of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) the Company’s use of any product, device, process or service used in the Business as previously conducted and as currently conducted by the Company, has not and does not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which the Company conducts its business or in which Company Products are manufactured, marketed, distributed, licensed or sold and there is no basis for any such claims. The Company has not been sued in any Legal Proceeding or received any written communications (including any third-party reports by users) alleging that the Company has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Company Intellectual Property or Company Product is subject to any Legal Proceeding, Order, settlement agreement or, to the Knowledge of the Principal Sellers, right, that restricts in any manner the use, transfer or licensing thereof by the Company, or that may affect the validity, use or enforceability of any Company Intellectual Property. The Company has not received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the business of the Company, as previously or currently conducted, or as currently proposed to be conducted, infringes or misappropriates any Third-Party Intellectual Property Rights.
(k)    Licenses; Agreements.
(i)    Except as set forth in Section 3.13(k) of the Disclosure Schedule, the Company has not granted any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of normal nonexclusive end use terms of service or license agreements entered into by end users of the Company

Software in the ordinary course (copies of which have been made available to the Buyer), and the Company is not bound by or a party to any option, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property.
(ii)    The Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.
(l)    Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:
(i)    each such agreement is valid and subsisting and has, where required, been duly recorded or registered;
(ii)    to the Knowledge of the Principal Sellers, no counterparty to any Company Intellectual Property Agreement is in breach thereof;
(iii)    at and after the Closing, the Company will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay;
(iv)    to the Knowledge of the Principal Sellers, there are no Actions or Proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder;
(v)    no Company Intellectual Property Agreement requires the Company to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;
(vi)    none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;
(vii)    none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property;
(viii)    except as set forth in Section 3.13(l)(viii) of the Disclosure Schedule, the Company has obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third-Party

Intellectual Property that is incorporated into, integrated or bundled by the Company with any of the Company Products; and
(ix)    no third party that has licensed Intellectual Property Rights to the Company has ownership or license rights to improvements or derivative works made by the Company in the Third-Party Intellectual Property that has been licensed to the Company.
(m)    Non-Contravention. Excluding the effect of any Laws enacted to prevent or regulate anti-competitive conduct or business practices, none of the execution and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the assignment to the Buyer and/or the Company by operation of law or otherwise of any Contracts to which the Company is a party or by which any of its assets is bound, will result in: (i) the Buyer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, the Buyer or any of its Affiliates, (ii) the Buyer or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) the Buyer or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated by this Agreement or (iv) any termination of, or other material impact to, any Company Intellectual Property.
(n)    Company Source Code. The Company has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Software and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Software. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Company Source Code.
(o)    Open Source Software. Section 3.13(o) of the Disclosure Schedule identifies all Open Source Materials used in any Company Software or in the conduct of the Business, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company) and identifies the licenses under which such Open Source Materials were used. Except as set forth in Section 3.13(o) of the Disclosure Schedule, the Company is in compliance with the terms and conditions of all licenses for the Open Source Materials. Except as set forth in Section 3.13(o) of the Disclosure Schedule, the Company

has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Software, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Software or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).
(p)    Information Technology.
(i)    Status. Section 3.13(p)(i) of the Disclosure Schedule sets forth material details of the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that is or has been used in the Business (collectively, the “ICT Infrastructure”) and any security and disaster recovery arrangements relating thereto. The arrangements relating to the ICT Infrastructure (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the transactions contemplated by this Agreement, and the ICT Infrastructure will continue to be available for use by the Company immediately following the consummation of the transactions contemplated by this Agreement and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by the Buyer. The Company is the sole legal and beneficial owner of the ICT Infrastructure and the ICT Infrastructure is used exclusively by the Company. The ICT Infrastructure that is currently used in the Business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business with regard to information and communications technology, data processing and communications. The ICT Infrastructure is: (i) in good working order and functions in accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with best industry practice and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect and (iii) protected by adequate security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.
(ii)    No Faults. The Company has not experienced, and, to the Knowledge of the Principal Sellers, no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Business as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.
(iii)    ICT Agreements. No Contract (including any Contract for Third-Party Intellectual Property) that relates to the ICT Infrastructure has been the subject of any breach by the Company or, to the Knowledge of the Principal Sellers, any other Person, and the Company (A) has not waived any breach thereof by any other Person, (B) has not received any notice of termination of any such Contract and (C) is not aware of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of the Company (other than termination on notice in accordance with the terms of such Contract).
(iv)    Source Code Access. Software (excluding Open Source Materials) that is subject to a Contract for Third-Party Intellectual Property is protected by a written source code escrow agreement that entitles the Company to access such source code in the event of certain specified circumstances (including the insolvency of the supplier) and relevant up-to-date source code has been placed in escrow in accordance with such agreement.
(q)    Personal and Privacy Data.
(i)    The Company’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. The Company has at all times: (i) provided adequate notice and obtained any necessary consents from end users required for the Processing of Personal Data as conducted by or for the Company and (ii) abided by any privacy choices (including opt-out preferences) of end users relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the taking over by the Buyer of all of the Company Databases, Company Data and other information relating to the Company’s end users will cause, constitute, or result in a breach or violation of any Privacy Laws or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by users of the Company Products. Copies of all current and prior Company Privacy Policies have been made available to the Buyer and such copies are true, correct and complete.
(ii)    The Company has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the

Processing of such data by the Company and its data processors. The Company and its data processors have taken commercially reasonable steps to ensure the reliability of its employees that have access to Company Data, to train such employees on all applicable aspects of Privacy Laws and Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such data.
(iii)    No breach, security incident or violation of any data security policy in relation to Company Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Company Data. No circumstance has arisen in which: (i) Privacy Laws would require the Company to notify a Governmental or Regulatory Authority of a data security breach or security incident or (ii) applicable guidance or codes of practice promulgated under Privacy Laws would recommend the Company to notify a Governmental or Regulatory Authority of a data security breach.
(iv)    The Company has not received or experienced and, to the Knowledge of the Principal Sellers, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental or Regulatory Authority) that would reasonably be expected to give rise to, any Legal Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental or Regulatory Authority or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental or Regulatory Authorities to investigate, requisition information from, or enter the premises of, the Company or (D) claiming compensation from the Company. The Company has not been involved in any Action or Proceeding involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments.
(v)    Section 3.13(q)(v) of the Disclosure Schedule contains the complete list of notifications and registrations made by the Company under Privacy Laws with relevant Governmental or Regulatory Authorities in connection with the Company’s Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid up and, to the Knowledge of the Principal Sellers, the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Section 3.13(q)(v) of the Disclosure Schedule, no other registrations or notifications are required in connection with the Processing of Personal Data by Company.
(vi)    Where the Company uses a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to

Processing of Personal Data, confidentiality, security measures and compliance with those obligations that are sufficient for the Company’s compliance with Privacy Laws and Company Privacy Commitments, and there is in existence a written Contract between the Company and each such data processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. The Company has made available to the Buyer true, correct and complete copies of all such Contracts. To the Knowledge of the Principal Sellers, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company.
(vii)    The Company has not transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied with the requirements of Privacy Laws and Company Privacy Commitments.
(viii)    Section 3.13(q)(viii) of the Disclosure Schedule identifies and describes each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the Company at any time (the “Company Databases”), the types of Company Data in each such database (including by Company-Licensed Data and Company Owned Data), the means by which the Company Data was collected or received and the security policies that have been adopted and maintained with respect to each such Company Database.
(ix)    The Company does not Process the Personal Data of any natural Person under the age of 13.
(x)    The Company has never directly stated or indirectly implied that Company Products enhance the security of data (including Personal Data) accessed, provided or sent by end users.
(r)    Company Websites. To the Knowledge of the Principal Sellers, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company. The contents of any Company Website and all transactions conducted over the Internet via any Company Website comply with applicable Law and codes of practice in any applicable jurisdiction.
3.14    Contracts.
(a)    Section 3.14(a) of the Disclosure Schedule lists all of the following Contracts to which the Company is a party (together with any and all other Contracts of such type entered into after the date hereof, each a “Material Contract” and collectively the “Material Contracts”):
(i)    all Contracts (excluding Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment and involving an obligation of the Company to make payments in any year to any employee or contractor exceeding $25,000;
(ii)    all Contracts that contain exclusivity, non-competition, “most-favored nation,” non-solicitation or no-hire provisions (other than for the benefit of the Company), or any other provisions limiting the freedom of the Company to engage or participate, or compete with any other Person;
(iii)    all Contracts relating to Indebtedness of the Company in excess of $25,000;
(iv)    all Contracts with distributors, dealers, manufacturer’s representatives, sales agencies or franchisees under which (i) there have been sales or communications with the other party during the past two years, (ii) the Company has any liabilities or (iii) the Company has any ongoing restriction on its business;
(v)    all Contracts of the Company relating to (A) the future disposition or acquisition of any assets by the Company, other than dispositions or acquisitions in the ordinary course of business consistent with past practice that are not material in nature or amount or (B) any merger or other business combination involving the Company;
(vi)    all Contracts between the Company, on the one hand, and any of the Company’s officers, managers, employees, Members or any of their Affiliates, that will survive the Closing;
(vii)    all collective bargaining or similar labor Contracts of the Company;
(viii)    all Contracts which provide for the sale of goods or services by the Company with an aggregate sale price in excess of $100,000 per annum;
(ix)    other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $10,000 or less, all licenses, sublicenses and other Contracts to which Company is a party and pursuant to which Company acquired or is authorized to use any Third Party Intellectual Property Rights used in the development, marketing or licensing of the Company Intellectual Property;
(x)    any license, sublicense or other Contract to which Company is a party and pursuant to which any Person is authorized to use any Company Intellectual Property, other than non-exclusive licenses entered into in the ordinary course of business;
(xi)    any license, sublicense or other Contract pursuant to which Company has agreed to any restriction on the right of Company to use or enforce any Company-

Owned Intellectual Property Rights or pursuant to which Company agrees to encumber, transfer or sell rights in or with respect to any Seller-Owned Intellectual Property Rights;
(xii)    any agreement containing any support, maintenance or service obligation or cost on the part of Company, other than agreements entered into in the ordinary course of business;
(xiii)    any settlement agreement;
(xiv)    any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereunder, either alone or in combination with any other event;
(xv)    (i) any joint venture Contract, (ii) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (iii) any Contract that involves the payment of royalties to any other Person;
(xvi)    any Contract with a Business Associate (as defined in the Health Information Portability and Accountability Act) or similar related agreements; and
(xvii)    all other Contracts (other than Plans and Real Property Leases) that involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $50,000 annually or is otherwise material to the Company or its businesses, operations, financial condition, properties or assets.
True and complete copies of all of the Material Contracts, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered or made available to the Buyer prior to the date hereof.
(b)    Each Material Contract is in written form and in full force and effect and, assuming valid execution and delivery of such Material Contract by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally; and except as disclosed in Section 3.14(b) of the Disclosure Schedule, neither the Company nor, to the Knowledge of the Principal Sellers, any other party to such Material Contract is, or has received notice that it is, in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract) in such a way as to give rise to a material liability of the Company or as to give rise to a right of cancellation by any party to such Material Contract.

3.15    Licenses. Section 3.15 of the Disclosure Schedule contains a true and complete list of all Licenses and pending applications for Licenses required or used in the operation of the Business. Prior to the date hereof, the Company has delivered or made available to the Buyer true and complete copies of all such Licenses. Except as disclosed in Section 3.15 of the Disclosure Schedule:
(a)    the Company owns or validly holds all Licenses;
(b)    each License is valid, binding and in full force and effect; and
(c)    the Company has not received any written notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any License.
3.16    Insurance. Section 3.16 of the Disclosure Schedule contains a true and complete list of all liability, property and workers’ compensation insurance policies currently in effect that insure the operations or employees working at or for the Company or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (a) have been issued to the Company or (b) have been issued to any Person (other than the Company) for the benefit of the Company. To the Knowledge of the Principal Sellers, each policy listed in Section 3.16 of the Disclosure Schedule is valid and binding and in full force and effect. All premiums due under such policies have been paid, and the Company has not received any written notice of cancellation, non-renewal or termination in respect of any such policy. Neither the Company nor any Principal Seller has received notice that any insurer under any policy referred to in this Section 3.16 is denying liability with respect to an unresolved claim thereunder or defending such claim under a reservation of rights clause.
3.17    Affiliate Transactions. Except as set forth in Section 3.17 of the Disclosure Schedule, (i) there are no intercompany liabilities between the Company, on the one hand, and any Seller or any Affiliate of the Company or of any Seller, on the other, (ii) no Seller or Affiliate of the Company or of any Seller provides or causes to be provided any assets, services or facilities to the Company, (iii) the Company does not provide or cause to be provided any assets, services or facilities to any Seller or any Affiliate of the Company or of any Seller and (iv) the Company does not own, directly or indirectly, any Investment Assets issued by any Seller or any Affiliate of the Company or of any Seller.
3.18    Employees; Labor Relations. Section 3.18 of the Disclosure Schedule sets forth a true and complete list of all of the employees of the Company as of the date of this Agreement, setting forth each employee’s name and title, and all current independent contractors to the Company, including the respective positions and rates of compensation and each such person’s status as exempt/non-exempt, and bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Knowledge of the Principal Sellers, threatened with respect to the Company. The Company has no material liability and, except as set forth on Section 3.18 of the Disclosure Schedule and except for the Phantom Unit Plan and the Cash Retention Bonus Plan, the Company is not a party to or bound by any currently effective deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Knowledge of the Principal Sellers, no employee of the Company or any consultant or advisor with whom the Company has contracted is in material violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and, to the Knowledge of the Principal Sellers, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred.
(a)    Other than as expressly contemplated by this Agreement or the Cash Retention Bonus Plan or as set forth in Section 3.18(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement, any other transaction contemplated by this Agreement or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) increase any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
(b)    The Company is in material compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors, consultants and advisors), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any material unfair labor practice.
(c)    There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. To the Knowledge of the Principal Sellers, there are no activities or proceedings of any labor union to organize the Company’s employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Principal Sellers, threatened which may interfere with the respective business activities of the Company.
(d)    The employment of the employees of the Company is “at will” and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as set forth on Section 3.18(d) of the Disclosure Schedule. The Company does not have a present intention to terminate the employment of any officer, key employee or group of employees. The engagement of each independent contractor currently engaged by the Company may be terminated upon written notice by either party.
(e)    The Company has made available to the Buyer true, correct and complete copies of each of the following: all Plans documents including any amendments and related services or insurance contracts; all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisors; all agreements relating to acceleration of vesting rights; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company; the most current management organization chart(s); all agreements and/or insurance binders providing for the indemnification of any officers or managers of the Company; summary Liability for termination payments to current and former managers, officers and employees of the Company; and a schedule of bonus commitments made to employees of the Company. The Company has made available to the Buyer true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession with respect to any unvested securities or other property issued by the Company to any of its employees, non-employee managers, consultants and other service providers.
(f)    Each Plan complies, in both form and operation, in all material respects, with its terms, ERISA, if applicable, and the Code, if applicable, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Company or the Buyer of any liability, fine or penalty.
3.19    Environmental Matters.
(a)    Except as disclosed in Section 3.19(a) of the Disclosure Schedule, the ownership, use and operation by the Company of the Business and Assets and Properties of the Company have been, are and will be on the Closing Date, in material compliance with all Environmental Laws, and no Environmental Action has been filed, commenced or, to the Knowledge of the Principal Sellers, threatened against the Company for failure to so comply or for recovery of any Losses by any Person relating to the Release of Hazardous Materials.
(b)    The Company has made timely applications for issuance or renewal of, and has received and holds all Environmental Permits required to own, use, and operate the Assets and Properties of the Company in the manner owned, used, or operated by the Company prior to the Closing Date, and to the Knowledge of the Principal Sellers such Environmental Permits are valid and in full force and effect. To the Knowledge of the Principal Sellers, the Company is in compliance with such Environmental Permits.
(c)    Except as disclosed in Section 3.19(c) of the Disclosure Schedule, to the Knowledge of the Principal Sellers no Hazardous Material has been generated, transported or disposed of by or on behalf of the Company at any site for which Environmental Law requires (i) notice to any Person, (ii) further investigation or (iii) any form of response action.
(d)    Except as set forth on Section 3.19(d) of the Disclosure Schedule, the Company has not agreed to or assumed any responsibility or liability relating to environmental or health and safety matters under any lease, purchase agreement, sale agreement, joint venture or any similar Contract relating to the Business and the Assets and Properties of the Company.

3.20    Healthcare Compliance. The Company has complied in all material respects with all applicable Healthcare Legal Requirements and, within the last five years, there has been no action or proceeding pending, or to the Knowledge of the Principal Sellers, threatened, by any Governmental or Regulatory Authority that the Company is in violation of any Healthcare Legal Requirement.
3.21    Health Information Compliance.
(a)    The Company has complied in all material respects with all applicable Health Information Laws. Where required by the Health Information Laws, the Company has entered into HIPAA-compliance business associate agreements and is not in material violation of the terms thereof.
(b)    Except as disclosed in Section 3.21(b) of the Disclosure Schedule, to the Knowledge of the Principal Sellers (i) the Company is not under investigation by any Governmental or Regulatory Authority for a material violation of any Health Information Laws and (ii) during the past five years, the Company has not suffered any breach in security that has permitted any unauthorized access to the personal data under the Company’s control or possession that has resulted in any obligation to report to any Governmental or Regulatory Authority.
3.22    FDA and Related Matters.
(a)    The Company is and has been in compliance in all material respects with any applicable provisions of the Federal Food, Drug and Cosmetic Act of 1938, as amended, including the rules and regulations promulgated thereunder (the “FDCA”).
(b)    As to each product or product candidate subject to the FDCA that has been developed by the Company (each such product or product candidate, a “Medical Device”), each such Medical Device has been designed, developed, and promoted in compliance in all material respects with the requirements of the FDCA and all other applicable Healthcare Legal Requirements. Except as disclosed in Section 3.22(b) of the Disclosure Schedule, during the past five years, the Company has not received any FDA Form 483, notice of adverse finding, or other correspondence from the FDA or any other Governmental or Regulatory Authority, and there is no action or proceeding pending, or to the Knowledge of the Principal Sellers, threatened, contesting the premarket clearance or approval, the uses, or the promotion of any Medical Device.
(c)    Except as disclosed in Section 3.22(c) of the Disclosure Schedule, during the past five years, the Company has not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, with respect to any Medical Device, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Medical Device.

3.23    Substantial Customers.
(a)    Section 3.23 of the Disclosure Schedule lists the 10 largest customers of the Company, on the basis of revenues for (i) the year ended December 31, 2015, and (ii) the six month period ended June 30, 2016 (each a “Substantial Customer”).
(b)    No Substantial Customer has ceased or materially reduced its purchase of goods or services from the Company since the Financial Statement Date or, to the Knowledge of the Principal Sellers, has threatened to cease or materially reduce such purchases after the date hereof.
3.24    Substantial Suppliers.
(a)    Section 3.24 of the Disclosure Schedule lists each supplier of the Company that has been paid in excess of $25,000 by the Company in the aggregate during the 12 months ended June 30, 2016 (each, a “Substantial Supplier”).
(b)    No Substantial Supplier has ceased or materially reduced its existing Contracts with the Company since the Financial Statement Date or, to the Knowledge of the Principal Sellers, has threatened to cease or materially modify such Contracts after the date hereof.
3.25    No Powers of Attorney. The Company has no powers of attorney or comparable delegations of authority outstanding.
3.26    Accounts Receivable. All of the accounts receivable of the Company are valid and enforceable claims, subject to no material set off or counterclaim, except as required by the terms of any Contract existing as of the date hereof or by applicable Law. All accounts receivable of the Company arose out of bona fide transactions in the ordinary course of business.
3.27    Disclosure. No representation or warranty by the Principal Sellers contained in this Article III contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Article III not misleading.
3.28    No Other Representations and Warranties. Neither the Company, the Sellers, nor their respective representatives have made any representations or warranties, express or implied, including implied warranties of merchantability or fitness for a particular purpose, of any nature whatsoever relating to the Company, the Company’s assets and properties, the Membership Interests or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties set forth (i) in Article II or this Article III, (ii) in the Disclosure Schedule, (iii) in any certificate furnished or to be furnished to the Buyer or the Sellers pursuant to this Agreement or (iv) in the Related Agreements.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

In order to induce the Sellers to enter into this Agreement, the Buyer makes the representations and warranties set forth below, which are true, correct and complete on the date hereof and shall be true, correct and complete as of the Closing. The Buyer has delivered the Buyer Disclosure Schedule to the Sellers on the date hereof. The disclosures in the Buyer Disclosure Schedule relate only to the representations and warranties in the Section of this Article IV to which they expressly relate and to those other representations and warranties in this Article to the extent that the relevance of such disclosures to such other representations and warranties is readily apparent from the information disclosed.
4.1    Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Buyer has full power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
4.2    Execution and Delivery. The execution, delivery and performance of this Agreement, and the Related Agreements to which the Buyer is a party, by the Buyer and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Board of Directors of the Buyer, and except as expressly contemplated in this Agreement no other action on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement, and the Related Agreements to which the Buyer is a party, by the Buyer and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, and upon the execution and delivery by the Buyer of the Related Agreements to which the Buyer is a party, the Related Agreements will constitute, legal, valid and binding obligations of the Buyer, as the case may be, enforceable against the Buyer in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the other parties thereto, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally.
4.3    Authority. The Buyer has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties.
4.4    No Conflicts. The execution and delivery by the Buyer of this Agreement and the Related Agreements to which the Buyer is a party, the performance of its obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Buyer;
(b)    subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 4.4 of the Buyer Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Buyer or any of its Assets and Properties; or

(c)    except as disclosed in Section 4.4 of the Buyer Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require the Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract to which the Buyer is a party or by which any of the Buyer’s Assets and Properties is bound.
4.5    Governmental Approvals and Filings. Except as disclosed in Section 4.5 of the Buyer Disclosure Schedule, no consent, approval or action of, filing with or notice to, any Governmental or Regulatory Authority on the part of the Buyer is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
4.6    Litigation. There are no Actions or Proceedings to which the Buyer or any Affiliate of the Buyer is a party pending or, to the Knowledge of the Buyer threatened, that involve or could involve the validity of this Agreement or any Related Agreement or of any action taken or to be taken by the Buyer in connection with this Agreement, any Related Agreement, or the Acquisition.
4.7    Knowledge and Access to Information. The Buyer (a) has conducted a due diligence investigation of the Company, the Business, and the Assets and Properties of the Company sufficient, in the judgment of the Buyer, to reach an informed decision concerning the Acquisition and its decision to proceed with the Acquisition, (b) has been solely responsible for its due diligence investigation and its analysis concerning the merits and risks attributable to its purchase of the Membership Interests, (c) and to the Knowledge of the Buyer, has had sufficient access to the records and properties of the Company, the Business, and the Assets and Properties of the Company in connection with its due diligence investigation and otherwise, to reach an informed decision concerning the Acquisition and its decision to proceed with the Acquisition.
4.8    Securities Law Matters.
(a)    The Buyer is well versed in financial matters and has such knowledge and experience in financial and business matters that the Buyer is fully capable of understanding the merits and risks of purchasing the Membership Interests hereunder.
(b)    The Buyer is acting herein for the Buyer’s own account and is acquiring the Membership Interests for investment without a view to the resale or other distribution thereof except in compliance with the Securities Act. The Buyer is financially able to hold the Membership Interests for long-term investment and recognizes that there are substantial risks involved in its investment in the Membership Interests.
(c)    The Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.
(d)    The Buyer understands and acknowledges that (i) none of the Membership Interests have been registered or qualified under the Securities Act or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (ii) all of the Membership Interests constitute “restricted securities” as defined in Rule 144 under the Securities Act, (iii) none of the Membership Interests are traded or tradable on any securities exchange or over-the-counter; and (iv) none of the Membership Interests may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Membership Interests and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.
ARTICLE V
CONDITIONS TO CLOSING
5.1    Conditions to Obligation of the Buyer to Close. The obligation of the Buyer to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Sellers under this Agreement, including under Article II and Article III, disregarding all qualifications and exceptions contained therein related to materiality, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.
(b)    Observance and Performance. The Sellers shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the Closing Date, including the execution and delivery of the Related Agreements.
(c)    No Adverse Change. There shall have not occurred since the Financial Statement Date any event or events that individually or in the aggregate has had or would be reasonably likely to have a Material Adverse Effect.
(d)    Principal Sellers Certificates. Each Principal Seller shall have delivered to the Buyer a certificate, dated the Closing Date, executed by an officer, manager or managing member of each Principal Seller (if an entity) or by such Principal Seller (if a natural person), and certifying (i) to the satisfaction of the conditions specified in Sections 5.1(c) and (h) hereof, (ii) that the Articles of Organization of the Company (the “Articles of Organization”) are in full force and effect as of the Closing, and (iii) that the Company Operating Agreement is in full force and effect as of the Closing.
(e)    Sellers Certificates. Each Seller shall have delivered to the Buyer a certificate, dated the Closing Date, executed by an officer, manager or managing member of each Seller (if an entity) or by such Seller (if a natural person), and certifying to the satisfaction of the conditions specified in Sections 5.1(a) and (b) hereof.
(f)    Consents of Third Parties. The Sellers shall have delivered to the Buyer duly executed copies of all consents and approvals (i) required for the consummation of the transactions contemplated by this Agreement and the Related Agreements, and (ii) as otherwise set forth in Schedule C, in each case in a form reasonably approved by the Buyer.
(g)    Closing Documents. The Buyer shall have received such further instruments and documents, normal and customary for transactions such as those contemplated by this Agreement, as may be reasonably requested by the Buyer to consummate the transactions contemplated hereby.
(h)    No Legal Actions. No Governmental or Regulatory Authority shall have issued an order not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement. No Person shall have instituted an Action or Proceeding that shall not have been previously dismissed or settled seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or the Related Agreements or seeking damages with respect hereto or thereto.
(i)    Resignation of Managers and Officers. The managers and officers of the Company shall have tendered, effective at Closing, their resignations as managers and officers.
(j)    Tender of Membership Interests. The Sellers shall have tendered certificate(s), if applicable, representing all of the Membership Interests, free and clear of any Lien, which certificate(s) shall be duly endorsed (or accompanied by duly executed transfer powers).
(k)    Assignment of Membership Interests. Each Seller shall have executed and delivered to the Buyer an Assignment of Membership Interests.
(l)    Noncompetition Agreements. Each of the Principal Sellers and Key Employees shall have executed and delivered to the Buyer a Noncompetition Agreement in the form attached hereto as Exhibit C (the “Noncompetition Agreement”), and no action to rescind any such Noncompetition Agreement shall have been taken prior to the Closing.
(m)    Key Employees. Each of the Key Employees and Critical Employees shall have executed and delivered to the Buyer an Offer Letter and each Key Employee and Critical Employee shall remain employed by the Buyer at the Closing.
(n)    Written Acknowledgments. The Buyer shall have received written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company or the Sellers, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement, the Acquisition or otherwise, acknowledges the total amount of Transaction Expenses that is payable to such Person in connection with this Agreement and the Acquisition or otherwise.

(o)    Escrow Agreement. The Buyer shall have received the Escrow Agreement, executed by the Sellers Representative.
(p)    Certificate of Status. The Buyer shall have received a Certificate of Status from the Secretary of State of the State of Indiana and each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within three (3) Business Days prior to the Closing Date, and certifying, to the extent applicable, that the Company is in good standing and, to the extent provided by such certificate, that all applicable state franchise or similar Taxes and fees of the Company through and including the date of the certificate have been paid.
(q)    Spreadsheet. The Buyer shall have received the Spreadsheet and a certificate executed by the Company, dated as of the Closing Date, certifying that the Spreadsheet is true, correct and complete.
(r)    Payoff Letters. The Buyer shall have received executed payoff and release letters (each, a “Payoff Letter”) for all Company Debt, in a form reasonably satisfactory to the Buyer.
(s)    Purchase Price Adjustment Certificate. The Buyer shall have received the Purchase Price Adjustment Certificate.
(t)    Closing Balance Sheet. The Buyer shall have received the Company’s balance sheet as of the close of business on the day immediately preceding the Closing Date prepared in good faith and on a consistent basis with the Financial Statements (the “Closing Balance Sheet”).
(u)    Cash Retention Bonus Plan. The Company shall have adopted a cash retention bonus plan (the “Cash Retention Bonus Plan”) in the form attached hereto as Exhibit F providing for payment to certain employees of the Company of Cash Retention Bonuses in an aggregate amount of $2,500,000 and shall have provided each Cash Retention Bonus Plan Participant with a cash retention bonus agreement (the “Cash Retention Bonus Agreement”) in the form attached hereto as Exhibit G and each of the Cash Retention Bonus Plan Participants shall have executed a Cash Retention Bonus Agreement.
(v)    401(k) Termination. Unless otherwise requested by the Buyer in writing no less than three Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the Company’s Board of Managers, certified by the Secretary of the Company, authorizing the termination of the Company’s 401(k) Plan (the “401(k) Plan”), and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing.

5.2    Conditions to Obligations of the Sellers to Close. The obligations of the Sellers to effect the closing of the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Buyer under this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.
(b)    Observance and Performance. The Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.
(c)    Officer’s Certificate. The Buyer shall have delivered to the Sellers a certificate, dated the Closing Date, executed by an officer of the Buyer and certifying to the satisfaction of the conditions specified in Sections 5.2(a), (b) and (d) hereof.
(d)    No Legal Actions. No Governmental or Regulatory Authority shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement. No Person shall have instituted an Action or Proceeding that shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS
6.1    Conduct of the Company, the Business, and the Assets and Properties Pending the Acquisition. Except as set forth on Schedule 6.1 to this Agreement, the Sellers agree (and agree to cause the Company), from the date hereof until Closing, except to the extent that the Buyer shall otherwise consent in writing:
(a)    the Sellers shall, and shall cause the Company to (i) operate the Company’s Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact the Company’s present business organizations and relationships with Persons having business relationships with it; (ii) maintain all of the Company’s Assets and Properties in substantially the same condition as such Assets and Properties exist on the date hereof, ordinary wear and tear excepted; and (iii) maintain the Books and Records of the Company in the usual, regular and ordinary manner, on a basis consistent with past practice;
(b)    except as provided in Section 6.8, no amendment shall be made to the Organizational Documents of the Company;
(c)    the Company shall not issue any equity interest, nor shall it grant or obligate itself to grant any Option;

(d)    there shall not be any declaration or payment of any dividend or other distribution in respect to the Membership Interests;
(e)    the Company shall not (i) enter into any employment contract or consulting agreement or make any offer of employment to any persons or offer to engage any person as a consultant, or (ii) other than pursuant to any written Contract in existence prior to the date of this Agreement, increase the wages, salary, fees or other compensation of any person(s) presently employed by the Company or rendering any services to the Company;
(f)    except in the ordinary course of business and except for the consents and waivers described in Section 5.1(f) above, the Company shall not (i) materially amend or renew, or waive or release any rights of material value under, any of the Material Contracts, Real Property Leases or Licenses or (ii) enter into, amend or modify any Contract that would (if entered into, amended or modified prior to the date hereof) constitute a Material Contract;
(g)    the Sellers, the Company and their respective Representatives shall not take any action (or authorize any Representative of the Company or any Seller to take any action), directly or indirectly, to negotiate or discuss with any Person, or solicit from any Person, any offer or indication of interest regarding (i) any sale, transfer or disposition of any of the Assets and Properties of the Company other than in the ordinary course of business, or (ii) (A) any merger or consolidation of the Company with any Person other than the Buyer, (B) any equity or debt investment in the Company by any Person other than the Buyer, or (C) any sale or transfer of any membership interests of the Company other than to the Buyer;
(h)    the Company shall not make operating, capital or other expenditures in excess of $25,000 per calendar month, prorated based on the number of days in any partial month between the date hereof and the Closing; provided, however, that the Company may pay Transaction Expenses;
(i)    the Company shall not make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to an income or other material Tax Return, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, if such action could have the effect of increasing the Tax Liability of the Company, the Buyer or its Affiliates for any period ending after the Closing Date;
(j)    the Company shall not sell, transfer or dispose of any of the Assets and Properties of the Company other than obsolete equipment or other assets sold, transferred or disposed of in the ordinary course of business; and
(k)    the Company shall not grant any Lien on any of the Assets and Properties of the Company or incur any debt other than liabilities to third parties arising in the ordinary course of business consistent with past practices.
6.2    Books and Records; Access and Information. From the date of this Agreement until the Closing, the Sellers shall, and shall cause the Company to, give to the Buyer, its officers and representatives reasonable access to the premises and the Books and Records of the Company, and provide the Buyer with such financial and operating data and other information as the Buyer shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the Business, and any information so provided shall be subject to the Confidentiality Agreement (as defined in Section 10.12) and Section 6.5 of this Agreement; and provided further that nothing herein shall require the Company to furnish to the Buyer or provide the Buyer with access to information or employees which legal counsel for the Company reasonably concludes may give rise to issues under any federal, state or foreign Law that is designated or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraint of trade or lessening of competition.
6.3    Notification of Certain Matters. Subsequent to the date of this Agreement and on or prior to the Closing, the Sellers, on the one hand, and the Buyer, on the other hand, shall each promptly notify the other of:
(a)    the receipt of any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any of the Material Contracts, Real Property Leases or Licenses;
(b)    the receipt of any notice or other communication from any third party whose consent or approval is or may be required in connection with the transactions contemplated by this Agreement or the Related Agreements, denying such consent or approval;
(c)    the receipt of any notice or other communication from any Governmental or Regulatory Authority in connection with the transactions contemplated hereby;
(d)    any event or events that individually or in the aggregate could have a Material Adverse Effect; or
(e)    any condition or fact that would not permit any of them to satisfy a condition to the other’s obligation to effect the transactions contemplated hereby, or any event or condition known to or discovered by them, as applicable, that if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of the applicable party contained herein being untrue.
The delivery of any notice pursuant to this Section 6.3 or otherwise shall not be deemed to cure any breach of any representation, warranty, or covenant or limit or affect the remedies of the party receiving the notice.
6.4    Updated Disclosure Schedules. After the date of this Agreement, the Sellers Representative (on behalf of the Sellers) may update the Disclosure Schedule and/or the Article II Disclosure Schedule (each an “Updated Schedule”) no later than three Business Days prior to the Closing to reflect any matter hereafter arising which, if existing on the date hereof, would have been required to be set forth or described in the Disclosure Schedule or the Article II Disclosure Schedule; provided, however, that such supplements or amendments to the Disclosure Schedule shall not be deemed to amend or otherwise modify the Disclosure Schedule delivered on the date of this Agreement or the representations and warranties of the Company contained herein or otherwise have any effect on the satisfaction of the conditions to the Buyer’s obligations to close hereunder or on the Company’s indemnification obligations hereunder.
6.5    Confidentiality. Each of the parties hereto agrees that it shall, and shall cause its Affiliates and Representatives to hold in strict confidence all data and information obtained by them from the other parties hereto (unless such information is required, in legal counsel’s written opinion, to be disclosed in legal or administrative proceedings, or in the case of Buyer pursuant to applicable securities Laws) and shall not, and shall ensure that such Affiliates and Representatives do not, except as required by Law (in legal counsel’s written opinion, or in the case of Buyer pursuant to applicable securities Laws), disclose such information to others without the prior written consent of the party from which such data or information was obtained.
6.6    Cooperation by the Parties.
(a)    Consents. The parties hereto shall use their commercially reasonable efforts (which shall include such commercially reasonable efforts up to and after the Closing) to cooperate with each other to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including consents listed in Section 2.3 of the Article II Disclosure Schedule and in Section 3.2 of the Disclosure Schedule) as shall be required in order to enable the parties to effect the transactions contemplated hereby, and the parties hereto shall otherwise use their commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which each of them respectively has control to be satisfied.
(b)    Access to Records. The parties acknowledge and agree that after the Closing, the Sellers or their successors may need access to information or documents in the control or possession of the Buyer for the purpose of preparing or filing Tax Returns or dealing with other matters relating to the pre-Closing ownership and operation of the Company. The Buyer shall reasonably cooperate with the Sellers in this regard and, during normal business hours, make available for inspection and copying by the Sellers and their successors and their respective Representatives, upon prior written request and at their sole cost and expense, such records and files as are reasonably necessary to facilitate the purposes of the preceding sentence.
6.7    Termination of Plans. Effective as of the date immediately preceding the Closing Date, the Company shall terminate all Plans that are “employee benefit plans” within the meaning of ERISA, including any intended to include a Code Section 401(k) arrangement (unless the Buyer provides written notice to the Company no later than three Business Days prior to the Closing Date that such Plans shall not be terminated). The Company shall provide the Buyer with evidence that such Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Managers. The form and substance of such resolutions shall be subject to review and approval by the Buyer. The Company also shall take such other actions in furtherance of terminating such Plan(s) as the Buyer may reasonably require. In the event that termination of the 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to the Buyer.
6.8    Operating Agreement. Prior to the Closing, the Sellers shall cause the Company to adopt an amendment to the Limited Company Operating Agreement, in accordance with the terms of the Company Operating Agreement, providing that upon the consummation of the Buyer’s purchase of the Membership Interests and payment of the Purchase Price pursuant to this Agreement, the Purchase Price shall be paid out in the manner, and in the amounts, set forth in Section 1.2.
6.9    Spreadsheet, Purchase Price Adjustment Certificate and Closing Balance Sheet. At least three (3) Business Days prior to the Closing Date, the Sellers Representative shall prepare and deliver to the Buyer the draft Spreadsheet, the draft Purchase Price Adjustment Certificate and a draft Closing Balance Sheet, which shall be subject to the Buyer’s reasonable review and approval. On the date prior to the Closing Date, the Sellers Representative shall prepare and deliver to the Buyer the final Closing Balance Sheet, final Purchase Price Adjustment Certificate and the final Spreadsheet, which shall be subject to the Buyer’s reasonable review and approval.
6.10    Cash Retention Bonus Plan. Following the Closing Buyer shall make directly (or indirectly through the Company), when due, the payments required to be made under the Cash Retention Bonus Plan and the Cash Retention Bonus Agreements. The recipients of awards under the Cash Bonus Plan and the Cash Retention Bonus Agreements shall be deemed express third party beneficiaries of this Section 6.10.
6.11    Licensing Matter. If, following the Closing, Buyer causes the Specified License (as defined in the Disclosure Schedule) to be terminated, and recovers prepaid licensing fees in respect thereof that were paid by the Company prior to the Closing, Buyer shall promptly pay such recovered amounts to Extension Holdings.
6.12    Registered IP. To the extent not registered in the name of the Company, the Sellers shall cause (i) all domain names included in the Company Registered Intellectual Property to be registered in the Company’s name and with current contact information and (ii) all trademarks included in the Company Registered Intellectual Property to be owned in the name of the Company.
ARTICLE VII
INDEMNIFICATION
7.1    Escrow Fund. Subject to the terms and conditions of this Article VII, the Escrow Amount shall be available to compensate the Buyer Indemnitees for Losses pursuant to the indemnification obligations of the Sellers hereunder.
7.2    Indemnification by the Sellers. Each of the Sellers, severally and not jointly, hereby agrees to indemnify and hold harmless the Buyer and its officers, directors, agents, employees and Affiliates, including the Company (the “Buyer Indemnitees”) from and after the Closing Date from and against, and shall reimburse the Buyer Indemnitees for, any and all Losses resulting from or arising out of or relating to the following:

(a)    any breach of or inaccuracy in any representation or warranty made by such Seller under Article II of this Agreement (including the Article II Disclosure Schedule) or under any Related Agreement to which such Seller is a party;
(b)    any breach or non-fulfillment of any covenant or agreement of such Seller under this Agreement or under any Related Agreement to which such Seller is a party; and
(c)    any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with such Seller in connection with this Agreement or the transactions contemplated by this Agreement.
7.3    Indemnification by the Principal Sellers. Each of the Sellers, severally and not jointly (other than as provided in Section 7.8 below regarding claims against the Escrow Fund), hereby agree to indemnify and hold harmless the Buyer Indemnitees from and after the Closing Date from and against, and shall reimburse the Buyer Indemnitees for, any and all Losses resulting from, arising out of or relating to any of the following:
(a)    any breach of or inaccuracy in any representation or warranty made by the Principal Sellers under Article III of this Agreement (including the Disclosure Schedule);
(b)    any breach or non-fulfillment of any covenant or agreement of any Principal Seller under this Agreement;
(c)    any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with the Company in connection with the transactions contemplated by this Agreement;
(d)    any inaccuracy in the Spreadsheet or the Purchase Price Adjustment Certificate (including any inaccuracy in Transaction Expenses or Company Debt);
(e)    any claim asserted or held by any current, former or alleged Member or holder of equity interests of the Company, alleging ownership of, interest in or right to acquire any Membership Interests or other equity in the Company, or relating to the transactions contemplated by this Agreement;
(f)    any Pre-Closing Taxes not expressly included in the calculation of the Purchase Price;
(g)    any claim or Losses arising out of, resulting from, or related to the matters set forth on Section 7.3 of the Disclosure Schedule; and
(h)    any fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company or any Seller relating to this Agreement or the transactions contemplated by this Agreement.

7.4    Indemnification by the Buyer. The Buyer hereby agrees to indemnify and hold harmless the Sellers and their respective officers, managers, agents, employees, heirs, administrators and Affiliates (excluding the Company) and the Sellers Representative (the “Seller Indemnitees” and together with the Buyer Indemnitees, the “Indemnitees”) from and after the Closing Date from and against, and shall reimburse the Seller Indemnitees for, any and all Losses resulting from or arising out of the following:
(a)    any breach of or inaccuracy in any representation or warranty made by the Buyer under this Agreement (including the Buyer Disclosure Schedule);
(b)    any breach or non-fulfillment of any covenant or agreement of the Buyer under this Agreement or under any Related Agreement to which Buyer is a party; and
(c)    any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with the Buyer or any Affiliate of the Buyer in connection with the transactions contemplated by this Agreement.
7.5    Procedures for Indemnification.
(a)    If there occurs an event which any Buyer Indemnitee asserts is an indemnifiable event pursuant to Section 7.2 or 7.3, the Buyer or Buyer Indemnitee shall promptly provide notice (the “Notice of Claim”) to the Seller that is obligated to provide indemnification hereunder (each, a “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties”) or to the Sellers Representative on behalf of such Seller Indemnifying Party(ies). Providing the Notice of Claim shall be a condition precedent to any liability of the Seller Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Seller Indemnifying Party of its obligations hereunder but only if and to the extent that such failure materially prejudices the Seller Indemnifying Party hereunder.
(b)    If there occurs an event which any Seller Indemnitee asserts is an indemnifiable event pursuant to Section 7.4, the Sellers Representative on behalf of a Seller Indemnitee shall promptly provide a Notice of Claim to the Buyer, as the party obligated to provide indemnification (the “Buyer Indemnifying Party” and together with the Seller Indemnifying Parties, each shall be referred to as an “Indemnifying Party” and collectively, the “Indemnifying Parties”). Providing the Notice of Claim shall be a condition precedent to any liability of the Buyer Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Buyer Indemnifying Party of its obligations hereunder but only if and to the extent that such failure materially prejudices the Buyer Indemnifying Party hereunder.
(c)    In case any third-party Action or Proceeding shall be brought against any Buyer Indemnitee, Buyer, on behalf of the Buyer Indemnitees shall provide a Notice of Claim to the Seller Indemnifying Party, or to the Sellers Representative on behalf of such Seller Indemnifying Party(ies), of the commencement thereof. The Buyer Indemnitee shall then have the right, in its sole discretion, to defend and settle or resolve any such claim, and the reasonable cost and expense incurred by the Buyer Indemnitees in connection with such defense, settlement or resolution shall be included in Losses for which the Buyer Indemnitees shall be entitled to indemnification hereunder; provided, however, that (i) the Buyer Indemnitees shall not agree to any settlement in excess of $250,000 individually, or $500,000 in the aggregate for all such settlements, without the prior written consent of the Sellers Representative, such prior written consent not to be unreasonably withheld, conditioned or delayed (and with the Sellers Representative agreeing to respond in writing within 15 Business Days of written notice to the Sellers Representative of a proposed settlement with an acceptance or rejection of such settlement, and in the case of an objection, the details and basis therefor), and (ii) any settlement without the prior written consent of the Sellers Representative shall not in and of itself be determinative of the existence of such Losses or whether such matter is indemnifiable hereunder. The Sellers Representative, on behalf of the Seller Indemnifying Party(ies), shall have the right to participate at its or the Seller Indemnifying Party(ies) own expense in the defense of such claim (to the extent that such participation does not affect any privilege relating to any Buyer Indemnitee) but shall not be entitled to assume or control the defense of such claim.
(d)    Upon receipt of a Notice of Claim, the Indemnifying Party (or, if applicable, the Sellers Representative on behalf of such Indemnifying Party) shall have 20 calendar days to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnitee (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Loss in respect thereof has not yet been determined, such 20-day period in respect of, but only in respect of the amount of the Loss, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnitee to the Indemnifying Party (or, if applicable, the Sellers Representative on behalf of such Indemnifying Party) setting forth the amount of the Loss that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the Loss asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnitee, and any undisputed amount shall be promptly paid over to the Indemnitee. If no such Contest Notice is given within such 20-day period, the obligation of the Indemnifying Party to pay the Indemnitee the amount of the Loss set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.
(e)    If a Contest Notice is provided to the Indemnitee within the 20-day period referred to in Section 7.5(d), the Indemnitee and the Indemnifying Party (or, if applicable, the Sellers Representative on behalf of such Indemnifying Party) shall attempt in good faith for 45 days after the Indemnitee’s receipt of the Contest Notice to resolve such objection. If the Indemnitee and the Indemnifying Party (or, if applicable, the Sellers Representative on behalf of such Indemnifying Party) shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either the Buyer or Sellers Representative may submit the dispute to mandatory, final and binding arbitration pursuant to Section 10.15 below and the decision of the arbitrator as to the validity and amount of any claim in the relevant Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement.
(f)    Subject to the foregoing, the Indemnifying Party shall make any payment required to be made under this Article in cash and on demand (to the extent, if applicable, that such amount is not recovered by Buyer from the Escrow Fund). Any payments required to be paid by an Indemnifying Party under this Article that are not paid within 10 Business Days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnitee, immediately upon demand, interest at the rate of 5% per annum, not to exceed the maximum nonusurious rate allowed by applicable Law, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Losses of the Indemnitee.
7.6    Survival.
(a)    The representations, warranties, covenants and agreements of the parties contained in this Agreement and the Related Agreements shall survive the execution and delivery of this Agreement, the Related Agreements and the Closing.
(b)    The liability of the Sellers for their indemnification obligations arising under Section 7.2 of this Agreement shall be limited to claims for which a Buyer Indemnitee delivers a Notice of Claim on or before the third anniversary date of the Closing Date.
(c)    The liability of the Sellers for their indemnification obligations arising under Section 7.3(a) of this Agreement shall be limited to claims for which a Buyer Indemnitee delivers a Notice of Claim on or before the 18-month anniversary date of the Closing Date (the “Escrow Termination Date”); provided, however, that any indemnification obligation relating to (i) Section 3.7 (Taxes) shall be limited to claims for which a Buyer Indemnitee delivers a Notice of Claim on or before the 45th day after the expiration of the applicable statute of limitations and (ii) Sections 3.12 (Tangible Assets and Properties), 3.13 (Intellectual Property), 3.20 (Healthcare Compliance), 3.21 (Health Information Compliance) and 3.22 (FDA and Related Matters) shall be limited to claims for which a Buyer Indemnitee delivers a Notice of Claim on or before the third anniversary date of the Closing Date. The liability of the Sellers for their indemnification obligations arising under Section 3.1 (Organization; Equity Interests) and Sections 7.3(b)-(f) of this Agreement shall be limited to claims for which a Buyer Indemnitee delivers a Notice of Claim on or before the fifth anniversary date of the Closing Date. The liability of the Sellers for their indemnification obligations arising under Section 7.3(g) of this Agreement shall be limited to claims for which a Buyer Indemnitee delivers a Notice of Claim on or before the third anniversary date of the Closing Date. The liability of the Sellers for their indemnification obligations arising under Section 7.3(h) of this Agreement shall be limited to claims for which a Buyer Indemnitee delivers a Notice to Claim on or before the fifth anniversary date of the Closing Date.

(d)    The liability of the Buyer for the Buyer’s indemnification obligations arising out of Section 7.4(a) or Section 7.4(c) of this Agreement shall be limited to claims for which a Seller Indemnitee delivers a Notice of Claim on or before the 18-month anniversary date of the Closing Date; provided, however, that any indemnification obligation relating to Section 4.8 shall be limited to claims for which the Sellers Representative on behalf of a Seller Indemnitee delivers a Notice of Claim on or before the third anniversary date of the Closing Date. The liability of the Buyer for the Buyer’s indemnification obligations arising under Section 7.4(b) of this Agreement shall be limited to claims for which the Sellers Representative on behalf of a Seller Indemnitee delivers a Notice of Claim on or before the fifth anniversary date of the Closing Date.
(e)    The survival periods set forth in this Section 7.6 with respect to claims for indemnification are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations.
7.7    Limitations on Indemnification.
(a)    The Sellers shall not have any liability with respect to, or obligation to indemnify for, Losses under Section 7.3(a) hereof unless the aggregate amount of Losses for which the Sellers would, but for the provisions of this Section 7.7(a), be liable to indemnify exceeds, on an aggregate basis, $412,500, in which case the Sellers shall be liable for all such Losses (including amounts in excess of such threshold); provided, however, that such threshold shall not apply to Losses related to any of the matters described in Sections 3.1 or 3.7 hereof.
(b)    The Buyer shall not have any liability with respect to, or obligation to indemnify for, Losses under Section 7.4(a) hereof unless the aggregate amount of Losses for which the Buyer would, but for the provisions of this Section 7.7(b), be liable to indemnify exceeds, on an aggregate basis, $412,500, in which case the Buyer shall be liable for all such Losses (including amounts in excess of such threshold).
(c)    Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of the Sellers (i) under Section 7.3(a) hereof (other than with respect to Sections 3.1, 3.7, 3.12, 3.13, 3.20, 3.21 and 3.22) shall not exceed the Escrow Amount and (ii) under Section 7.3(a) as it relates to Sections 3.12, 3.13, 3.20, 3.21 and 3.22 shall not exceed 30% of the Purchase Price.
(d)    Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of the Sellers under this Agreement shall not exceed the Purchase Price, provided that such limitation shall not apply to Section 7.3(h).
(e)    Notwithstanding any other provision of this Agreement, the maximum liability of each Seller for indemnification under this Agreement shall not exceed that portion of the Purchase Price actually paid to such Seller under Section 1.2; provided that such limitation shall not apply to the obligations of a Seller under Section 7.3(h) with respect to any fraud, intentional misrepresentation or willful misconduct by such Seller. For clarification it is understood and agreed that the foregoing limitation shall not increase any lesser limitation set forth elsewhere in this Article VII.
(f)    The amount of any Losses shall be net of any amounts actually recovered by the Indemnitee under insurance policies, indemnities, or third-party reimbursement arrangements. Any Losses under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. Each Indemnitee shall be obligated to use its commercially reasonable efforts as required in accordance with common law to mitigate all Losses, including without limitation to use commercially reasonable efforts to recover amounts from applicable insurance policies. In no event will “Losses” include any loss, liability, damage or expense to the extent such matters were expressly computed in the calculation of the Purchase Price.
(g)    Subject to a party’s right to seek injunctive relief pursuant to Section 10.18, this Article VII shall be the sole and exclusive recourse of the parties to this Agreement for Losses arising out of or resulting from any breach of any representation, warranty, covenant, or agreement of or by any party contained in this Agreement, any Related Agreement, or otherwise arising out of, resulting from, or related to, the Acquisition.
(h)    In no event shall the Indemnifying Party have liability to the Indemnitee for any punitive damages (except, to the extent awarded to a third party).
(i)    Notwithstanding any other provision of this Agreement or the Escrow Agreement any and all amounts that may be due to any of the Buyer Indemnitees under this Agreement shall first be satisfied from the Escrow Fund if and to the extent then available (based on any satisfied or then pending claims).
7.8    Order of Recovery.
(a)    Recovery Against Escrow Fund. Any and all Losses due to any of the Buyer Indemnitees that are recoverable from the Escrow Fund shall be recovered (i) first from the Escrow Contribution Amount of the Other Sellers (pro rata based on the Other Sellers’ relative Pro Rata Ownership (excluding Extension Holdings)), and then (ii) from Extension Holding’s Escrow Contribution Amount.
(b)    Recovery Beyond Escrow Fund. Subsequent to either (i) release and distribution of the remainder of the Escrow Fund pursuant to Section 7.9 or (ii) payment to the Buyer Indemnitees or claims of the full Escrow Amount for Losses pursuant to indemnification obligations of the Sellers, any and all amounts due to any of the Buyer Indemnities pursuant to this Article VII shall be paid by the Sellers based on each Seller’s Pro Rata Share.
7.9    Escrow Release. Notwithstanding anything contained herein to the contrary, such portion of the Escrow Fund at the Escrow Termination Date as in the good faith reasonable judgment of the Buyer shall be necessary to satisfy any unresolved or unsatisfied claim for Losses specified in any Notice of Claim delivered to the Sellers Representative prior to the Escrow Termination Date shall be retained by the Escrow Agent until such claim for Losses has been resolved or satisfied. At the Escrow Termination Date, the remainder of the Escrow Fund, if any, less any amounts remaining in respect of unresolved or unsatisfied claims pursuant to the previous sentence, shall be released and distributed promptly (and in any event within five (5) Business Days) to the Sellers or the Sellers Representative for distribution to the Sellers in accordance with the portion of each such Seller’s Escrow Contribution Amount then remaining in the Escrow Fund. With respect to any amounts retained following the Escrow Termination Date, such amounts shall be released to the Sellers or the Sellers Representative (for distribution to the Sellers in accordance with the portion of each such Seller’s Escrow Contribution Amount then remaining in the Escrow Fund) within five (5) Business Days following the resolution or satisfaction of all such claims, net any amounts therefrom used to satisfy a Seller’s indemnification obligations with respect to such claims, in accordance with this Article VII.
7.10    Materiality and Knowledge Determinations. Materiality standards or qualifications in any representation, warranty or covenant shall be taken into account only in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Losses with respect to such breach, default or failure to be true and correct. The Knowledge qualifiers in (i) the fourth sentence of Section 3.13(i), (ii) the third sentence of Section 3.13(j), (iii) the fourth sentence of Section 3.13(j), and (iv) the penultimate sentence of Section 3.13(j), shall be disregarded in determining whether a breach of the representations in such sentences exists and the amount of Losses if and to the extent of the portion of such claim(s) that are recovered by the Buyer Indemnitees from the Escrow Fund.
7.11    Treatment of Indemnification Payments. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income tax purposes.
7.12    Inconsistent Provisions. The provisions of this Article VII shall govern and control over any inconsistent provisions of this Agreement, other than the provisions of Article VIII.
ARTICLE VIII
TAX MATTERS
8.1    Retention of Records. The Buyer and the Sellers shall retain, and the Buyer shall cause the Company to retain, all Tax Records in its possession for all open Tax Periods ending on or before or including the Closing Date, until 6 months following the expiration of the statute of limitations (and any extensions thereof) of the respective Tax Periods. “Tax Records” means any Tax Return, Tax Return workpapers, documentation relating to any Audit, and any other books of account or records required or advisable to be maintained under applicable Tax Law.
8.2    Cooperation. The Buyer and the Sellers covenant and agree that subsequent to the Closing, upon reasonable notice and during normal business hours, they and their Affiliates will (i) give the other parties and their respective Representatives information, books and records (or copies thereof) relevant to the Company, to the extent necessary to enable each of the other parties to prepare its Tax Returns (and any Tax Returns for which it has preparation or filing responsibility hereunder) or determine any Tax-related amount which the requesting party may be entitled to receive pursuant to this Agreement, and (ii) provide the other parties and their respective Representatives with such information, books and records (or copies thereof) as may reasonably be requested in connection with any Tax Return, inquiry, election, Audit or other examination by any Tax Authority, or judicial or administrative proceedings relating to liability for Taxes. The Buyer and the Sellers also shall make available to each other, as reasonably requested, and at the expense of the requesting party, knowledgeable employees or advisors of the party or its Affiliates of which the request is made and personnel responsible for preparing and maintaining information, books, records and documents in connection with Tax filings, Audits, disputes or litigation.
8.3    Transfer Taxes. All transfer, documentary, recording, sales, use, registration, stamp and other similar taxes, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne 50% by the Buyer and 50% by the Sellers. Each party covenants to cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of Laws relating to such Transfer Taxes.
8.4    Tax Returns.
(a)    The Sellers Representative shall, at the Sellers’ expense prepare (or cause to be prepared) and timely file all Tax Returns required to be filed with any Tax Authority with respect to the Company for all Tax Periods ending on or before the Closing Date and shall pay all Taxes due with respect to such Tax Returns to the extent not included in the calculation of the Purchase Price. The Buyer shall timely pay all Taxes due with respect to such Tax Returns to the extent of any applicable accruals specifically included within the calculation of the Purchase Price. The Sellers Representative shall provide the Buyer with drafts of such Tax Returns at least 30 calendar days prior to the due date for filing such Tax Returns (taking into account extensions) for the Buyer’s review and comment and shall incorporate all reasonable comments from the Buyer to the extent consistent with the requirements of applicable Tax Law (as determined by the Sellers Representative in good faith). In the event of any income Tax Returns of the Company prepared on a pass-through basis, Sellers shall report all items of income, gain, deduction or loss consistently with the Company’s Tax Returns as prepared and filed under this Section 8.4(a).
(b)    The Buyer shall, at the Buyer’s expense, prepare (or cause to be prepared) and timely file all Tax Returns for all Tax Periods ending after the Closing Date, which include all Tax Returns for periods which include but do not end on the Closing Date (“Straddle Periods”) (the “Buyer Returns”). With respect to any Buyer Return covering any Straddle Period, the Buyer shall provide the Sellers Representative with a substantially final draft of each such Tax Return at least 30 calendar days prior to the due date for filing such Tax Returns (taking into account extensions) for the Sellers Representative’s review and comment and shall incorporate all reasonable comments from the Sellers Representative to the extent consistent with the requirements of applicable Tax Law (as determined by the Buyer in good faith). The Buyer shall timely pay all Taxes due with respect to such Tax Returns and the Sellers shall promptly reimburse the Buyer for any such Taxes which are their responsibility pursuant to this Agreement, to the extent not included in the calculation of the Purchase Price.

(c)    Except as otherwise agreed by the parties, any Tax Return that includes any of the Company’s assets or activities for any Pre-Closing Period shall be prepared in accordance with the Sellers’ past Tax accounting practices used with respect to the Tax Returns in question except to the extent that the Party preparing the Tax Return reasonably determines, in good faith, that such past Tax accounting practices are not consistent with applicable Tax Law. In the case of any Tax Return for the Company for any Straddle Period, any income, gain, loss and deduction shall be allocated based on the principles of Section 8.5(a) of this Agreement. Notwithstanding any other provision of this Agreement (including without limitation Article VII), if the Buyer reasonably determines, in good faith, that under applicable Tax Law the Company was required to have filed Tax Returns for Pre-Closing Tax Periods or Straddle Periods in jurisdictions in which the Company has not previously filed Tax Returns, the Buyer will so notify the Sellers Representative and, unless the Sellers Representative reasonably and in good faith disagrees that such Tax Returns were required to be filed by applicable Tax Law, the Sellers Representative shall, at the Sellers’ expense, prepare (or cause to be prepared) and timely file all such Tax Returns and shall pay all Taxes due with respect to such Tax Returns; provided, however, that if the Sellers Representative reasonably and in good faith disagrees with Buyer’s determination that any such Tax Returns are required to be filed, the Arbiter designated in Section 1.4(c) shall be engaged to resolve the disagreement on substantially the same terms set forth in Section 1.4(c) for resolution of the Challenged Amount.
(d)    To the extent an election under Section 754 of the Code is not already in effect for the Company, as a protective measure, the Sellers and the Company shall, if not already in effect, cause the election provided by Code Section 754 in accordance with Treasury Regulation Section 1.754-1(b) to be made effective for the taxable period of the Company that includes the Closing Date.
(e)    Notwithstanding anything contained in this Agreement to the contrary, for the avoidance of doubt, any Tax deductions attributable to or arising from any and all payments on or with respect to any equity, bonus, severance payments, or other payments or any vesting that become payable or vested as a result of the consummation of the transactions contemplated by this Agreement, shall, to the extent permitted under applicable Law, be reported and deducted by the Company (and each Seller, as the case may be) on its applicable Tax Return for the Pre-Closing Tax Period.
8.5    Allocation of Taxes.
(a)    Allocation of Straddle Period Taxes. The Buyer and the Sellers shall, to the extent permitted by applicable Tax Law and except as otherwise provided herein, elect with the relevant Tax Authority to close the Tax Period of the Company as of and including the Closing Date. Subject to the preceding sentence, in the case of Taxes attributable to the Company that are payable with respect to any Straddle Period the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall: (1) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale, transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount that would be payable if the Tax year ended on and included the Closing Date and (2) in the case of Taxes (other than those described in clause (1)) imposed on a period basis with respect to the business or assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax Period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period (the “Part-Year Fraction”). For purposes of clause (1) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times the Part-Year Fraction. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.5(a) shall be computed by reference to the level of such items on the Closing Date. The Sellers shall be responsible for and shall pay any Taxes (in excess of any applicable accruals therefor included within the calculation of the Purchase Price) allocable to the portion of the Straddle Period ending on the Closing Date and the Buyer shall be responsible for and shall pay any Taxes allocable to the portion of the Straddle Period after the Closing Date.
(b)    Post-Closing Tax Periods. From and after the Closing Date, for the portion of any Straddle Period that begins on the day after the Closing Date and any other Tax Period beginning after the Closing Date, without duplication of any amount otherwise payable by the Buyer pursuant to this Agreement, the Buyer shall be responsible and pay, or cause the Company to pay, to the appropriate Tax Authority any other Taxes due with respect to the Company for any such period. For the sake of clarity, this Section 8.5(b) shall not be construed to limit or qualify the Buyer’s rights to indemnification for Losses pursuant to Article VII.
(c)    Tax Refunds. Buyer shall promptly remit to the Sellers Representative (on behalf of the Sellers) any refund of Taxes of the Company received after the Closing Date and relating to a Pre-Closing Taxable Period (not including any refund included in calculation of the Purchase Price, and net of any reasonable costs attributable to the receipt of such Tax Refunds) to the extent the Taxes were paid by the Sellers or, prior to the Closing Date, the Company or reflected in the Purchase Price. Any refund of Taxes with respect to a Straddle Period shall be apportioned between the Pre-Closing Taxable Period and the period after the Closing Date in accordance with Section 8.5(a).
8.6    Contests.
(a)    Notices. After the Closing Date, the Buyer and the Sellers each shall notify the other in writing within 10 Business Days of receipt of any notice of the commencement of any Tax Audit or administrative or judicial proceeding relating to the Taxes of the Company in respect to Pre-Closing Taxable Periods or the Straddle Periods, the outcome of which may affect the Tax Liabilities or indemnification obligations under this Agreement of the other party (“Tax Indemnitor”). Such notice shall include copies of any notice or other document received from any Tax Authority in respect of such Audit or other proceeding. If either the Buyer or the Sellers fail to give the other party prompt notice as required under this Agreement, then such failure shall not limit the Tax Indemnitor’s obligation to indemnify under this Agreement for any loss or damage arising out of such asserted Tax Liability, except to the extent the Tax Indemnitor was actually and materially prejudiced by the other Party’s failure to provide prompt notice.
(b)    Control of Contests. The Sellers Representative shall control the defense and settlement of any Tax Controversy involving any asserted liability for Taxes imposed with respect to the Company relating to Tax Periods that end on or before the Closing Date. The Buyer shall control the defense and settlement of any other Tax Controversy involving any asserted liability for Taxes imposed with respect to the Company, including with respect to Taxes for Straddle Periods and any Taxes for Tax Periods that end after the Closing Date.
(c)    Procedures. If the resolution of any Tax Controversy involving a Pre-Closing Tax Period or Straddle Period of the Company would be grounds for indemnification under this Agreement by the party not in control of the conduct of such Tax Controversy (the “Non-Controlling Party”) or otherwise adversely affect the Tax Liability of the Non-Controlling Party, (i) the party in control of such Tax Controversy (the “Controlling Party”) shall keep the Non-Controlling Party fully informed of any proceedings, events, and developments relating to or in connection with such Tax Controversy; (ii) the Non-Controlling Party shall be entitled to receive copies of all substantive correspondence and documents relating to such Tax Controversy; (iii) the Controlling Party shall consult with the Non-Controlling Party and shall not enter into any settlement with respect to any such Tax Controversy without the Non-Controlling Party’s prior written consent, such consent not to be unreasonably withheld or delayed; and (iv) at its own cost and expense, the Non-Controlling Party shall have the right to participate (but not control) the defense of such Tax Controversy; provided however, that clauses (i) through (iv) shall apply only in respect of the portion of such Tax Controversy, correspondence and documents that relate to Pre-Closing Tax Periods and/or Straddle Periods of the Company.
8.7    Miscellaneous.
(a)    Character of Payments. Any payment made by the Sellers, the Buyer, or any of their respective Affiliates (including the Company) under this Article VIII shall constitute an adjustment to the Purchase Price for all purposes.
(b)    No Duplication. Notwithstanding anything to the contrary contained in this Article VIII, the Sellers shall not have any Liability for, and shall not be required to pay Buyer, any amounts pursuant to this Article VIII or otherwise pursuant to this Agreement for any Taxes that were taken into account in determining the Purchase Price.
ARTICLE IX
TERMINATION

9.1    Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual consent of the Buyer and the Sellers Representative;
(b)    by either the Sellers Representative or the Buyer after November 3, 2016 (the “Termination Date”) (or such later date as the Closing has been extended by mutual agreement of the Buyer and the Sellers Representative) if the Closing has not occurred by such date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date; or
(c)    by either the Buyer, on the one hand, or the Sellers Representative on the other, without prejudice to other rights and remedies that the terminating party may have (provided the terminating party is not otherwise in material default or breach of this Agreement, or has not failed or refused to close without justification hereunder), if the other party (i.e., the Buyer on one hand, or any of the Sellers, on the other) shall (i) fail to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date or (ii) breach or have breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of 15 calendar days following written notice from the nondefaulting party to cure any breach of this Agreement, if such breach is curable.
9.2    Effect of Termination. In the event of the termination of this Agreement by either the Buyer or the Sellers Representative, as provided above, this Agreement shall thereafter become void except that the provisions of Sections 6.5, 10.1, 10.2, 10.5, 10.10, 10.14, 10.15, 10.16 and 10.17 hereof shall survive any such termination and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the breach by any other party of any covenant or agreement contained in this Agreement.
ARTICLE X
MISCELLANEOUS
10.1    Expenses. Except as otherwise expressly set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses (including, without limitation, the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense (provided, that upon the Closing, any unpaid Transaction Expenses shall reduce the Purchase Price).
10.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given, if given) by hand delivery, courier service, facsimile, e-mail or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

(a)    If to the Buyer to:
Vocera Communications, Inc.
525 Race Street
San Jose, CA 95126
Attention: General Counsel
Telephone: (408) 882-5600
Facsimile: (408) 882-5101
with a copy to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Daniel J. Winnike & Kris S. Withrow
Telephone: (650) 988-8500
Facsimile: (650) 335-7936
(b)    If to the Sellers or to the Sellers Representative to:
Jon Jensen
P.O. Box 547
Genoa, Nevada 89411
Telephone: (661) 373-5976
Email: TahoeJon@frontier.com
with a copy to:
Locke Lord LLP
300 S. Grand Avenue, 26th Floor
Los Angeles, California 90071
Attention: Christopher J. Husa
Telephone: (213) 687-6743
Facsimile: (213) 341-6743
Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which notice is to be given to it by giving Notice as provided above of such change of address.
10.3    Amendments. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound (or in the case of the Sellers, by the Sellers Representative) thereby. Subject to the provisions of applicable Laws, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. To the extent permitted by applicable Laws, the Buyer and the Sellers Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed by the Buyer and the Sellers Representative.
10.4    Waiver. At any time prior to the Closing, the Buyer or the Sellers Representative may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the obligations of the other party or parties or any of the conditions to its own obligations contained herein to the extent permitted by Law. Any agreement on the part of the Buyer, on the one hand, and the Sellers Representative, on the other, to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Buyer and the Sellers Representative. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement or the Related Agreements shall be deemed or shall constitute a waiver of any other provision hereof or thereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.5    Public Announcements. Prior to the Closing, except as required by applicable Law, no party hereto shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld or delayed. After the Closing, except as required by applicable Law, the Sellers shall not and shall cause the Company and their respective Representatives not to, issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed. With respect to any public statement of the Buyer (other than as required by applicable securities Laws), the Buyer shall, prior to public disclosure thereof, first consult with and provide the Sellers Representative a reasonable opportunity to review the contents of such statement.
10.6    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.7    Nonassignability. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of all parties hereto.
10.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and, except as set forth in Section 6.10, nothing in this Agreement, expressed or implied, is intended to confer upon any other Person (except the Buyer Indemnitees and the Seller Indemnitees) any rights or remedies of any nature under or by reason of this Agreement.
10.9    Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. A manual signature on this Agreement or on any amendments, waivers, consents or supplements, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or any amendments, waivers, consents or supplements, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement and any amendments, waivers, consents or supplements for all purposes.
10.10    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 10.15 hereof, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any United States federal court sitting in the Northern District of California, over any Action or Proceeding brought by any party arising out of or relating to this Agreement. Subject to Section 10.15 hereof, each of the parties hereto hereby irrevocably (i) submits to the jurisdiction of such courts, (ii) agrees that all claims with respect to any such Action or Proceeding shall be heard and determined only in such courts, (iii) waives any objection it may now or hereafter have to venue or to convenience of forum, and (iv) agrees not to bring any Action or Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court. The parties acknowledge and agree that this Section 10.10 shall not apply to any dispute to be resolved by the Arbiter pursuant to Section 1.4(c).
10.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In such case, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions contemplated hereby.
10.12    Entire Agreement. Except as provided in the last sentence of this Section 10.12, this Agreement and the exhibits and schedules hereto and the Related Agreements constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings oral or written, among the parties hereto with respect to the subject matter hereof and thereof. The parties hereby acknowledge and agree that the confidentiality agreement between the Buyer and Berkery Noyes & Co., LLC, on behalf of the Company entered into as of June 22, 2016 (the “Confidentiality Agreement”) shall remain in full force and effect from and after the date hereof until the Closing, and shall terminate as of the Closing.
10.13    English Language. This Agreement, the Related Agreements and all notices or other communications in connection herewith or therewith shall only be in the English language.

10.14    Sellers Representative.
(a)    Sellers Representative. Each Seller, by executing this Agreement, does hereby, for itself or himself and its or his heirs, representatives and successors, irrevocably constitute and appoint Jon Jensen as such Seller’s sole and exclusive agent, attorney-in-fact and representative (in such capacity, the “Sellers Representative”) to take any and all actions required or permitted to be taken by the Sellers Representative or the Sellers under or in connection with this Agreement, and for the following additional purposes:
(i)    To execute and deliver such waivers and consents in connection with this Agreement or any of the transactions contemplated hereby as the Sellers Representative, in his sole discretion, determines to be necessary or desirable;
(ii)    To collect and receive all moneys and other proceeds and property payable to the Sellers pursuant to the terms of this Agreement and, subject to the withholding of amounts necessary to pay expenses in accordance with Section 10.1, to cause the same to be disbursed to the Sellers;
(iii)    To enforce and protect the rights and interests of the Sellers or any of them arising out of or under or in any manner relating to this Agreement, any Related Agreement or any other agreement, document, instrument or certificate relating to the transactions contemplated hereby and, in connection therewith, to assert, institute, investigate, defend, contest, litigate, prosecute and appeal any claim with respect thereto; to compromise or settle any such claim on such terms as the Sellers Representative shall determine to be appropriate; and give receipts, releases and discharges on behalf of all of the Sellers with respect to any such claim;
(iv)    To refrain from enforcing any rights and interests of the Sellers arising out of or under or in any manner relating to this Agreement, any Related Agreement and each other agreement, document, instrument or certificate relating to the transactions contemplated hereby; and
(v)    To make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, assignments, letters and other writings, and, in general, to do any and all things on behalf of such Sellers and to take any and all action that the Sellers Representative, in his sole discretion, may consider necessary, proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (iv) above.
Notwithstanding the foregoing, the Sellers Representative shall not have any authority, except in the case of a breach of a representation, warranty or covenant by a particular Seller, to take any action which adversely affects a Seller materially and disproportionately to any other Seller. No bond shall be required of the Sellers Representative. Notices or communications to or from the Sellers Representative shall constitute notice to or from the Sellers. The appointment of the Sellers Representative as each Seller’s attorney-in-fact revokes as of the date of this Agreement any power of attorney heretofore granted that authorized any other person or persons to represent such Seller with regard to this Agreement. The grant of authority provided for in this Section 10.14(a) (i) is coupled with an interest, shall be irrevocable and (to the maximum extent permitted by Law) shall survive the death, incompetency, or bankruptcy of any Seller and shall be binding on its or his heirs, representatives and successors; and (ii) may be exercised by the Sellers Representative by signing separately as Sellers Representative for each of the Sellers or, after listing all of the Sellers executing an instrument, by signing as Sellers Representative for all of them. Subject to the foregoing provisions of this Section 10.14(a), a decision, act, consent or instruction of the Sellers Representative pursuant to this Agreement shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers, and the Buyer may rely upon any such decision, act, consent or instruction of the Sellers Representative as being the decision, act, consent or instruction of the Sellers. The rights, powers and benefits of the Sellers Representative under this Agreement shall survive any termination of this Agreement.
(b)    Acceptance. The Sellers Representative hereby accepts the foregoing appointment and agrees to serve as Sellers Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Sellers of fees and expenses incurred by Sellers Representative in his capacity as such.
(c)    Engagement of Agents. In connection with the performance of his responsibilities as Sellers Representative under this Agreement, the Sellers Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Sellers, such attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, as the Sellers Representative determines is necessary or desirable.
(d)    Payment of Expenses. The Sellers Representative may withhold and retain from any payments to be made to the Sellers such amount or amounts as he shall determine are necessary to pay all known (or reasonably anticipated) expenses that are required to be paid or borne by the Sellers pursuant to this Agreement, or are otherwise incurred by the Sellers Representative in the performance of his duties under this Agreement (including, but not limited to, his own out‑of‑pocket expenses) and shall pay all such expenses out of the amount or amounts so withheld. If the amounts so withheld are insufficient to pay all such expenses, the Sellers Representative may request that each Seller deliver to the Sellers Representative payment of his or its ratable share of the amount of such deficiency in accordance with the portion of the Purchase Price payable to each such Seller.
(e)    Compensation. Unless otherwise agreed in writing by each of the Sellers, the Sellers Representative shall not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but shall be entitled, in accordance with Section 10.14(d), to the payment of all his expenses incurred as Sellers Representative.

(f)    Escrow and Indemnification Matters. Each Seller (i) agrees that all actions taken by the Sellers Representative under this Agreement or the Escrow Agreement shall be binding upon such Seller and such Seller’s successors as if expressly confirmed and ratified in writing by such Seller, and (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Sellers Representative taken in good faith under this Agreement or the Escrow Agreement. For purposes of this Agreement, the term “Sellers Representative” shall mean the exclusive agent and attorney-in-fact for and on behalf of each Seller to: (i) give and receive notices and communications to or from the Buyer (on behalf of itself or any other Buyer Indemnitee) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Seller individually); (ii) object to such claims pursuant to Section 7.5; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (iv) consent or agree to any amendment to this Agreement; and (v) take all actions necessary or appropriate in the judgment of the Sellers Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.
(g)    Exculpation. The Sellers Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers Representative believes to be in the best interest of the Sellers and is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers. In performing his responsibilities under this Agreement or any instruments, agreements or documents relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers Representative hereunder, (i) the Sellers Representative assumes and shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act that represents gross negligence or willful misconduct, and (ii) the Sellers Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers Representative pursuant to such advice shall in no event subject the Sellers Representative to liability to any Seller.
(h)    Successors; Removal.
(i)    The Sellers Representative shall have the power to appoint one or more successor Sellers Representatives in accordance with this Section 10.14(h). A successor Sellers Representative need not be a Seller. Any successor Sellers Representative shall have all of the authority and responsibilities conferred upon or delegated to the Sellers Representative pursuant to this Section 10.14.
(ii)    The Sellers Representative may be removed at any time pursuant to a written instrument executed by Sellers who held a majority of the outstanding Membership Interests immediately prior to the Closing.

(iii)    If the Sellers Representative has been removed or is unable or unavailable to perform his duties hereunder, or the Sellers Representative shall have resigned without appointing a successor Sellers Representative, a successor Sellers Representative shall be appointed by Sellers who held a majority of the outstanding Membership Interests immediately prior to the Closing. In the event that the Sellers fail to agree upon a successor Sellers Representative with 30 calendar days of the removal, resignation or other termination of the Sellers Representative, the successor Sellers Representative shall be appointed by Extension Holdings, LLC.
(i)    Survival. All of the immunities and powers granted to the Sellers Representative under this Agreement shall survive the Closing and continue thereafter in full force and effect.
10.15    Arbitration.
(a)    The parties hereby agree that the arbitration procedure set forth in this Section 10.15 shall be the sole and exclusive method for resolving and remedying Disputes. In the event of a Dispute, any party may commence arbitration hereunder by delivering to each other party involved therein a written notice of arbitration (a “Notice of Arbitration”). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the amount and nature of any Losses, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Comprehensive Arbitration Rules and Procedures and the Expedited Procedures in those Rules of JAMS (the “JAMS Rules”), as in effect from time to time, to be included therein, if any. The arbitration provisions of this Section 10.15 shall govern over any conflicting rules that may now or hereafter be contained in the JAMS Rules.
(b)    The Buyer and the Sellers Representative shall each select one independent arbitrator with experience in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as “Buyer’s Arbitrator” and “Sellers Representative’s Arbitrator,” respectively). In the event that either such party fails to select an independent arbitrator as set forth herein within 20 calendar days after delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Sellers Representative’s Arbitrator and Buyer’s Arbitrator shall select a third independent arbitrator with experience in the subject matter of the Dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 10.15. If Sellers Representative’s Arbitrator and Buyer’s Arbitrator are unable to agree on a third arbitrator within 30 calendar days after delivery of a Notice of Arbitration, Buyer’s Arbitrator and Sellers Representative’s Arbitrator shall each prepare a list of three independent arbitrators with experience in the subject matter of the Dispute and send such list to the other within 40 calendar days after the delivery of the Notice of Arbitration. Buyer’s Arbitrator and Sellers Representative’s Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within 50 calendar days after the delivery of the Notice of Arbitration, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Buyer’s Arbitrator and Sellers Representative’s

Arbitrator, which selection shall take place within 60 calendar days after the delivery of the Notice of Arbitration. In the event that either Buyer’s Arbitrator or Sellers Representative’s Arbitrator fails to send its list of arbitrators to the other within the timeframe described above, or to thereafter notify the other of the elimination of one arbitrator from the other’s list within the timeframe described above, then the third arbitrator shall be selected by the arbitrator that did not so fail, which selection shall be made from the list of arbitrators provided by such non-failing arbitrator as described above.
(c)    The arbitrator(s) selected pursuant to this Section 10.15 will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Buyer submits a claim for $100,000, and if the Sellers Representative contests only $50,000 of the amount claimed by the Buyer, and if the arbitrators ultimately resolve the Dispute by awarding the Buyer $30,000 of the $50,000 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 30,000 ÷ 50,000) to the Sellers Representative (subject to reimbursement under Section 10.14(d)) and 40% (i.e., 20,000 ÷ 50,000) to the Buyer.
(d)    The arbitration shall be conducted in the State of California, County of Santa Clara, under the Comprehensive Arbitration Rules and Procedures and the Expedited Procedures in those Rules of JAMS as in effect from time to time, except as modified by the mutual agreement of the Buyer and the Sellers Representative. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than 90 calendar days after the delivery of the Notice of Arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator, if only one arbitrator conducted the arbitration, or by at least two of the three arbitrators that conducted the arbitration (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury or misconduct by the sole arbitrator or at least two of the arbitrator(s) if more than one prejudicing the rights of any party and except to correct manifest clerical errors. A Final Determination may be enforced in any state or federal court having jurisdiction over the Dispute.
(e)    The parties shall keep confidential all awards in arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the arbitration proceedings not otherwise in the public domain, save and to the extent disclosure is required by Law, legal process, regulation or judicial order by any Governmental or Regulatory Authority, or to protect or pursue a legal right or to enforce or challenge an award in Law before a court or other judicial authority permitted by this Section 10.15.
(f)    A party may apply either to a court of competent jurisdiction, or to the arbitrator(s) if appointed, for prejudgment remedies and emergency relief pending final determination of a claim in accordance with this Section 10.15. The appointment of the arbitrator(s) does not preclude a party form seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.
(g)    For the avoidance of doubt, the provisions of this Section 10.15 shall not be applicable to the determination of claims or disputes that are not Disputes, and a proceeding with respect to any such claim or dispute that is not a Dispute is subject to Section 10.10 of this Agreement. Subject to Section 10.10, nothing in this Agreement shall prevent any party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.
10.16    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, FOR ANY PROCEEDING WHICH IS PERMITTED UNDER THIS AGREEMENT TO BE FILED IN A COURT, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN SUCH PROCEEDING, INCLUDING THOSE PROCEEDINGS TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR UNDER ANY AMENDMENT, CONSENT, WAIVER, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH ANY OF THEM OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS. EACH PARTY AGREES THAT IN ANY SUCH PROCEEDING, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.
10.17    Conflicts; Privileges.
(a)    Acknowledgement of Representation. It is acknowledged by each of the parties to this Agreement that the Company has retained the law firm of Locke Lord LLP (the “Firm”) to act as its counsel in connection with this Agreement and the transactions contemplated hereby (the “Current Representation”). It is further acknowledged that although the Firm has in the past represented Extension Holdings, LLC, which is one of the Sellers, and may continue to represent Extension Holdings, LLC in the future, the Firm is not representing Extension Holdings, LLC or any other Seller or the Sellers Representative in connection with the Current Representation and accordingly the Company is the Firm’s only client in connection with the Current Representation.
(b)    Affirmation of Representation. The Buyer hereby agrees that, and agrees to cause the Company following the Closing to agree that, after the Closing, the Firm may represent the Sellers Representative, any Seller, and any officer, director, manager, employee, shareholder, partner or member of the Sellers Representative and/or any Seller (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any Related Agreement, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among the Buyer, the Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to the Buyer, the Company or any of their respective Affiliates.
(c)    Waiver of Conflict. The Buyer hereby waives and agrees not to assert, and agrees to cause the Company following the Closing to waive and not assert, (i) any claim that the Firm has a conflict of interest in any representation described in Section 10.17(b), and (ii) any confidentiality obligation with respect to any communication between the Firm and any Designated Person occurring during the Current Representation.
(d)    Retention of Privilege. The Buyer hereby agrees that, and agrees to cause the Company following the Closing to agree that, as to all communications (whether before, at or after the Closing) between the Firm and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by the Buyer or, following the Closing, by the Company. Without limiting the foregoing, notwithstanding any policy of the Buyer or the Company or any agreement between the Company and any Designated Person or any Representative of any Designated Person or the Company, whether established or entered into before, at or after the Closing, neither the Buyer nor the Company may, following the Closing, seek to compel disclosure to the Buyer or the Company (or any of their Representatives) any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Sellers, and a Person other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Firm to the Company or the Sellers; provided, however, that the Company may not waive such privilege without the prior written consent of the Sellers Representative.
10.18    Remedies Cumulative. Except as otherwise provided herein (including without limitation in Section 7.7(g)), any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
ARTICLE XI
DEFINITIONS
11.1    Definitions. As used herein, the following terms have the meanings set forth below:
“Accounting Firm” has the meaning set forth in Section 1.7(b).
“Acquisition” has the meaning set forth in the recitals.
“Actions or Proceedings” means any action, suit, proceeding, arbitration, investigation or audit by or before any Governmental or Regulatory Authority or arbitral body.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
“Agreement” has the meaning set forth in the preamble.
“Arbiter” has the meaning set forth in Section 1.4(c).
“Article II Disclosure Schedule” means the disclosure schedules of the Sellers delivered pursuant to Article II, attached hereto and incorporated herein by reference.
“Articles of Organization” has the meaning set forth in Section 5.1(d).
“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
“Assignment of Membership Interests” has the meaning set forth in Section 1.6.
“Audits” has the meaning set forth in Section 3.7(f).
“Books and Records of the Company” means all documents instruments, papers, books and records, books of account, files and data (including customer and supplier lists), certificates and other documents used in or associated with the conduct of the Business of the Company or the ownership of the Assets and Properties of the Company, including, without limitation, financial statements, Tax Records (including Tax Returns), ledgers, minute books, copies of Contracts, Licenses and Permits, operating data and environmental studies and plans.
“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in Los Angeles, California are authorized or required by Law to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Disclosure Schedule” means the disclosure schedules of the Buyer, attached hereto and incorporated herein by reference.
“Buyer Indemnifying Party” has the meaning set forth in Section 7.5(b).
“Buyer Indemnitees” has the meaning set forth in Section 7.2.
“Cash Retention Bonuses” means the bonuses payable to participants pursuant the Cash Retention Bonus Plan, such individual allocations as determined prior to the date of this Agreement with the input and written approval of the Buyer (with such input to be timely provided and such consent not to be unreasonably withheld).
“Cash Retention Bonus Participants” means the participants in the Cash Retention Bonus Plan, which participants will be determined by prior to the Closing Date with the input and written approval of Buyer (with such input to be timely provided and such consent not to be unreasonably withheld).
“Cash Retention Bonus Payment” has the meaning set forth in Section 5.1(v).
“Cash Retention Bonus Plan” has the meaning set forth in Section 5.1(v).
“Challenged Amount” has the meaning set forth in Section 1.4(c).
“Closing” has the meaning set forth in Section 1.5.
“Closing Balance Sheet” has the meaning set forth in Section 5.1(t).
“Closing Date” has the meaning set forth in Section 1.5.
“Closing Date Cash” means unrestricted cash and cash equivalents of the Company as determined in accordance with GAAP though excluding amounts subject to offset for outstanding checks immediately prior to the Closing.
“Closing Purchase Price” has the meaning set forth in Section 1.4(b).
“COBRA” has the meaning set forth in Section 3.10(c).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.

“Company Debt” means any and all Indebtedness of the Company and other monetary obligations, including outstanding amounts under credit cards, and including principal and accrued but unpaid interest, for money borrowed.
“Company Founders” means Jon Jensen, Deron Pearson, Todd Plesko, Josh Mahler and Steve Tyler.
“Company Operating Agreement” means that certain Limited Liability Operating Agreement of the Company, as amended from time to time.
“Contest Notice” has the meaning set forth in Section 7.5(b).
“Contract” means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or agreement (whether written or oral).
“Controlled Group” has the meaning set forth in Section 3.10(a).
“Controlling Party” has the meaning set forth in Section 8.6(c).
“Critical Employee” has the meaning set forth in the recitals.
“Disclosure Schedule” means the disclosure schedules of the Principal Sellers, attached hereto and incorporated herein by reference.
“Dispute” means any claim, dispute, or controversy among the parties arising out of or relating to this Agreement or any Related Agreement, or the interpretation, performance or breach of this Agreement or any Related Agreement, including any claim for damages and any claim related to an unresolved Contest Notice delivered pursuant to Section 7.5(b) hereof but excluding (i) a claim seeking provisional or urgent interlocutory relief, (ii) disputes concerning the Purchase Price Adjustments to be resolved pursuant to Section 1.4(c), and (iii) disagreements regarding the filing of certain Tax Returns to be resolved pursuant to Section 8.4(c).
“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, claim, notice of non-compliance or violation, investigation, request for information, proceeding, consent order or consent agreement by any Person relating in any way to any Environmental Law or any Environmental Permit.
“Environmental Laws” means any applicable federal, state or local law, statute, rule, regulation, ordinance or judicial or administrative decision or interpretation in effect on the date of this Agreement relating to the environment, human health or safety, pollution or other environmental degradation or Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, certificate, registration, license or other authorization required under any Environmental Law.
“ERISA” has the meaning set forth in Section 3.10(a).

“Escrow Agent” has the meaning set forth in Section 1.3.
“Escrow Agreement” has the meaning set forth in Section 1.3.
“Escrow Amount” means $6,875,000.
“Escrow Contribution Amount” means for each Seller the escrow contribution amount set out against such Seller’s name on the Spreadsheet.
“Escrow Fund” has the meaning set forth in Section 1.3.
“Escrow Termination Date shall have the meaning set forth in Section 7.6(c).
“Extension Holdings” has the meaning set forth in Section 1.2.
“Extension Holdings Indebtedness” means any and all Indebtedness of the Company owed to Extension Holdings, including under the Contracts listed on Exhibit E hereto. The aggregate amount of the Extension Holdings Indebtedness, as of the date hereof, is set forth in Exhibit E.
“Extension Holdings Initial Contribution Amount” means $300,000.
“FDCA” has the meaning set forth in Section 3.22(a).
“Financial Statement Date” has the meaning set forth in Section 3.6.
“Financial Statements” has the meaning set forth in Section 3.5(a).
“First Preferential Distribution” means an amount equal to the sum of the following amounts: (i) $2,833,581; (ii) an amount calculated like interest equal to 8.73% per annum, compounded monthly, on $2,833,581, for the period from January 1, 2015 through the Closing Date; (iii) an amount calculated like interest equal to 8.73% per annum, compounded monthly, calculated on the unpaid principal and accrued but unpaid interest due under the Replacement Note (as defined below) each day principal and/or accrued but unpaid interest is outstanding during the period from January 1, 2015 through the Closing Date; and (iv) an amount calculated like interest equal to 8.73% per annum, compounded monthly, calculated on the unpaid principal and accrued but unpaid interest due under the Revolving Note (as defined below) each day principal and/or accrued but unpaid interest is outstanding during the period from January 1, 2015 through the Closing Date. As used herein, the term “Replacement Note” means that certain Promissory Note of the Company in favor of Extension Holdings, dated January 1, 2015, in the original principal amount of $26,389,313, and the term “Revolving Note” means that certain Revolving Promissory Note of the Company in favor of Extension Holdings, dated January 1, 2015, pursuant to which Extension Holdings may advance up to $17,550,000.
“GAAP” means United States generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards) as consistently applied in the preparation of the Financial Statements.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.
“Hazardous Materials” means (a) petroleum or petroleum products and any fractions or derivatives thereof, natural or synthetic gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas, (b) any substances defined as or included in the definition of “hazardous wastes,” “hazardous materials,” “hazardous substances,” “extremely hazardous substances,” “restricted hazardous wastes,” “special wastes,” “toxic substances,” “toxic chemicals,” “toxic pollutants,” “contaminants” or “pollutants” or words of similar import under any Environmental Law, (c) radioactive materials, substances and waste, and radiation, and (d) any other substance exposure to which is regulated under or could give rise to liability under any Environmental Law.
“Health Information Laws” means all federal and state laws relating to patient, medical or individual healthcare information, including HIPAA, as amended, and any rules or regulations promulgated thereunder.
“Healthcare Legal Requirement” means and refers to Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, “Stark Law,” 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), including the Federal Sunshine Act provisions; the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), and all applicable implementing regulations, rules, ordinances and orders; and any similar state and local statutes, regulations, rules, ordinances and orders, and any corresponding applicable state statutes and applicable implementing regulations that address the subject matter of the foregoing, including state licensing requirements, and fee-splitting prohibitions.
“HIPAA” has the meaning set forth in Article XI in the definition of Healthcare Legal Requirement.
“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases, (e) all outstanding reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (f) all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (g) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated by this Agreement or in connection with any lender consent or (h) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person.
“Indemnitee” has the meaning set forth in Section 7.4.
“Intellectual Property Rights” has the meaning set forth in Section 3.13(a).
“Investment Assets” means (i) debentures, notes and other evidence of Indebtedness under which the Company is the lender, (ii) stock and other securities issued by a Person other than the Company (including rights to purchase and securities convertible into or exchangeable for other securities), (iii) interests in joint ventures, and (iv) other investment or portfolio assets (other than trade receivables generated in the ordinary course of business).
“JAMS Rules” has the meaning set forth in Section 10.15(a).
“IRS” means the United States Internal Revenue Service.
“Key Employees” means Todd Plesko, Steve Tyler and Josh Mahler.
“Knowledge” of a particular fact or matter means, as to any Person, that such Person has actual knowledge of such fact or other matter after reasonable inquiry. As to any Person other than an individual, such Person will be deemed to have Knowledge of any fact or matter of which an individual who is currently serving as a director, manager, officer, or trustee (or in any similar capacity) has Knowledge. As to the Principal Sellers, such Principal Sellers will be deemed to have Knowledge of any fact or matter after reasonable inquiry of the Key Employees, Brock Bennett and Julie Applegate.
“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements in effect on the date of this Agreement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority, including, without limitation, all Environmental Laws.
“Leased Real Property” has the meaning set forth in Section 3.11(b).
“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, Environmental Permits and similar consents granted or issued by any Person and are associated with or necessary to operate the Assets and Properties of the Company or are used in connection with the Business.
“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement, or charge, excluding Permitted Liens.

“Loss” or “Losses” means any claims, liabilities, obligations, damages, losses, costs, expenses, costs of preparation and investigation, reasonable attorneys’ fees, penalties, fines or judgments (at equity or at Law, including statutory and common) whenever arising or incurred.
“Material Adverse Effect” means any event or circumstance that has a materially adverse effect on the value of the Company’s Assets and Properties and the Business taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Material Adverse Effect: (i) general changes in business or economic conditions, (ii) change in national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) changes to the financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP after the date hereof, or (v) changes in any Laws after the date hereof; provided, in the case of clauses (i), (ii), and (iii) only to the extent such changes do not affect the Company disproportionately as compared to the Company’s competitors.
“Material Contracts” has the meaning set forth in Section 3.14(a).
“Medical Device” has the meaning set forth in Section 3.22(b).
“Member” has the meaning set forth in the Company Operating Agreement.
“Membership Interests” has the meaning set forth in Section 1.1.
“Non-Controlling Party” has the meaning set forth in Section 8.6(c).
“Notice of Claim” has the meaning set forth in Section 7.5(a).
“Notice of Liability” has the meaning set forth in Section 7.5(b).
“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interest of such Person or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interest of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or managers of such Person or the manner in which any shares of capital stock or other equity interest of such Person are voted.
“Order” means any writ, judgment, decree, injunction, or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Organizational Documents” means for each respective entity with respect to which the term refers, as applicable, the Articles of Organization, certificate of formation, certificate or articles of incorporation or other charter document, operating agreement, bylaws and any other similar organizational or governing document or instrument of such entity.
“Part-Year Fraction” has the meaning set forth in Section 8.5(a).
“Payoff Letter” has the meaning set forth in Section 5.1(t).
“Permitted Lien” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith, (ii) easements, covenants, conditions, rights‑of‑way, restrictions and other similar charges and encumbrances of record and other title defects that, individually or in the aggregate, do not interfere materially with the ordinary conduct of the Business or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith, if, in either such case, an adequate reserve in accordance with GAAP shall have been made therefor in the Company’s financial statements, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and consistent with past practice, (vi) Liens listed on the “Liens Schedule” attached hereto as Schedule B, which will be satisfied or discharged in full at or prior to the Closing, or (vii) zoning, building codes or other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental or Regulatory Authority having jurisdiction over such Leased Real Property which, individually or in the aggregate, (a) are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of the Business or (b) do not materially impair, prohibit or restrict the occupancy or the current use of any Leased Real Property.
“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
“Phantom Unit Plan” means that certain Amended and Restated Phantom Unit Plan of Extension, LLC effective January 1, 2015 and any prior versions of such plan under which Phantom Units were granted, including that Phantom Unit Plan of Extension, LLC effective June 4, 2012 and that Phantom Unit Plan of Extension LLC dated March 17, 2014.
“Phantom Unit Plan Participants” means participants in the Phantom Unit Plan.
“Phantom Units” means all outstanding phantom units granted to Phantom Unit Plan Participants pursuant to the Phantom Unit Plan.
“Plans” has the meaning set forth in Section 3.10(a).

“Principal Sellers” means Extension Holdings, LLC, Todd Plesko, Steve Tyler and Josh Mahler.
“Pro Rata Ownership” shall equal, with respect to each Seller, the quotient expressed as a percentage rounded to the fifth decimal place obtained by dividing (i) the number of Membership Units held by such Seller, by (ii) the total Membership Units outstanding as of the Closing Date.
“Pro Rata Share” shall equal, at a particular time, with respect to each Seller, the quotient expressed as a percentage rounded to the fifth decimal place obtained by dividing (i) the difference of (A) the allocation of the Purchase Price set out against such Seller’s name on the Spreadsheet, less (B) the portion of such Seller’s Escrow Contribution Amount recovered by Buyer Indemnitees to satisfy such Seller’s indemnification obligations, by (ii) the difference of (A) the Purchase Price less (B) the total Escrow Contribution Amount recovered by Buyer Indemnitees to satisfy all Seller’s indemnification obligations.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on (and including) the Closing Date.
“Pre-Closing Taxes” means all Taxes of the Company for the Pre-Closing Tax Periods and including Taxes for a Straddle Period allocated under Section 8.5(a).
“Purchase Price” has the meaning set forth in Section 1.2.
“Real Property Leases” has the meaning set forth in Section 3.11(b).
“Related Agreements” means each Assignment of Membership Interests, each Noncompetition Agreement, the Escrow Agreement, each certificate delivered by the Principal Sellers, Sellers or Company pursuant to this Agreement, and each letter of resignation pursuant to Section 5.1(i).
“Release” means the presence, release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through the air, soil, surface water, ground water or property other than as specifically authorized by (and then only to the extent in compliance with) all Environmental Laws and Environmental Permits.
“Representative” means with respect to a Person, such Person’s officers, directors, managers, partners, employees, agents, attorneys, accountants, advisors and representatives.
“Review Period” has the meaning set forth in Section 1.4(b).
“Second Preferential Distribution” means $2,631,935.
“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations of the Securities and Exchange Commission thereunder, all as shall be in effect at the time.

“Seller” or “Sellers” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 7.4.
“Seller Indemnifying Party” has the meaning set forth in Section 7.5(a).
“Sellers Representative” has the meaning set forth in Section 10.14.
“Spreadsheet” means a certified spreadsheet executed and delivered by the Company at or prior to the Closing (unless otherwise requested by the Buyer in writing) including all of the following information as of the Closing: (a) the amount of Company Debt, the Persons to whom such Company Debt are owed and the wire details and address of such Persons, (b) each of the unpaid Transaction Expenses, the Persons to whom such Transaction Expenses are owed and the wire details and address of such Persons, (c) the names of all of the Sellers as of the Closing, and their respective addresses and email addresses and where available, taxpayer identification numbers, (d) the number of Membership Units held by each Seller, (e) the Pro Rata Ownership for each Seller (f) the allocation of the Purchase Price to each Seller, (g) the Pro Rata Share for each Seller, (h) the Escrow Contribution Amount for each Seller, (i) the portion of the Second Preferential Distribution allocated to each Seller, and (j) the an itemized list of the participants under the Cash Retention Bonus Plan and the allocations of the Cash Retention Bonuses to such participants.
“Straddle Periods” has the meaning set forth in Section 8.4(b).
“Tangible Assets and Properties” of any Person means all equipment, personal property, vehicles, fixtures and other tangible assets owned or leased by such Person (for clarification it is acknowledged and agreed that the term Tangible Assets and Properties does not include Intellectual Property or Investment Assets).
“Tax Authority” means, with respect to any Tax, the Governmental or Regulatory Authority that imposes such Tax and the agency (if any) charged with the collection or administration of such Tax for such entity.
“Tax Controversy” means any inquiry audit, examination, investigation, dispute or litigation involving any Tax Return.
“Tax Indemnitor” has the meaning set forth in Section 8.6(a).
“Tax Law” means the law (including any applicable regulations or any administrative pronouncement) of any Governmental or Regulatory Authority relating to any Tax.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law.
“Tax Records” has the meaning set forth in Section 8.1.
“Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, import and other charges, imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income taxes, alternative or add-on minimum taxes, gross income taxes, gross receipts taxes, sales taxes, use taxes, rollback taxes, ad valorem taxes, value added taxes, franchise taxes, profits taxes, license taxes, transfer taxes, recording taxes, escheat taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profit taxes, environmental taxes, custom duty taxes, or other governmental fees or other like assessments or charges of any kind whatsoever, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
“Termination Date” has the meaning set forth in Section 9.1(c).
“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by the Company in connection with this Agreement and the Acquisition, whether or not incurred, billed or accrued, including (i) the maximum amount of fees, costs expenses, payments and expenditures of legal counsel and accountants, (ii) any fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earnouts, escrows or other contingencies, (iii) any such fees, costs, expenses, payments and expenditures incurred by the Sellers paid for or to be paid for by the Company, (iv) the $2,500,000 payable under the Cash Retention Bonus Plan, and (v) 50% of the fees, costs and expenses of the Escrow Agent.
“Updated Schedule” has the meaning set forth in Section 6.4.
11.2    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
11.3    Other Definitional and Interpretational Provisions.
(a)    The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.
(b)    The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)    The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

(d)    Any reference to “days” means calendar days unless expressly provided otherwise.
(e)    The term “Sellers” shall also include the Principal Sellers.
(f)    Unless expressly provided otherwise, “including” means “including without limitation”; “or” is used in the inclusive sense of “and/or”; “any” means “any and all”; and a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct.
(g)    With respect to the representations and warranties of the parties in this Agreement, the specific shall control over the general. So, for example, if a party represents in one section that such party has complied with all applicable Laws and in another section that such party has complied with all Environmental Laws in all material respects, the party’s representation with respect to Environmental Laws shall be limited by the materiality qualifier notwithstanding the broader representation covering all applicable Laws.
(h)    This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party will not apply to any construction or interpretation of this Agreement.
[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK –
SIGNATURE PAGES FOLLOW]

This Agreement has been duly executed and delivered by the parties on the date first above written.
BUYER:
VOCERA COMMUNICATIONS, INC.
By:
Name:
Title:

This Agreement has been duly executed and delivered by the parties on the date first above written.
SELLERS:
Extension Holdings, LLC

By:
Name:

By:
Name: Todd Plesko

By:
Name: Steve Tyler

By:
Name: Josh Mahler

By:
Name: Rich Drummond

By:
Name: Whitney St. Pierre

By:
Name: Robert Weeks

By:
Name: Luke Krouse

By:
Name: Merle Garrison

By:
Name: Rick Williams

This Agreement has been duly executed and delivered by the parties on the date first above written.

SELLERS REPRESENTATIVE:

By:
Name: Jon Jensen

SCHEDULE A
Sellers
Extension Holdings, LLC
Todd Plesko
Steve Tyler
Josh Mahler
Rich Drummond
Whitney St. Pierre
Robert Weeks
Luke Krouse
Merle Garrison
Rick Williams

SCHEDULE B
Liens
Liens in favor of Extension Holdings, LLC on substantially all of the assets of the Company under (i) that certain Intellectual Property Security Agreement dated May 15, 2009, as amended; (ii) that certain Loan Agreement dated September 15, 2009, as amended, and (iii) that certain Security Agreement dated September 15, 2009, as amended.
2.    Liens on Membership Interests arising under that certain Limited Liability Operating Agreement of Extension, LLC, as amended.
3.    Liens on Membership Interests arising under the following Transfer Agreements:
(a)    Transfer Agreement between Todd Plesko and Josh Mahler dated November 2, 2009, as amended March 1, 2013.
(b)    Transfer Agreement between Todd Plesko and Steve Tyler dated November 2, 2009.
(c)    Transfer Agreement between Todd Plesko and Luke Krouse dated November 2, 2009.
(d)    Transfer Agreement between Todd Plesko and Rich Drummond dated November 2, 2009.
(e)    Transfer Agreement between Todd Plesko and Whitney St. Pierre dated November 2, 2009.
(f)    Transfer Agreement between Todd Plesko and Robert Weeks dated January 1, 2011.
(g)    Transfer Agreement between Todd Plesko and Merle Garrison dated July 20, 2011.
(h) Transfer Agreement between Todd Plesko and Rick Williams dated November 3, 2011.
(i)    Transfer Agreement between Extension Holdings, LLC and Josh Mahler dated April 22, 2014.
(j)    Transfer Agreement between Todd Plesko and Luke Krouse dated January 1, 2011.
(k)    Transfer Agreement between Todd Plesko and Josh Mahler dated January 1, 2011.
(l)    Transfer Agreement between Todd Plesko and Whitney St. Pierre dated January 1, 2011.

SCHEDULE C
Third Party Consents

CONTRACT                        ACTION

1.	Embedded Partner Agreement- North America Company is required to
dated June 20, 2013                    promptly notify redhat of any
by and between redhat and Company            change to its ownership structure

2.	Imprivata Developer Program Agreement Company is required to provide
dated January 15, 2014                written notice to Imprivata, Inc.
by and between Imprivata, Inc. and Company    upon a change in control

3.	WebEx Service – Enterprise Edition with Company is required to report an
Messenger Full Deployment                acquisition that changes the number
dated May 18, 2015                    of “Subscribers” by more than 20%
by and between Cisco webex and Company

SCHEDULE 5.1(m)
CRITICAL EMPLOYEE
Brock Bennett

SCHEDULE 6.1
CONDUCT OF BUSINESS EXCEPTIONS
None.

EXHIBIT A
Form of Offer Letter

{today}

[candidate-first-name] [candidate-last-name]
[candidate-address]
[candidate-city], [candidate-state] [candidate-postal-code]

Re:    Employment Terms with Vocera Communications Inc.

Dear [candidate-first-name]:

I am delighted to confirm our offer to you to become a full-time employee of Vocera Communications, Inc. or a subsidiary of Vocera Communications, Inc. (collectively referred to herein as “Vocera”), effective upon the closing (the “Closing”) of Vocera’s acquisition of your current employer Extension Healthcare, Inc. (“Seller” and such acquisition, the “Acquisition”).

This employment offer is contingent on the Closing, which is currently anticipated to occur on October 27, 2016. If the Acquisition is not consummated for any reason, this offer will immediately and automatically be withdrawn and be of no further force or effect. Your date of hire will be [the day of Closing] [the day immediately following Closing].

This letter is intended to supersede any and all prior agreements, understandings and representations concerning your employment with [Seller] or Vocera, and confirms the terms of our offer for you to become an employee of Vocera.

Reporting: Duties and Responsibilities. We are pleased to offer you a full-time position as [candidate-Vocera Business Title] reporting to [job-hiring-manager], HMTitle. The position is based at [our company headquarters at 525 Race Street, San Jose, CA/San Francisco office at One Embarcadero Center, Suite 1310, San Francisco, CA/Knoxville office at 2030 Falling Waters Rd. Suite 280, Knoxville, TN/your home office, but you’re expected to travel for business, as needed]. Your manager will discuss your specific duties and responsibilities as you begin your employment with Vocera. Your appointment will be effective from your date of hire as noted below.

Salary. Your initial base salary will be at the rate of [candidate-Initial Base Salary] per year, or $____ payable twice monthly in accordance with Vocera’s regularly established policies. All payments to you as set forth in this letter will be subject to legally required withholding. Your base salary and any other compensation and benefits may be changed by Vocera from time to time. It is currently our policy to review an employee’s salary and compensation annually.

You will be eligible for reimbursement for reasonable out-of-pocket costs incurred by you associated with your duties, subject to compliance with Vocera guidelines and policies, necessary approvals for items of particular amounts or character, and required documentation.

Vocera Communications, Inc.    T: 408 882 5100
525 Race Street    vocera.com
San Jose, CA 95126

Restricted Stock Units. Subject to approval by Vocera’s Equity Award Committee, the terms of Vocera's Equity Incentive Plan, and Vocera’s standard form of Notice of Restricted Stock Unit Award, you will be eligible to receive a restricted stock unit (RSU) convertible into [candidate-RSUs Requested] shares of Vocera common stock. Once approved, you will receive notification from E*Trade Financial Services to accept your award electronically. These RSUs will vest in equal annual increments over a three year period from the grant date and will be 100% vested at the end of that period, subject to your continued employment through each applicable vesting date. At the time of vesting, Vocera withholds some of the shares in order to pay the withholding taxes associated with the gain. Because only whole numbers of shares can be withheld, there may be some cash adjustment to “true up” the exact amount. The residual shares go directly to the employee.

[Drug Testing. It is anticipated that you will be required in your work for Vocera to make regular visits to the facilities of our customers and prospective customers, many of whom are hospitals and other healthcare facilities. In order to comply with the requirements imposed by these facilities, we require that you complete a drug test with negative results reported to Vocera and the provision of such a report to Vocera will be required as a condition of your continued employment with Vocera. Included in your offer acceptance package will be a Forensic Drug Testing Custody and Control Form along with instructions and locations near your home.]

Benefits & PTO. In addition to your base salary, you will be eligible to participate in the employee benefit plans made available to our full-time employees. At the present time, those benefits are the 401(k) plan and the medical, dental and vision plans. The effective date of your coverage under Vocera benefit plans will be your date of hire. In addition you will accrue paid PTO at the rate of fifteen days per year in accordance with Vocera policies up to a maximum of twenty five days. PTO time must be scheduled as mutually agreed.

Confidential Information. You will devote your best efforts to the performance of your job for Vocera. With the exception of board of director or advisory relationships that are approved in writing by the CEO, while employed at Vocera, you will not undertake any other activity requiring your business time and attention, nor support (by way of investment or otherwise) any activity that may be competitive with Vocera's business or pose a conflict of interest with that business. You will follow Vocera's policies and procedures currently in place or developed over time (including policies protecting other employees against discrimination and sexual harassment) as made available to you from time to time. As a term of your employment and a condition of this offer, you must execute an acknowledgement of having read and understood the Vocera Employee Handbook and execute the Vocera Employee Confidential Information and Inventions Agreement as attached hereto and, as a term of your employment , you must execute subsequent revisions of the Employee Handbook as requested.

You acknowledge that you have been instructed not to use, and you agree not to use for the benefit of Vocera, any confidential information or trade secrets of any prior employer or third party. In particular, you acknowledge and agree that you have returned to any prior employers all tangible expressions of confidential information and trade secrets of or related to such prior employers. You represent and warrant that you can undertake your obligations to Vocera and your duties as a Vocera employee without breaching any obligation you may have to any prior employer or third party.

At-Will Employment. Your employment with Vocera will be "at will"; in other words, either you or Vocera will have the right to terminate your employment with Vocera at any time for any reason in your or our discretion. No severance will apply to termination.

Arbitration. As a term of your employment and a condition to this offer, you must execute Vocera’s Arbitration Agreement as attached hereto.

Authorization to Work. Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States and this offer of employment is contingent on verification of such legal authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources department.

Vocera Communications, Inc.    T: 408 882 5100
525 Race Street    vocera.com
San Jose, CA 95126

Term of Offer. We are very excited about finalizing your employment arrangements with us. In addition, this offer is contingent on receipt of acceptable references, and a background check. This offer will remain open until [DATE]. If you decide to accept our offer, and I hope that you will, please sign and return a full copy of this letter, including the signed Employee Confidential Information and Inventions Agreement and Arbitration Agreement, keeping a copy of each for your records.

Prior Agreements. In the event of the Closing, this letter will supersede and replace any and all prior oral or written agreements between you and Vocera and you and [Seller] concerning employment and compensation, including any amendments or addendums thereto. Notwithstanding the foregoing, you will remain bound by the restrictive covenants contained in your offer letter with [Seller].

Execution of Offer. Any handwritten or other changes to this document subsequent to its execution by Vocera’s Sr. Director, Human Resources are hereby rejected by Vocera unless expressly agreed in writing by the Sr. Director, Human Resources (e.g, by initialing of the change or a subsequent and superseding document signed by the Sr. Director, Human Resources).

We are excited to have you join us and look forward to working with you.

Sincerely,

Lori Stahl
Sr. Director, Human Resources

ACCEPTANCE

I agree to accept employment on the above-mentioned terms and conditions and my date of hire will be the [day of Closing] [day immediately following Closing].

_________________________________    ___________
[candidate-first-name] [candidate-last-name], signature                Date

Vocera Communications, Inc.    T: 408 882 5100
525 Race Street    vocera.com
San Jose, CA 95126

EXHIBIT B
Form of Assignment of Membership Interests
ASSIGNMENT OF MEMBERSHIP INTERESTS,
WAIVER AND CONSENT

This ASSIGNMENT OF MEMBERSHIP INTERESTS, WAIVER AND CONSENT (this “Assignment”) is being executed and delivered as of October 27, 2016 (the “Closing Date”) by the undersigned holders (each a “Seller” and, collectively, the “Sellers”) of all of the issued and outstanding Membership Interests in Extension, LLC, an Indiana limited liability company (the “Company”), pursuant to Section 5.1(k) of that certain Membership Interest Purchase Agreement dated as of October 27, 2016 (the “Purchase Agreement”) among Vocera Communications, Inc., a Delaware corporation (the “Buyer”), the Sellers, and Jon Jensen as Sellers Representative. Capitalized terms used in this Assignment without definition shall have the meanings given in the Purchase Agreement.

Recitals

A.    The Company is governed by that certain Limited Liability Company Operating Agreement of Extension, LLC, as amended by that certain Amendment No. 1 to the Limited Liability Company Operating Agreement of Extension, LLC effective March 23, 2010, that certain Amendment No. 2 to the Limited Liability Company Operating Agreement of Extension, LLC effective January 31, 2012, that certain Amendment No. 3 to the Limited Liability Company Operating Agreement of Extension, LLC effective November 30, 2012, that certain Amendment No. 4 to the Limited Liability Company Operating Agreement of Extension, LLC effective January 1, 2015, and that certain Amendment No. 5 to the Limited Liability Company Operating Agreement of Extension, LLC effective October 27, 2016 (as amended, the “Operating Agreement”).

B.    The Sellers own 100% of the Membership Interests and desire to sell, assign and transfer to the Buyer the Membership Interests on the terms and conditions set forth in the Purchase Agreement.

C.    In connection with the sale, assignment and transfer to the Buyer of all of the issued and outstanding Membership Interests in the Company held by the Sellers, the Sellers desire to (i) waive compliance with the Right of First Refusal provisions set forth in Exhibit D to the Operating Agreement and the Termination of Interest provisions set forth in Exhibit E to the Operating Agreement, (ii) permit the Buyer to become a substitute Member of the Company without compliance with the provisions of Section 7.3 of the Operating Agreement, and (iii) amend the Operating Agreement to reflect the sale, assignment and transfer to the Buyer of all of the issued and outstanding Membership Interests in the Company held by the Sellers and the substitution of Buyer as a Member of the Company.

Agreement

ACCORDINGLY, the Sellers hereby agree as follows:

1.    Assignment. For valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each Seller hereby sells, assigns and transfers unto the Buyer all of the issued and outstanding Membership Interests held by such Seller on the terms and conditions set forth in the Purchase Agreement. The Buyer hereby agrees to be bound by the terms and conditions of the Operating Agreement as a “Member” thereunder (as defined in the Operating Agreement). Simultaneous with and effective upon the transfer of the Membership Interest and the Buyer’s admission as a Member, each of the Sellers hereby withdraws as a Member.

2.    Waiver of Certain Provisions of the Operating Agreement. In connection with the sale, assignment and transfer to the Buyer of all of the issued and outstanding Membership Interests in the Company held by the Sellers, the Sellers hereby (i) waive compliance with the Right of First Refusal provisions set forth in Exhibit D to the Operating Agreement and the Termination of Interest provisions set forth in Exhibit E to the Operating Agreement and (ii) agree that the Buyer shall be a substitute Member of the Company without compliance with the provisions of Section 7.3 of the Operating Agreement.

3.    Governing Law. This Assignment will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to con-flict of laws.

4.    Counterparts. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Assignment shall become effective upon the execution of a counterpart hereof by each of the parties hereto. A manual signature on this Assignment, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Assignment, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Assignment for all purposes.

5.    Amendments and Waivers. This Assignment may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Assignment will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the Closing Date.

EXTENSION HOLDINGS, LLC

By
Deron Pearson, President

EXHIBIT C

Vocera Communications, Inc. Non-Competition Agreement
This Non-Competition Agreement (this “Agreement”), dated October 27, 2016 is made by and between the undersigned employee (the “Employee”) of Extension, LLC, an Indiana limited liability corporation (the “Company”) and Vocera Communications, Inc., a Delaware corporation (“Buyer”). For purposes of this Agreement, “Buyer” shall be deemed to include Buyer and its wholly and majority-owned direct and indirect subsidiaries and other affiliates, successors or assigns that operate the Business (as defined below) of the Company, including, but not limited to the Company. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the MIPA (as defined below).
Background
Buyer, the Company and certain other parties have entered into a Membership Interest Purchase Agreement (the “MIPA”), pursuant to which Buyer will acquire all of the outstanding units of the Company and the Company will become a subsidiary of Buyer (the “Transaction”).
Employee understands and agrees that Employee is a substantial unitholder of the Company and a key and significant member of either management and/or the technical workforce of the Company and that Employee will receive substantial consideration and/or an offer of employment with Buyer as a result of the Transaction. Employee is willing to enter into this Agreement as a condition of the closing of the Transaction and to protect Buyer’s legitimate interests as a Buyer of the units of the Company. Employee understands and acknowledges that the execution and delivery of this Agreement by Employee is a material inducement to the willingness of Buyer to enter into the MIPA, and a material condition to Buyer consummating the transactions contemplated by the MIPA.
Buyer and Employee both agree that, prior to the Transaction, the Company conducted the Business (as defined below) throughout each of the fifty states of the United States and other parts of the world (the “Restrictive Territory”). Buyer represents and Employee understands that, following the Transaction, Buyer will conduct the Business (as defined below) in the Restrictive Territory.
Now, Therefore, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, Employee, intending to be legally bound, agrees as follows:
1.Agreement Not to Compete. During the Restrictive Period (as defined below), Employee agrees that he will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:
(a)participate or engage in, or render any services to any business engaged in, the design, development, manufacture, operation, production, marketing, sale or servicing of any product, or the provision of any service, that  relates to healthcare communications, including point-of-care clinical alarm management, middleware, and patient monitoring (hereafter referred to as the “Business”) in the Restrictive Territory; or
(b)permit Employee’s name to be used in connection with a business, which is directly competitive or substantially similar to the Business.
Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange.
For purposes of this Agreement, the restrictive period (referred to herein as the “Restrictive Period”) shall commence on the Closing Date (as defined in the MIPA) of the Transaction and shall continue until the later of (i) the twenty-four (24) month anniversary of the Closing Date and (ii) twelve (12) months immediately following the termination of Employee’s relationship with Buyer for any reason, whether Employee resigns voluntarily or is terminated by Buyer for any reason; provided, however, that subject to clause (C) below, (A) in no event shall the Restrictive Period continue beyond the forty-eight (48) month anniversary of the Closing Date; (B) if Employee does not become an employee of Buyer immediately following the Closing, the Restrictive Period shall end on the twenty-four (24) month anniversary of the Closing Date; and (C) in the event that it is determined by a court of competent jurisdiction or an arbitrator, as the case may be, that Employee has breached any provision of this Section 1, then, in addition to any remedies set forth in this Agreement and available under applicable law, the Restrictive Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.
2.Agreement Not to Solicit. Employee further agrees that during the Non-Solicitation Period (as defined below), Employee will not as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for Employee or on behalf of any other Person (other than Buyer or any of its affiliates) without the prior written consent of Buyer:

(a) interfere with the relationship between Buyer and its employees or consultants or contractors by encouraging, inducing, soliciting or attempting to solicit any such employee or consultant or contractor to terminate his or her employment or end his or her relationship with Buyer;
(b) solicit or attempt to solicit for employment on behalf of Employee or any other Person, any Person (i) who is an employee, consultant or contractor of Buyer or (ii) who was an employee, consultant or contractor of Buyer at any time during the twelve (12)-month period prior to such solicitation or attempt to solicit; or
(c) induce, encourage or assist any other Person to engage in any of the activities described in subparagraphs (a) through (b).
Notwithstanding the foregoing, for purposes of this Agreement, (A) the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Buyer shall not be deemed to be a breach of this Section 2 and (B) Employee may solicit and engage as a part-time independent contractor any Person who is performing or has in the past performed part-time services for Buyer as an independent contractor so long as such engagement by Employee is not related to the Business.
For purposes of this Agreement, the non-solicitation period (referred to herein as the “Non-Solicitation Period”) shall commence on the Closing Date of the Transaction and shall continue until the later of (i) the twenty-four (24) month anniversary of the Closing Date and (ii) twelve (12) months immediately following the termination of Employee’s relationship with Buyer for any reason, whether Employee resigns voluntarily or is terminated by Buyer for any reason; provided, however, that subject to clause (C) below, (A) in no event shall the Non-Solicitation Period continue beyond the forty-eight (48) month anniversary of the Closing

Date; (B) if Employee does not become an employee of Buyer immediately following the Closing, the Non-Solicitation Period shall end on the twenty-four (24) month anniversary of the Closing Date; and (C) in the event that it is determined by a court of competent jurisdiction or an arbitrator, as the case may be, that Employee has breached any provision of this Section 2, then, in addition to any remedies set forth in this Agreement and available under applicable law, the Non-Solicitation Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.
3.Acknowledgment. Employee hereby acknowledges and agrees that:

(a)this Agreement is necessary for the protection of the legitimate business interests of Buyer in acquiring all of the units of the Company;
(b)the execution and delivery and continuation in force of this Agreement is a material inducement to Buyer to execute the MIPA and is a mandatory condition precedent to the closing of the Transaction, without which Buyer would not close the transactions contemplated by the MIPA;
(c)the scope of this Agreement in time, geography and types and limitations of activities restricted is reasonable;
(d)Employee has no intention of competing with the Business acquired by Buyer within the area and the time limits set forth in this Agreement;
(e)breach of this Agreement will be such that Buyer will not have an adequate remedy at law because of the unique nature of the operations and the units being acquired by Buyer;
(f)execution of this Agreement shall not limit Buyer’s employee policies, including without limitation, the provisions set forth in Buyer’s proprietary information and invention assignment agreement (the “PIIA”);
(g)Employee represents and warrants that Employee’s expertise and capabilities are such that Employee’s obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent Employee from earning a livelihood; and
(h)Employee acknowledges and agrees that Employee has had adequate opportunity to consult with counsel prior to entering into this Agreement.
4.Remedy. Employee acknowledges and agrees that (a) the rights of Buyer under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Buyer if Employee fails to or refuses to perform Employee’s obligations under this Agreement and (b) Buyer may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. No single exercise of the foregoing remedies shall be deemed to exhaust Buyer’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Buyer may elect.
5.Agreement Not to Disparage. Employee agrees that Employee will not directly or indirectly for Employee or on behalf of any other Person (other than Buyer or any of its affiliates) libel, slander or disparage Buyer in any manner that is harmful to the business, business reputation or personal reputation of Buyer. This section does preclude Employee from testifying truthfully to a lawful subpoena.
6.Severability. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Buyer and Employee intend this Agreement to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

7.Miscellaneous. In the event that the MIPA is terminated in accordance with its terms, this Agreement shall terminate and be of no further force or effect. Provided that the Transaction is consummated, the terms of this Agreement shall apply regardless of whether Employee becomes employed by or provides services to Buyer on the Closing Date and shall continue to apply notwithstanding the termination of Employee’s employment with or services to Buyer. This Agreement may not be amended except by an instrument in writing signed by Buyer’s Chief Executive Officer, Chief Financial Officer or General Counsel, or his or her designee, and Employee. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any breach of any other term or agreement contained in this Agreement. References contained in this Agreement to the term including shall be interpreted to mean including without limitation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
8.Governing Law. This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of Indiana without regard to conflicts of law principles of any jurisdiction.
9.Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement (but does not in any way merge or supersede the MIPA or any other agreement executed in connection with the MIPA, including the Employee’s offer letter with Buyer, if any, and Employee’s PIIA, if any).

[Signature Page to Non-Competition Agreement Follows]

In Witness Whereof, Buyer and Employee have executed this Agreement on the day and year first above written.

Employee

Signature
______
Name (Please Print)

[Signature Page to Non-Competition Agreement]

In Witness Whereof, Buyer and Employee have executed this Agreement on the day and year first above written.

Vocera Communications, Inc.
a Delaware corporation

By:
Name:     Brent D. Lang
Title: Chief Executive Officer

[Signature Page to Non-Competition Agreement]

EXHIBIT D

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of October 27, 2016 (“Agreement”), is by and among Vocera Communications, Inc., a Delaware corporation (“Purchaser”), Jon Jensen, an individual (“Sellers Representative”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (“Escrow Agent”).

BACKGROUND

A. Purchaser and Sellers Representative have entered into a Membership Interest Purchase Agreement (the “Underlying Agreement”), dated as of October 27, 2016, pursuant to which Purchaser is purchasing all of the equity interests of Extension, LLC, an Indiana limited liability company. The Underlying Agreement provides that Purchaser shall deposit on behalf of Sellers Representative the Escrow Funds (defined below) in a segregated escrow account to be held by Escrow Agent for the purpose of indemnifications that may become due to Purchaser pursuant to the Underlying Agreement. Capitalized terms not defined herein shall have the meanings assigned to them in the Underlying Agreement.

B. Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and any earnings thereon in accordance with the terms of this Agreement.

C. Purchaser has appointed the Purchaser Representative (as defined below) to represent Purchaser for all purposes in connection with the funds to be deposited with Escrow Agent and this Agreement.

D. Purchaser and Sellers Representative acknowledge that (i) Escrow Agent is not a party to and has no duties or obligations under the Underlying Agreement, (ii) all references in this Agreement to the Underlying Agreement are solely for the convenience of Purchaser and Sellers Representative, and (iii) Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.    Definitions. The following terms shall have the following meanings when used herein:

“Claim Notice” shall have the meaning set forth in Section 6(a).

“Escrow Funds” shall mean the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

“Escrow Period” shall mean the period commencing on the date hereof and ending at the close of Escrow Agent’s business day on the 18-month anniversary date of the Closing Date unless earlier terminated pursuant to this Agreement.

“Final Order” shall mean a final and nonappealable judgment, order, award or determination of a court of competent jurisdiction, which order, judgment, award or determination (an “Order”) is delivered to Escrow Agent accompanied by a written instruction from Purchaser or Sellers Representative given to effectuate such Order and confirming that such Order is final and nonappealable, and Escrow Agent shall be entitled to conclusively rely upon any such confirmation and instruction and shall have no responsibility to review the Order to which such confirmation and instruction refers.

“Indemnified Party” shall have the meaning set forth in Section 10.

“Indemnity Claim” shall have the meaning set forth in Section 6(a).

“Joint Written Direction” shall mean a written direction executed by the Purchaser Representative and the Sellers Representative directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement.

“Purchaser Representative” shall mean the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Purchaser and delivered to Escrow Agent and the Sellers Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

“Sellers Representative” shall mean Jon Jensen, provided that the Sellers Representative may be changed as provided in the Underlying Agreement.

2.    Appointment of and Acceptance by Escrow Agent. Purchaser and Sellers Representative hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3, agrees to hold, invest and disburse the Escrow Funds in accordance with this Agreement.

3.    Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Agreement, Purchaser will transfer the Escrow Funds in the amount of $6,875,000, by wire transfer of immediately available funds, to an interest bearing account designated by Escrow Agent. Upon Escrow Agent’s receipt of the Escrow Funds, Escrow Agent shall promptly and in any event within two (2) Business Days invest the Escrow Funds as provided in Section 7 hereof.

4.    Disbursements of Escrow Funds. Escrow Agent shall disburse Escrow Funds at any time and from time to time, upon receipt of, and in accordance with, a Joint Written

Direction. Such Joint Written Direction shall contain complete payment instructions, including wiring instructions or an address to which a check shall be sent. Upon the expiration of the Escrow Period and receipt by Escrow Agent from Purchaser of complete payment instructions in writing, Escrow Agent shall distribute to the Sellers, as promptly as practicable, any remaining Escrow Funds not subject to a Claim Notice as provided in Section 6. Prior to any disbursement, Escrow Agent shall have received (i) reasonable identifying information regarding the recipients such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable, and (ii) a Joint Written Direction with the amounts payable to such recipients. All disbursements of funds from the Escrow Funds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 10 and Section 11.

5.    Suspension of Performance; Disbursement into Court. If, at any time, (a) there shall exist any dispute with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (b) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) the Purchaser Representative and the Sellers Representative have not, within 10 days of the furnishing by Escrow Agent of a notice of resignation, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(i)    suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed.

(ii)    petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to Purchaser, the Purchaser Representative or the Sellers Representative, their respective owners, shareholders or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

6.    Resolutions & Disbursement of Claims. If during the Escrow Period Purchaser elects to make a claim for indemnity against the Sellers, then the procedures for administering and resolving such claims shall be as follows:

(a)    If Purchaser elects to assert a claim for indemnity (an “Indemnity Claim”), it must (i) give written notice of such claim (a “Claim Notice”) to Escrow Agent and Sellers Representative prior to the expiration of the Escrow Period. Such Claim Notice shall include a description of the claim and the basis therefor and the amount, if known, asserted by Purchaser for such claim (including, if appropriate, an estimate of all costs and expenses reasonably expected to be incurred by Purchaser by reason of such claim). Within twenty (20) calendar days after the date upon which such Claim Notice is delivered to Escrow Agent (the “Claim Notice Delivery Date”), Sellers Representative may advise Purchaser and Escrow Agent in writing whether Sellers Representative objects to some or all of the Indemnity Claim described in the Claim Notice; provided, however, that if, at the time a Claim Notice is submitted the amount of the Indemnity Claim has not yet been determined, such 20-day period in respect of, but only in respect of the amount of the Indemnity Claim, shall not commence until a further written notice (a “Notice of Liability”) has been sent or delivered by Purchaser to Sellers Representative and Escrow Agent setting forth the amount of the Indemnity Claim.

(b)    Escrow Agent shall promptly, but in any event within two (2) Business Days, pay an Indemnity Claim to Purchaser from the Escrow Funds in the amount of the Claim Notice (i) if Escrow Agent has not received from Sellers Representative a written objection (a “Claim Response”) to any or all (the “Contested Amount”) of the Claim Notice amount within twenty (20) calendar days after the Claim Notice Delivery Date (or, if applicable, after the date of delivery of the Notice of Liability) and Purchaser has provided a written statement to Escrow Agent stating that Purchaser has delivered the Claim Notice to Sellers Representative in accordance with the notice provisions hereof, and that Sellers Representative has failed to object to the Indemnity Claim; or (ii) pursuant to a Joint Written Direction. The Claim Response shall specify the reasons or bases for the objection of the Sellers Representative to the Indemnity Claim, and if the objection relates to the amount of the Indemnity Claim, the amount, if any, that the Sellers Representative believes is due Purchaser.

(c)     If, within twenty (20) calendar days after the Claim Notice Delivery Date (or, if applicable, after the date of delivery of the Notice of Liability), Escrow Agent receives from Sellers Representative a Claim Response to the Claim Notice, Escrow Agent shall promptly, but in any event within two (2) Business Days, pay from the Escrow Funds to Purchaser all of the Claim Notice amount except for the Contested Amount.

(d)    If, within twenty (20) calendar days after the Claim Notice Delivery Date (or, if applicable, after the date of delivery of the Notice of Liability), Escrow Agent receives from Sellers Representative a Claim Response to the Claim Notice, Purchaser and Sellers Representative shall attempt in good faith for 45 days after Purchaser’s receipt of the Claim Response to resolve such objection. If Purchaser and Sellers Representative shall so agree, a Joint Written Direction setting forth such agreement shall be prepared, signed by both parties and delivered to Escrow Agent. Upon receipt of such instruction, Escrow Agent shall promptly, but in any event within two (2) Business Days, pay from the Escrow Funds to Purchaser an amount of cash from the Escrow Funds in accordance with the terms of such Joint Written Direction, if any.

(e)    If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Purchaser or Sellers Representative may submit the dispute to mandatory, final and binding arbitration pursuant to Section 10.15 of the Underlying Agreement. If at any time either of Purchaser or Sellers Representative receives a Final Order with respect to any portion of the Escrow Funds pursuant to Section 10.15 of the Underlying Agreement, then upon receipt by Escrow Agent of a copy of the Final Order with respect to such portion of the Escrow Funds from either party, the Escrow Agent shall (A) promptly deliver a copy of such Final Order to the other party and (B) promptly, but in any event within two (2) Business Days, following receipt by the applicable party from the Escrow Agent of the Final Order, pay from the Escrow Funds as directed, part or all, as the case may be, of the Escrow Funds (but only to the extent funds are available in the Escrow Funds) in accordance with such Final Order.

(d)    Escrow Agent shall have no responsibility to determine the validity or sufficiency of any Claim Notice, Claim Response or Notice of Liability or whether any Claim Notice, Claim Response or Notice of Liability has been received by, or to provide a copy of any Claim Notice, Claim Response or Notice of Liability to, any of Purchaser, the Purchaser Representative or the Sellers Representative. Escrow Agent may conclusively presume that any Claim Notice, Claim Response or Notice of Liability delivered to it has been simultaneously delivered to Sellers Representative or Purchaser, as the case may be.

7.    Investment of Funds. Based upon Sellers Representative’s prior review of investment alternatives, in the absence of further specific written direction to the contrary, Escrow Agent is directed to initially invest and reinvest the Escrow Funds in the investment indicated on Schedule B hereto. Sellers Representative acknowledges receipt from Escrow Agent of a current copy of the prospectus for the investment authorized in Schedule B. Sellers Representative may provide written direction changing the investment of the Escrow Funds to Escrow Agent, upon which direction Escrow Agent shall conclusively rely without inquiry or investigation; provided, however, that Sellers Representative warrants that no investment or reinvestment direction shall be given except in the following: (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; (b) U.S. dollar denominated deposit accounts and certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which are either (i) insured by the Federal Deposit Insurance Corporation (“FDIC”) up to FDIC limits, or (ii) with domestic commercial banks which have a rating on their short-term certificates of deposit on the date of purchase of “A-1” or “A-l+” by S&P or “P-1” by Moody’s and maturing no more than 360 days after the date of purchase (ratings on holding companies are not considered as the rating of the bank); (c) repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or (d) institutional money market funds, including funds managed by Escrow Agent or any of its affiliates; provided further, however, that Escrow Agent will not be directed to invest in investments that Escrow Agent determines are not consistent with Escrow Agent’s policies or practices. Purchaser and Sellers Representative recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of Escrow Funds or the purchase, sale, retention or other disposition of any investment described herein. Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an investment.

If Escrow Agent has not received a written investment instruction from Sellers Representative at any time that an investment decision must be made, Escrow Agent is directed to invest the Escrow Funds, or such portion thereof as to which no written investment instruction has been received, in the investment indicated on Schedule B hereto. All investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Purchaser and Sellers Representative, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of any such investment. With respect to any Escrow Funds or investment instruction received by Escrow Agent after 11:00 a.m., Central Time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which Escrow Agent is open to conduct its regular banking business. Receipt of the Escrow Funds and investment and reinvestment of the Escrow Funds shall be confirmed by Escrow Agent by an account statement, and Purchaser or Sellers Representative may inform Escrow Agent in writing of any error, omission or inaccuracy in any such account statement.

8.    Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to Purchaser and Sellers Representative specifying a date when such resignation shall take effect and, after the date of such resignation notice, notwithstanding any other provision of this Agreement, Escrow Agent’s sole obligation will be to hold the Escrow Funds pending appointment of a successor Escrow Agent. Similarly, Escrow Agent may be removed at any time by Purchaser and Sellers Representative giving at least thirty (30) days’ prior written notice to Escrow Agent specifying the date when such removal shall take effect. Purchaser and Sellers Representative jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation or removal. If Purchaser and Sellers Representative fail to appoint a successor Escrow Agent within such time, Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor escrow agent, and all costs and expenses (including without limitation attorneys’ fees) related to such petition shall be paid jointly and severally by Purchaser and Sellers Representative. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

9.    Liability of Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent’s permissive rights shall not be construed as duties. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such agreement has been provided to the Escrow Agent. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct in connection with its breach of this Agreement was the sole cause of any loss to Purchaser or Sellers Representative. Escrow Agent may retain and act hereunder through agents, and shall not be responsible for or have any liability with respect to the acts of any such agent retained by Escrow Agent in good faith, provided that any such agent’s retention was not grossly negligent. Escrow Agent’s sole responsibility shall be for the safekeeping of the Escrow Funds in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Escrow Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent believes to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for (a) acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document believed by Escrow Agent to have been created by or on behalf of Purchaser or Sellers Representative, (b) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action or (c) any amount greater than the value of the Escrow Funds as valued upon deposit with Escrow Agent. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Underlying Agreement or to appear in, prosecute or defend any such legal action or proceeding or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in good faith in accordance with the advice of such counsel. Purchaser and

Sellers Representative, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. Purchaser and Sellers Representative agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder.

Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it, without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

10.    Indemnification of Escrow Agent. Purchaser and Sellers Representative, jointly and severally, shall, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (each, an “Indemnified Party”) upon demand against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) threatened, asserted or initiated by any person or entity, including without limitation Purchaser, the Purchaser Representative and the Sellers Representative, arising from or in connection with this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such suit, action or proceeding or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability determined by a court of competent jurisdiction to have been directly caused solely by the gross negligence or willful misconduct of such Indemnified Party in connection with Escrow Agent’s breach of this Agreement. Purchaser and Sellers Representative further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of Purchaser’s and Sellers Representative’s obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Purchaser and Sellers Representative jointly and severally. The obligations of Purchaser and Sellers Representative under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

Purchaser and Sellers Representative agree that neither the payment by Purchaser or Sellers Representative of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify or affect, as between Purchaser and Sellers Representative, the respective rights and obligations of Purchaser and Sellers Representative under the Underlying Agreement.

11.    Compensation of Escrow Agent.

(a)Fees and Expenses. Purchaser agrees to compensate Escrow Agent upon demand for its services hereunder in accordance with Schedule A attached hereto. The obligations of Purchaser under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

(b)Disbursements from Escrow Funds to Pay Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification hereunder). Escrow Agent shall notify Purchaser and Sellers Representative of any disbursement from the Escrow Funds to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish Purchaser and Sellers Representative copies of related invoices and other statements.

(c)    Security and Offset. Purchaser and Sellers Representative hereby grant to Escrow Agent and the Indemnified Parties a first priority security interest in, lien upon and right of offset against the Escrow Funds with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). If for any reason the Escrow Funds are insufficient to cover such compensation and reimbursement, Purchaser and Sellers Representative shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

12.    Representations and Warranties. Purchaser and Sellers Representative, severally and not jointly, each represent and warrant to Escrow Agent that each has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms.

In addition, the Purchaser represents and warrants to Escrow Agent that (i) each of the applicable persons designated on Schedule C attached hereto has been duly appointed to act as its authorized representative hereunder and individually has full power and authority on its behalf to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement, all without further consent or direction from, or notice to, it or any other person and (ii) no change in designation of such authorized representatives shall be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 14 and Escrow Agent has had reasonable time to act upon it.

In addition, the Sellers Representative represents and warrants to Escrow Agent that it has the irrevocable right, power and authority (i) to enter into and perform this Agreement on behalf of the Sellers and to bind all of the Sellers to its terms; (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that it deems appropriate under this Agreement.

13.    Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may require financial statements, licenses or identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Purchaser and Sellers Representative agree to provide all information requested by Escrow Agent in connection with any legislation or regulation to which Escrow Agent is subject, in a timely manner.

14.    Notices. All notices, approvals, consents, requests and other communications hereunder shall be in writing (provided that any communication sent to Escrow Agent hereunder must be in the form of a manually signed document or electronic copy thereof), in English, and shall be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) via facsimile transmission, with confirmed receipt or (e) via email by way of a PDF attachment thereto. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Such notices shall be sent to the applicable party or parties at the address specified below:

If to Purchaser or Purchaser Representative at:

Vocera Communications, Inc.
525 Race Street
San Jose, CA 95126
Attention: General Counsel
Telephone: (408) 882-5600
Facsimile: (408) 882-5101
Email: dcarlen@vocera.com

If to Sellers Representative at:

Jon Jensen
P.O. Box 547
Genoa, Nevada 89411

Telephone: (661) 373-5976
E-mail: TahoeJon@frontier.com

If to Escrow Agent at:

U.S. Bank National Association, as Escrow Agent
ATTN: Global Corporate Trust Services
Address:          One California Street , Suite 1000
                                                Telephone:       (415) 677-3598
                                                Facsimile:         (415) 677-3768
                                                E-mail:             alan.maravilla@usbank.com

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received. Purchaser and Sellers Representative agree to assume all risks arising out of the use of electronic methods to submit instructions and directions to the Escrow Agent, including without limitation the risk of the Escrow Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

15.     Optional Security Procedures. In the event instructions, including funds transfer instructions, address change or change in contact information are given to Escrow Agent (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Escrow Agent is authorized but shall not be required to seek confirmation of such instructions by telephone call-back to Sellers Representative or, with respect to Purchaser, to the person or persons designated on Schedule C hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If Escrow Agent is unable to contact any of the Purchaser’s designated representatives identified in Schedule C, Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Purchaser’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President and Vice President, as Escrow Agent may select. Such Executive Officer shall deliver to Escrow Agent a fully executed incumbency certificate, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Purchaser and Sellers Representative agree that Escrow Agent may at its option record any telephone calls made pursuant to this Section. Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or Sellers Representative to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank so designated. Purchaser and Sellers Representative acknowledge that these optional security procedures are commercially reasonable.

16.    Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another entity, the successor or transferee entity without any further act shall be the successor Escrow Agent.

17. Amendment, Waiver and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Except as otherwise expressly provided herein, this Agreement may not be assigned by any party without the written consent of the other parties; provided that the Sellers Representative may be changed as provided in the Underlying Agreement upon written notice to Purchaser and Escrow Agent without the consent of any other party hereto. Notwithstanding any other provision of this Agreement, that prior to such assignment becoming effective with respect to the Escrow Agent, any prospective assignee shall deliver to the Escrow Agent any and all documentation and information requested by the Escrow Agent to satisfy its compliance requirements with respect to the USA PATRIOT ACT, know-your-customer and anti-money laundering requirements, as well as any other documentation and information reasonably requested by the Escrow Agent, and shall provide the Escrow Agent with a reasonable amount of time to perform a due diligence review of such documentation and information.  Only upon written confirmation by the Escrow Agent that such due diligence review has been completed to the reasonable satisfaction of the Escrow Agent shall such assignment be effective or any enforcement of rights with respect to the Escrow Agent be permitted.

18.    Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.    Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof that would require the application of any other laws.

20.    Consent to Jurisdiction and Venue. Each of the parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of the state and federal courts in the State of California in connection with any matter based upon or arising out of this Agreement, (b) waives any objection to such jurisdiction or venue (c) agrees not to commence any legal proceedings related hereto except in such courts and (d) consents to and agrees to accept service of process to vest personal jurisdiction over them in any such courts made in the manner provided by for the giving of notice in Section 14.

21.    Entire Agreement, No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the signatory parties hereto relating to the holding, investment and disbursement of the Escrow Funds, provided that this Agreement sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the signatory parties hereto, the Indemnified Parties and the Sellers any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
22.    Execution in Counterparts, Facsimiles. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The delivery of copies of this Agreement and any Joint Written Direction and their respective signature pages as a PDF attachment to an email or by facsimile transmission in accordance with Section 14 shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.

23.    Termination. This Agreement shall terminate upon the distribution of all the Escrow Funds pursuant to any applicable provision of this Agreement.

24.    Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell and deal in any of the securities of any other party hereto and become pecuniarily interested in any transaction in which any other party hereto may be interested, and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for any other party hereto or for any other person or entity.

25.    Brokerage Confirmation Waiver. Purchaser and Sellers Representative acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, Purchaser and Sellers Representative specifically waive receipt of such confirmations to the extent permitted by law. Escrow Agent will furnish Purchaser and Sellers Representative periodic cash transaction statements that include detail for all investment transactions made by Escrow Agent.

26.    Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Agreement and Purchaser and Sellers Representative shall consult with independent counsel concerning any and all tax matters. Purchaser and Sellers Representative shall provide Escrow Agent a properly completed IRS Form W-9 or Form W-8, as applicable, for each of Purchaser and Sellers Representative. If requested tax documentation is not so provided, Escrow Agent is authorized to withhold taxes as required by the United States Internal Revenue Code and related regulations. Purchaser and Sellers Representative shall prepare and file all required tax filings with the IRS and any other applicable taxing authority; provided that the parties further agree that:

(a)    Interest Matters. Purchaser and Sellers Representative agree that, for tax reporting purposes, Purchaser shall be treated as the owner of the Escrow Funds until distributed in accordance with this Agreement and that any interest or income earned on the Escrow Funds shall be treated as earned by Purchaser for the calendar year in which such interest or income is earned. Within thirty (30) calendar days following the end of the calendar year in which such interest or income is earned, the Escrow Agent shall distribute to Purchaser from the Escrow Funds an amount equal to forty percent (40%) of such interest or income treated as earned by Purchaser.

(b)    Escrow Agent IRS Reporting. Purchaser and Sellers Representative shall accurately provide Escrow Agent with all information requested by Escrow Agent in connection with the preparation and filing with the IRS of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of Escrow Agent’s reporting obligations under the Foreign Account Tax Compliance Act and Foreign Investment in Real Property Tax Act or other applicable U.S. federal law or regulation.

(c)    Withholding Requests and Indemnification. Purchaser and Sellers Representative jointly and severally agree to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement, (ii) request Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations, and (iii) indemnify and hold Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent. The indemnification provided by this Section 26(c) is in addition to any other indemnification provision of this Agreement and shall survive the resignation or removal of Escrow Agent and the termination of this Agreement.

(d)     Imputed Interest. To the extent that IRS imputed interest regulations apply, Purchaser and Sellers Representative shall so inform Escrow Agent, provide Escrow Agent with all imputed interest calculations and direct Escrow Agent to disburse imputed interest amounts as Purchaser and Sellers Representative deem appropriate. Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information.

27. WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE

CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

28.    Publicity. No party will (a) use any other party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols or brand names, or (b) otherwise refer to or identify any other party in advertising, publicity releases or promotional or marketing publications, or correspondence to third parties, without, in each case, securing the prior written consent of such other party.

29.    Construction.  Words used in the singular number may include the plural and the plural may include the singular. The section headings appearing in this instrument have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Agreement. All references to Sections refer to Sections of this Agreement unless expressly stated otherwise.

30.    Waiver of Immunity. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each party irrevocably agrees not to claim, and it hereby waives, such immunity in connection with this Agreement.

31.    Escheat. Purchaser and Sellers Representative are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to Purchaser or Sellers Representative, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

PURCHASER:

Vocera Communications, Inc.

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

SELLERS REPRESENTATIVE:

        ___________________________________
JON JENSEN

By:     _____________________________

U.S. BANK NATIONAL ASSOCIATION
as Escrow Agent

        By:     _____________________________
Name:    _____________________________
Title:     _____________________________

SCHEDULE A

Schedule of Fees for Services as Escrow Agent

SCHEDULE B

U.S. BANK NATIONAL ASSOCIATION
Investment Authorization Form

DESCRIPTION AND TERMS

The U.S. Bank Money Market Deposit Account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as agent for its corporate trust customers. U.S. Bank’s corporate trust department performs all account deposits and withdrawals. Deposit accounts are FDIC insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

Automatic Authorization

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Deposit Account. The customer(s) confirm that the U.S. Bank Money Market Deposit Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

SCHEDULE C

Each of the following person(s) is a Purchaser Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Purchaser’s behalf (only one signature required):

_______________________     _______________________        ____________
Name                Specimen signature            Telephone No.

_______________________     _______________________        ____________
Name                Specimen signature            Telephone No.

_______________________        _______________________        ____________
Name                Specimen signature            Telephone No.

(Note: if only one person is identified above, provide the following information)
The following person not listed above is authorized for call-back confirmations:

______________                    _______________________
Name                            Telephone Number

EXHIBIT E
EXTENSION HOLDINGS INDEBTEDNESS

Applicable Contracts:
1. Loan Agreement dated September 15, 2009, as amended.
2. Intellectual Property Security Agreement dated May 15, 2009, as amended.
3. Security Agreement dated September 15, 2009, as amended.
4. Promissory Note of Extension, LLC in favor of Extension Holdings, LLC, dated January 1, 2015, in the original principal amount of $26,389,313.
5. Revolving Promissory Note of Extension, LLC in favor of Extension Holdings, LLC, dated January 1, 2015, pursuant to which Extension Holdings, LLC may advance up to $17,550,000.

Aggregate Amount of Indebtedness as of October 27, 2016:
$39,491,338.00

EXHIBIT F

EXTENSION, LLC
2016 CASH RETENTION BONUS PLAN

1.	PURPOSE
This Extension, LLC 2016 Cash Retention Bonus Plan (the “Plan”) has been established by Extension, LLC, an Indiana limited liability company (the “Company”), to provide for the payment of bonuses (each, a “Cash Retention Bonus”) to its Participants (as defined below) in connection with the transactions contemplated by that certain Membership Interest Purchase Agreement, dated October 27, 2016, pursuant to which Vocera Communications, Inc. (“Buyer”), a Delaware corporation, will acquire all of the outstanding units of the Company and the Company will become a wholly-owned subsidiary of Buyer (the “Transaction”). The consummation of the Transaction is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

2.	ELIGIBILITY
Participation in the Plan shall be limited to employees of the Company who receive a retention bonus agreement (a “Cash Retention Bonus Agreement”) substantially in the form attached hereto as Exhibit A, confirming their participation in the Plan and identifying their Cash Retention Bonus opportunity thereunder (each such employee, a “Participant”). The Participants in the Plan shall be selected by the Administrator (as defined below).

3.	CASH RETENTION BONUSES
(a)Cash Retention Bonus Opportunities. Subject to the provisions of the Plan set forth herein, a Participant shall be eligible to earn a Cash Retention Bonus on the terms and in the amounts specified in his or her Cash Retention Bonus Agreement. A Cash Retention Bonus may be subject to continued services and any other vesting requirements set forth in the applicable Cash Retention Bonus Agreement.
(b)Cash Retention Bonus Amounts. A Participant’s Cash Retention Bonus Agreement shall specify the aggregate amount of the Cash Retention Bonus that such Participant is eligible to receive under the Plan, the degree to which such Cash Retention Bonus includes any vesting requirements and the time of payment. The value of Cash Retention Bonuses payable to Participants under the Plan shall be determined by the Administrator.
(c)Restrictions on Payment. Notwithstanding anything herein to the contrary, any payment of a Cash Retention Bonus or portion thereof under the terms specified hereunder or in any of the Cash Retention Bonus Agreements shall be subject to and contingent upon the Closing and, except as otherwise specified in a Cash Retention Bonus Agreement, a Participant’s continued active employment with the Company on each applicable payment date. If the execution of a release by a Participant is required under a Participant’s Cash Retention Bonus Agreement, the release shall be substantially in the form attached hereto as Exhibit B.

4.	ADMINISTRATION
The Plan shall be administered in good faith by the Company’s Board of Managers (the “Board”) and after the Closing, the Plan shall be administered by the Buyer’s Senior Director of Human Resources (the “Administrator”). The Administrator shall have full power to interpret and administer this Plan and the Cash Retention Bonus Agreements. Without limiting the generality of the foregoing, the Administrator shall have full discretion to interpret, clarify, construe or resolve any ambiguity in any provision of this Plan or any Cash Retention Bonus Agreement, accelerate or waive vesting of Cash Retention Bonuses, determine the treatment of any Cash Retention Bonuses during any leave of absence or other break in service and/or waive any terms or conditions applicable to any Cash Retention Bonuses, subject to the limitations set forth in Section 7(a). The Administrator shall have full and exclusive discretionary power to adopt any rules, forms, instruments and guidelines for administering this Plan as the Administrator deems necessary or proper, subject to the limitations set forth in Section 7(a). The determinations and interpretations of the Administrator under this Plan, the Cash Retention Bonus Agreements and any Cash Retention Bonuses need not be uniform and may be made selectively by the Board among Participants (whether or not similarly situated). Subject to Section 7(a), all actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon all Participants, the Company and all other interested parties. The Administrator may delegate to one or more of its members, one or more officers of the Company and one or more agents or advisors such administrative duties or powers as it may deem advisable. No member of the Administrator and no officer or employee of the Company will be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such individual’s fraud or willful misconduct.

5.	PARACHUTE PAYMENTS
In the event that a Participant’s Cash Retention Bonus payable to a Participant and any other benefits otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this subparagraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s Cash Retention Bonus will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first. Unless the Participant and the Company otherwise agree in writing, any determination required under this subparagraph will be made in writing by the Company’s public accountants immediately prior to any change of control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Participant for all purposes. For purposes of making the calculations required by this subparagraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Participant will be required to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subparagraph.

6.	SECTION 409A
(a)Interpretation. The Company intends that that all payments and benefits under this Plan will either comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).
(b)Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or relating to any such payments or benefits, references to a “termination,” “termination of employment,” and like terms shall mean “separation from service.”
(c)Installment Payments. If an amount is paid in two or more installments, then for purposes of Section 409A, each installment shall be treated as a separate payment.
(d)Specified Employee. Notwithstanding any other provision in the Plan to the contrary, if the Participant is a “specified employee” on the date of his separation from service within the meaning of Section 409A and Treasury Regulation 1.409A-1(h), payments and benefits payable under this Plan due to a separation from service that are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code that would otherwise be paid or provided during the six-month period commencing on the separation from service, will be deferred until the first day of the seventh month following the separation from service if such deferral is necessary to avoid the additional tax under Section 409A of the Code.

7.	MISCELLANEOUS
(a)Term; Amendment and Termination. The Plan shall be effective as of the Closing Date and shall continue in effect until terminated by the Administrator. Subject to the terms of the Plan, the Company may, in its sole discretion, amend, alter, suspend, discontinue or terminate this Plan or any portion thereof or any Cash Retention Bonus (or Cash Retention Bonus Agreement) hereunder at any time; provided, that no action taken by the Company shall materially and adversely affect the rights granted to any Participant under any outstanding Cash Retention Bonus (except as otherwise set forth in the Cash Retention Bonus Agreement or as the Company deems necessary to comply with applicable law) without the Participant’s written consent.
(b)Successors and Assigns. The Plan shall be binding upon the Company and its successors and assigns. All obligations of the Company under the Plan with respect to Cash Retention Bonuses granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.
(c)Governing Law; Severability. The Plan and the Cash Retention Bonus Agreements shall be construed and enforced in accordance with the laws of the State of California (without reference to its conflicts-of-law provisions). If any provision of the Plan, any Cash Retention Bonus Agreement or any Cash Retention Bonus is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Cash Retention Bonus, or would disqualify the Plan, any Cash Retention Bonus Agreement or any Cash Retention Bonus under any law deemed applicable by the Company, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Company, materially altering the intent of the Plan, the Cash Retention Bonus Agreement or the Cash Retention Bonus, such provision shall be stricken as to such jurisdiction, person or Cash Retention Bonus, and the remainder of the Plan and any such Cash Retention Bonus Agreements or Cash Retention Bonus shall remain in full force and effect.
(d)Tax Withholding. The Company may withhold from any amounts payable under the Plan such U.S. federal, state and local, and any non-U.S., taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)Other Benefits. No payments under the Plan shall count toward, be substituted in lieu of, or be considered in determining payments or benefits due to a Participant under any other plan, program or agreement of the Company. For the avoidance of doubt, payments under the Plan shall not be considered as part of a Participant’s contractual salary or compensation for purposes of any calculation, including calculation of any severance, resignation, redundancy or other end-of-service payments, paid time off, commissions or other payments or benefits or rights of any kind. Any payment under the Plan shall be considered unique in nature and shall not create any rights to payments in future years.
(f)No Right to Continued Service. Nothing in the Plan or in any Cash Retention Bonus Agreement granted under the Plan shall confer upon a Participant any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company to terminate the employment of such Participant at any time and for any reason, with or without cause. No Participant or other person shall have any claim to be granted any Cash Retention Bonus and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Cash Retention Bonuses.
(g)Restrictions on Transfer. No right to a Cash Retention Bonus (whether vested or unvested) or any other right under the Plan may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of to any third party except by will or the laws of descent and distribution.
(h)Unsecured General Creditor. Notwithstanding any other provision of this Plan, the Participants and any eligible beneficiary or estate, shall have only an unsecured, contractual right, and such right shall not be deemed superior to the right of any other creditor. Any reserves that may be established by the Company in connection with Cash Retention Bonuses to be granted under this Plan shall be established in the Company’s sole discretion and shall continue to be treated as the general assets of the Company.

8.	DEFINITIONS
For purposes of the Plan and the Cash Retention Bonus Agreements, the term below shall be as defined below:
“Audit Completion Date” shall mean the date the Company Audit is completed.
“Cause” shall mean any of the following: (i) repeated gross negligence or willful misconduct in the performance of the Participant’s duties to the Company where such repeated gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company, (ii) failure or inability to perform any assigned duties after written notice from the Company to the Participant of, and a reasonable opportunity to cure, such failure or inability, (iii) commission of any act of fraud with respect to the Company or any of its affiliates causing material harm to the business, assets or reputation of the Company or any of its affiliates, (iv) conviction (including any plea of no contest) of a felony or a crime involving moral turpitude, (v) the Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or any of its affiliates which use causes material harm to the Company or any of its affiliates or (vi) the Participant’s material breach of any contractual obligation to the Company or any written policy of the Company in effect at the time of the Closing, which breach is not remedied within fourteen days of written notice. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement or Cash Retention Bonus Agreement with any Participant, provided that such document supersedes the definition provided in this Plan.
“Company Audit” shall mean the audit of the Company’s Financial Statements, expected to be completed shortly following the Closing Date.
“Disability” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.
“Financial Statements” shall mean the Company’s (i) unaudited balance sheets as of, and unaudited statements of income, cash flow and members’ equity for the 12-month period ending on, December 31, 2015; and (ii) an unaudited balance sheet as of, and unaudited statements of income, cash flow and members’ equity for the nine months ending on September 30, 2016.
“Good Reason” shall mean (i) a material reduction in or material delay in payment of a Participant’s compensation and benefits as in effect on the Closing Date; (ii) the Company’s requiring a Participant to be based at any office or location other than in Fort Wayne, Indiana; or (iii) the Company materially breaches this Plan or a Participant’s Cash Retention Bonus Agreement or any employment agreement between such Participant and the Company, which breach, if not capable of being cured, is repeated; provided, however, that with respect to each occurrence, Participant must (A) within 90 days following its occurrence, deliver to the Company a written explanation specifying the specific basis for Participant’s belief that Participant is entitled to terminate Participant’s employment for Good Reason, (B) give the Company an opportunity to cure any of the foregoing within 30 days following delivery of such explanation and (C) provided the Company has failed to cure any of the foregoing within such 30 day cure period, terminate Participant’s employment within 30 days following expiration of such cure period.

EXHIBIT A
Form of Cash Retention Bonus Agreement
October 27, 2016
CASH RETENTION BONUS AGREEMENT
Dear [Name]
Congratulations! Thank you for your ongoing service to Extension, LLC, an Indiana limited liability company (the “Company”). In recognition of your contributions and the valuable role you are expected to play at the Company in the coming months, you are eligible to receive a Cash Retention Bonus of $[Retention Bonus]. This Cash Retention Bonus is being granted in connection with the acquisition of the Company by Vocera Communications, Inc. and is conditioned on the Closing of the acquisition and your execution and delivery to __________of this Cash Retention Bonus Agreement prior to October 27, 2016.
The Cash Retention Bonus is granted under the Company’s 2016 Cash Retention Bonus Plan (the “Plan”), a copy of which is attached hereto, and is subject to the terms and conditions of the Plan. You should review the Plan and this Cash Retention Bonus Agreement carefully to understand the terms and conditions of your Cash Retention Bonus. Capitalized terms used but not defined in this Cash Retention Bonus Agreement shall have the meanings set forth in the Plan.
The Cash Retention Bonus will be payable as follows, subject to your continued employment (except as set forth below) through each applicable date below (each, a “Bonus Date”):

•	one-fifth (1/5th) of the Cash Retention Bonus will be payable on the Audit Completion Date;

•	two-fifths (2/5th) of the Cash Retention Bonus will be payable on the twelve (12)-month anniversary of the Closing Date; and

•	(2/5th) of the Cash Retention Bonus will be payable on the twenty-four (24) month anniversary of the Closing Date.
If your employment with the Company is terminated for any reason (by you or the Company) prior to a Bonus Date, you will not be entitled to any unpaid portion of your Cash Retention Bonus; provided, however, that if your employment is terminated without Cause or due to your death or Disability [or if you resign for Good Reason NTD: For the Executive Form of Retention Letter only. at any time prior to a Bonus Date (a “Qualifying Termination”), you will be entitled to the unpaid portion of your Cash Retention Bonus, subject to (i) your (or your estate’s) execution and non-revocation of a general release of claims in favor of the Company, substantially in the form attached as Exhibit B to the Plan (the “Release”), and (ii) the Release becoming effective within the time period set forth in the Release.
Cash Retention Bonus amounts that become payable will be paid to you within thirty (30) days of the applicable Bonus Date. However, if you have a Qualifying Termination the unpaid portion, if any, of your Cash Retention Bonus will be paid to you (or your estate) on the sixtieth (60th) day following such Qualifying Termination, provided that the Release has become effective within the time period specified in the Release.
Please note that nothing in this Cash Retention Bonus Agreement changes, modifies or alters the at-will nature of your employment with the Company. Accordingly, either you or the Company may terminate your employment at any time with or without notice and for any reason.

If you have any questions about this Cash Retention Bonus Agreement or the attached Plan, please contact me. If this is acceptable to you, please sign and date below and return to Julie Applegate at japplegate@extensionhealthcare.com by October 27, 2016.

______________________________________________________________________________________
1 NTD: For Executive Form of Retention Letter only

Sincerely,

____________________
[NAME]
[TITLE]

I understand this Cash Retention Bonus Agreement and the Plan and accept their terms:

Date __________________            _________________________________
[NAME]

EXHIBIT B
Form of Release

<Name> Separation Agreement <date>

<date>

<Name>
<Address>
<Address>

Re:	Terms of Separation
Dear <Name>:
This letter confirms the agreement (“Agreement”) between you and [Extension, LLC, doing business as Extension Healthcare] [Vocera Communications Inc] (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.Separation Date: Your employment with the Company is being terminated effective <date> (the “Separation Date”).
2.Acknowledgment of Payment of Wages: On the Separation Date, the Company will provide you with final payment for all wages, salary, earned but unpaid bonuses, submitted reimbursable expenses, accrued PTO and any similar payments due you from the Company as of the Separation Date, less applicable withholding. By signing below, you acknowledge that, except as is expressly set forth in this paragraph, you are not entitled to additional compensation from the Company following the Separation Date.
3.Separation Compensation: Notwithstanding the foregoing, in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below, the Company agrees to provide you with the following severance benefits (collectively, the “Severance Benefits”):
a.Severance: Provided this Agreement becomes effective within the time period set forth herein, the Company agrees to pay you, on the sixtieth (60th) day following your Separation Date, a total of $XX, less applicable state and federal payroll deductions, which constitutes the remaining unpaid portion of your Cash Retention Bonus under your Cash Retention Bonus Agreement dated [DATE] (the “Cash Retention Bonus Agreement”).
b.COBRA: You are eligible to continue your existing health benefits under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, consistent with the terms of COBRA and the Company’s health insurance plan.
By signing below, you acknowledge that you are receiving the Severance Benefits outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the Severance Benefits.
4.Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
5.Proprietary Information: You hereby acknowledge that you are bound to protect and safeguard the Company’s proprietary and confidential information and trade secrets following the Separation Date and at all times in the future. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such proprietary or confidential information or trade secrets and that you have not taken with you any such documents or data or any reproduction thereof. However, notwithstanding the foregoing, there is no prohibition on any (i) report of possible violations of applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice or the Securities and Exchange Commission or (ii) other disclosures that are protected under the whistleblower or other provisions of applicable law or regulation.  However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided herein.
6.Company Equity: Any Company equity to which you are entitled shall lapse as of the Separation Date.
7.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, PTO pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, all payments under the Extension LLC 2016 Cash Retention Bonus Plan and your Cash Retention Bonus Agreement, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company [and Extension LLC] [and Vocera Communications Inc] and each of their respective owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns. (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the California Labor Code, the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act and if you were located and worked for the Company outside the State of California, the non-exhaustive list of statues set forth on Schedule 1 hereto for your particular location (as applicable) and any contract, whether oral or written, express or implied, any tort or any other statutory and/or common law claim. .
b.You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor. You knowingly, intentionally, and expressly waive and relinquish all rights and benefits under that section (or analogous statute(s) from any other state) and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Releasees.
c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802 (or analogous statue(s) from any other state), or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.No provision hereof is intended to limit, or shall be interpreted as limiting, your right to file administrative charges with any government agency charged with enforcement of any law, including but not limited to the Equal Employment Opportunity Commission and National Labor Relations Board, and to participate in agency investigations.  Additionally, nothing herein is intended to restrict, or shall be interpreted as restricting, your right to engage in concerted activity protected by Section 7 of the National Labor Relations Act or to file for or receive unemployment insurance benefits or workers’ compensation benefits.  However, you acknowledge and agree that by entering into this Agreement, you are waiving and releasing all rights to recover money or other individual relief in connection with any agency investigation or proceeding.
c.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
d.This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626 (f). You are advised to consult with an attorney prior to executing this agreement. This Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit you from challenging the validity of the waiver and release claims set forth herein.
9.Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process.
10.Arbitration: Except for any claim for injunctive relief, the parties agree to arbitrate, in your state and county of residence, through the American Arbitration Association, or AAA, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Rules pertaining to AAA arbitration are available at: www.adr.org. Any arbitration may be initiated by a written demand to the other party. The Company shall bear the costs of such arbitration as would not ordinarily be borne by you had you filed this matter in court. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
11.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, to the extent legally permissible the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
12.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
13.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
14.Complete and Voluntary Agreement: This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
15.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
16.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
17.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.
18.Acknowledgement/Time to Consider: You acknowledge and agree that: (a) you have read and understood the terms of this Agreement; (b) you have been advised in writing to consult with an attorney before executing this Agreement; (c) you have obtained and considered such legal counsel as you deem necessary; (d) you have been given forty-five (45) calendar days to consider whether or not to enter into this Agreement, although you do not have to use the full 45-calendar day period, at your sole election; and (e) that by signing this Agreement, you acknowledge that you do so knowingly, freely, and voluntarily.
19.Revocation/Effective Date: This Agreement shall not become effective or enforceable until the eighth (8th) day after you sign this Agreement. You may revoke your acceptance of this Agreement within seven (7) days after the date you sign it. This revocation must be in writing and received by to Lori Stahl at 525 Race Street, San Jose, CA 95126, via fax at (408) 882-5105 or via email at: hr@vocera.com by 5:00 p.m. Pacific Time on the seventh (7th) day in order to be effective. If you do not revoke acceptance within the seven (7) day period, your acceptance of this Agreement will become binding and enforceable on the eighth (8th) day (the “Effective Date”).
20.Required Disclosures: You further acknowledge that you have been advised of the following information: (i) all Company employees were considered for layoff in the restructuring announced in October 2016; (ii) the Company selected individuals for layoff based upon the following criteria: (a) business necessity, (b) performance, and (c) redundancy for remaining positions; (iii) all employees whose employment is being terminated as a result of the restructuring announced October 2016 are eligible for severance pay; (iv) all selected employees will have 45 calendar days to consider whether to accept the Agreement; (iv) the job titles and ages of all employees who are eligible or selected for this program are listed in Part A to Exhibit 1 of this Agreement; and (v) the job titles and ages of all employees who are not eligible or selected for this program are listed in Part B to Exhibit 1 of this Agreement.
If you agree to abide by the terms outlined in this letter, please sign this letter below on or before [DATE 45 DAYS FROM DATE PRESENTED] and also sign the attached copy and return it to me. If you do not sign and return this Agreement on or before 5:00 p.m. Pacific Time on [DATE], the Company will assume you are not interested in the Severance Benefits and this Agreement will be withdrawn and this Agreement will be null and void. I wish you the best in your future endeavors.

Sincerely,

[Extension Healthcare] [Vocera Communications, Inc.]

By:
[NAME/TITLE]

READ, UNDERSTOOD AND AGREED

Date:
<Name>

EXHIBIT 1

FOR:    [NAME]
The Older Workers’ Benefit Protection Act requires that the Company provide the following information to you: [INCLUDE OWBPA DISCLOSURE IF APPLICABLE]

SCHEDULE 1

If you were located and worked for the Company outside the State of California and in one of the states enumerated below, you acknowledge and agree that the release set forth in Section 7 includes, but is not limited to, a release of all legally waivable claims under the statutes identified below for your particular location:

Indiana	Indiana Civil Rights Law Indiana Age Discrimination Act Indiana Employment Discrimination Against Disabled Persons Act

EXHIBIT G
Form of Cash Retention Bonus Agreement

October 27, 2016
CASH RETENTION BONUS AGREEMENT
Dear [Name]
Congratulations! Thank you for your ongoing service to Extension, LLC, an Indiana limited liability company (the “Company”). In recognition of your contributions and the valuable role you are expected to play at the Company in the coming months, you are eligible to receive a Cash Retention Bonus of $[Retention Bonus]. This Cash Retention Bonus is being granted in connection with the acquisition of the Company by Vocera Communications, Inc. and is conditioned on the Closing of the acquisition and your execution and delivery to __________of this Cash Retention Bonus Agreement prior to October 27, 2016.
The Cash Retention Bonus is granted under the Company’s 2016 Cash Retention Bonus Plan (the “Plan”), a copy of which is attached hereto, and is subject to the terms and conditions of the Plan. You should review the Plan and this Cash Retention Bonus Agreement carefully to understand the terms and conditions of your Cash Retention Bonus. Capitalized terms used but not defined in this Cash Retention Bonus Agreement shall have the meanings set forth in the Plan.
The Cash Retention Bonus will be payable as follows, subject to your continued employment (except as set forth below) through each applicable date below (each, a “Bonus Date”):

•	one-fifth (1/5th) of the Cash Retention Bonus will be payable on the Audit Completion Date;

•	two-fifths (2/5th) of the Cash Retention Bonus will be payable on the twelve (12)-month anniversary of the Closing Date; and

•	(2/5th) of the Cash Retention Bonus will be payable on the twenty-four (24) month anniversary of the Closing Date.
If your employment with the Company is terminated for any reason (by you or the Company) prior to a Bonus Date, you will not be entitled to any unpaid portion of your Cash Retention Bonus; provided, however, that if your employment is terminated without Cause or due to your death or Disability [or if you resign for Good Reason NTD: For the Executive Form of Retention Letter only. at any time prior to a Bonus Date (a “Qualifying Termination”), you will be entitled to the unpaid portion of your Cash Retention Bonus, subject to (i) your (or your estate’s) execution and non-revocation of a general release of claims in favor of the Company, substantially in the form attached as Exhibit B to the Plan (the “Release”), and (ii) the Release becoming effective within the time period set forth in the Release.
Cash Retention Bonus amounts that become payable will be paid to you within thirty (30) days of the applicable Bonus Date. However, if you have a Qualifying Termination the unpaid portion, if any, of your Cash Retention Bonus will be paid to you (or your estate) on the sixtieth (60th) day following such Qualifying Termination, provided that the Release has become effective within the time period specified in the Release.
Please note that nothing in this Cash Retention Bonus Agreement changes, modifies or alters the at-will nature of your employment with the Company. Accordingly, either you or the Company may terminate your employment at any time with or without notice and for any reason.

If you have any questions about this Cash Retention Bonus Agreement or the attached Plan, please contact me. If this is acceptable to you, please sign and date below and return to Julie Applegate at japplegate@extensionhealthcare.com by October 27, 2016.

1 NTD: For Executive Form of Retention Letter only.

Sincerely,

____________________
[NAME]
[TITLE]

I understand this Cash Retention Bonus Agreement and the Plan and accept their terms:

Date __________________            _________________________________
[NAME]